As filed with the Securities and Exchange Commission on October 4, 2007
Registration No. 333-144201

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________

FORM S-1 REGISTRATION STATEMENT
AMENDMENT No. 1
UNDER
THE SECURITIES ACT OF 1933

CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	2810	06-1393453
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)

Suite 702, 300 Atlantic Street
Stamford, CT  06901
(203) 327-7050
_________________________________________________________________________________________________________________________________________________________________________________________________________
(Address, Including Zip Code, and Telephone Number, Including Area
Code, of Registrant’s Principal Executive Offices)

Charles W. Grinnell, Esq.
Vice President, General Counsel and Corporate Secretary
Clean Diesel Technologies, Inc.
Suite 702, 300 Atlantic Street
Stamford, CT 06901
(203) 327-7050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ernest Lorimer, Esq.
Finn Dixon & Herling LLP
15th Floor, 177 Broad Street
Stamford, CT 06901
(203) 325-5000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM AGGREGATE PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common Stock	2,109,500 Shares	$15.25 (2)	$32,169,875 (2)	$987.62 (2)

Common Stock Underlying the Class B Warrants	690,500 Shares	$15.25 (2)	$10,530,025 (2)	$323.27 (2)

Class B Warrants	690,500 Warrants	─	─	─ (3)

(1)
There is also being registered hereunder an indeterminate number of shares of common stock as shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions, and in such event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)
This registration statement originally registered offerings or reofferings of 1,400,000 shares of common stock, 700,000 Class A warrants, 700,000 Class B warrants and 1,400,000 shares of common stock underlying the Class A and Class B warrants.  Prior to the expiration of the Class A warrants on July 2, 2007, such warrants were exercised for 699,883 shares of common stock, and prior to the date of this amendment 9,500 Class B warrants were exercised.  No additional securities are being registered, and pursuant to Rule 457(a), no additional registration fee is owed.  The fees noted above were paid by the registrant on June 28, 2007 in connection with the initial filing of this registration statement.

(3)	No additional fee required pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

Clean Diesel Technologies, Inc.

2,800,000 Shares of Common Stock
690,500 Class B Warrants

This prospectus relates to the resale of up to 2,800,000 shares of our common stock, $0.01 par value per share and up to 690,500 Class B Warrants to purchase shares of our common stock at an exercise price of $12.50 per share.  This prospectus also relates to the sale of common stock to the holders of the warrants upon the exercise of the warrants.  The shares of our common stock and the Class B Warrants offered herewith are referred to in this prospectus as the “securities”.  The selling stockholders may sell the securities from time to time in public transactions or in privately negotiated transactions, without limitation, through any means described in the section hereof entitled “Plan of Distribution,” at market prices prevailing at the time of sale or at negotiated prices or not at all.  The timing and amount of any sale are within the sole discretion of the selling stockholders.  We are not aware that any of the selling stockholders has a plan to sell the securities although the selling shareholders may do so.  We will not receive any proceeds from the sale of shares; however, we would receive gross proceeds of up to $8,631,250 from the sale of shares to the holders of warrants upon their exercise of the warrants.  We intend to use all proceeds from the sale of shares upon exercise of warrants for general corporate purposes.

On June 15, 2007, we effected a five-for-one reverse split of our common stock.  All historical share numbers and per share amounts in this prospectus have been adjusted to give effect to this reverse split.

Our common stock is traded in the U.S. on The NASDAQ Capital Market effective October 3, 2007.  Until then, it traded on the Over-The-Counter (OTC) Bulletin Board.  Our common stock also is traded on the Alternative Investment Market (AIM) of the London Stock Exchange and in Germany on various regional stock exchanges and the national electronic exchange (Xetra).  Reports of transactions of our common stock are available on The NASDAQ Capital Market (symbol: CDTI) and on AIM (symbols: CDT and CDTI).  On October 3, 2007, the last reported sale price of our common stock was $14.50 per share on The NASDAQ Capital Market and £8.00 per share on AIM.

Our Class B Warrants are not listed on any exchange.

Investing in our stock involves a high degree of risk.  See “Risk Factors” on page 3 for information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 4, 2007.

iii

CLEAN DIESEL TECHNOLOGIES, INC.

In deciding to buy our common stock, you should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

This prospectus includes market share and industry data and forecasts that we obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys.  Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information.  We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.  Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable based upon our knowledge of the industry, have not been verified by any independent sources.  In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite.

The Clean Diesel Technologies, Inc. name and logo, Platinum Plus®, ARIS® and Biodiesel Plus™ are either registered trademarks or trademarks of Clean Diesel Technologies, Inc. in the United States and/or other countries.  All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

i

PROSPECTUS SUMMARY

In this prospectus unless otherwise indicated or required by the context, “Clean Diesel Technologies,” “CDT,” the “Company,” “we,” “us” and “our” refer to Clean Diesel Technologies, Inc. and its wholly-owned subsidiary, Clean Diesel International, LLC.

This summary highlights information contained elsewhere in this prospectus.  Because this is only a summary, it does not contain all of the information that may be important to you.  You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors” beginning on Page 3, “Management’s Discussion And Analysis Of Financial Conditions And Results Of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision.

OUR COMPANY

We develop, design, market and license patented technologies and solutions that reduce harmful emissions from internal combustion engines while simultaneously improving fuel economy and engine power.  We are a Delaware corporation formed in 1994 as a wholly-owned subsidiary of Fuel Tech, Inc., a Delaware corporation (formerly known as Fuel-Tech N.V., a Netherlands Antilles limited liability company) (“Fuel Tech”).  We were spun-off by Fuel Tech in a rights offering in December 1995.  Our principal place of business is at 300 Atlantic Street, Stamford, CT 06901, our telephone number is (203) 327-7050 and our Internet address is http://www.cdti.com.  The information on our Internet website is not incorporated by reference in this prospectus.

Since inception, we have developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.  Our technologies are in the areas of platinum fuel catalysts for emissions control and fuel economy improvement in diesel engines, and nitrogen oxide (NOx) reduction systems for control of NOx emissions from diesel engines.  Among other solutions, we sell Platinum Plus® fuel-borne catalyst, a diesel fuel additive, and the ARIS® NOx reduction system, an advanced reagent injection system used in catalytic NOx reduction systems.  We develop and license technologies based upon our portfolio of patents and related rights and our extensive technological know-how.  We have a strong technology base with approximately 26 U.S. patents issued and 14 U.S. patent applications pending, as well as 119 international patents issued and 90 international patent applications pending.

Increasingly, combustion engine development is influenced by concern over global warming caused by carbon dioxide (CO2) emissions from fossil fuels and toxic exhaust emissions.  Because carbon dioxide results from the combustion of fossil fuels, reducing fuel consumption is often cited as the primary way to reduce carbon dioxide emissions.  Diesel engines are as much as 40% more fuel-efficient than gasoline engines.  Thus, increased use of diesel engines relative to gasoline engines is one way to reduce overall fuel consumption and thereby significantly reduce carbon dioxide emissions.  Diesel engines, however, emit higher levels of two toxic pollutants than do gasoline engines fitted with catalytic converters:  specifically, particulate matter and nitrogen oxides.  Both of these pollutants affect human health and also damage the environment.

Our strategy is to leverage our existing base of proprietary technologies by licensing our technologies and by developing new products, solutions and applications.  We have strategic licensing relationships with manufacturers for integration of certain of our technologies into their products and applications, from which we earn licensing fees, ongoing per unit royalties and engineering fees.  We continue to establish distribution channels and strive to increase consumer awareness of our products, solutions, applications and technologies.  At the same time, we continue to strive to lower the cost of our products and solutions and to enhance their technological performance.

We have incurred substantial losses from operations since our inception.  These losses totaled $47.3 million through June 30, 2007.  We have been substantially dependent upon funding provided by proceeds from private placements of our common stock to sustain our operations.

RECENT DEVELOPMENTS

As announced on May 21, 2007, we licensed to Robert Bosch GmbH, a Stuttgart, Germany limited liability company, our selective catalytic reduction (SCR) emission control and the combination of exhaust gas recirculation (ERG) with SCR technologies.  The worldwide license is non-exclusive.

On May 22, 2007, we executed a non-exclusive license agent with Monroe, Connecticut-based Combustion Components Associates (CCA).  The license covers our patented ARIS® technologies for control of oxides of nitrogen using selective catalytic reduction.  The licensed territories are North America and Europe.  We will receive an upfront license fee and per-unit royalties.

Our annual meeting of stockholders was held on June 7, 2007.  At the meeting, our stockholders approved a five-for-one reverse split of our common stock, a reduction of our par value from $0.05 per share to $0.01 per share and a change in our authorized number of shares of common stock to 12,000,000 shares.

We effected the reverse split of our common stock at 6:00 p.m. EDT on June 15, 2007, upon our filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of Delaware.  Under the reverse split, each then outstanding five shares of $0.05 par value of our common stock was exchanged for one share of $0.01 par value of our common stock.

On September 11, 2007, we entered into a worldwide, non-exclusive license agreement with Tenneco Automotive Operating Company, Inc.  The license covers our patented ARIS technology for control of oxides of nitrogen using selective catalytic reduction.  We will receive license fees from Tenneco and per-unit royalties.

Also on September 11, 2007, we consented to the assignment from Combustion Components Associates of the mobile retrofit license with us to Tenneco, as then amended and terminated our OEM license agreement with CCA.

On October 1, 2007, we received a Low Emission Certificate from Transport for London evidencing certification of our Purifier technology solutions for London’s Low Emission Zone.

Effective October 3, 2007, our common stock in the U.S. began trading on The NASDAQ Capital Market.  Previously, our common stock traded in the U.S. on the Over-The-Counter (OTC) Bulletin Board.

THE OFFERING

This prospectus relates to the resale of up to 2,800,000 shares of our common stock, $0.01 par value per share, of which 2,109,500 shares have been issued to the selling stockholders and 690,500 shares may be acquired by the selling stockholders upon their exercise of warrants.  This prospectus also relates to the resale of warrants to acquire 690,500 shares of our common stock that are exercisable at a per share price of $12.50 (an aggregate of $8,631,250) and expire on December 29, 2007.  In turn, the selling stockholders have indicated that they may resell these securities in the open market, resell the securities to other investors through negotiated transactions or hold our securities in their portfolios.  This prospectus covers the resale of these securities by the selling stockholders either in the open market or to other investors through negotiated transactions.

RISK FACTORS

Set forth below are the risks that we believe are material to our investors.  This section contains forward-looking statements.  You should refer to the explanation of the qualifications and limitations on forward-looking statements set forth below under “Special Note Regarding Forward-Looking Information.”

Risks Related to Regulatory Matters

We face constant changes in governmental standards by which our products are evaluated.

We believe that, due to the constant focus on the environment and clean air standards throughout the world, a requirement in the future to adhere to new and more stringent regulations both domestically and abroad is possible as governmental agencies seek to improve standards required for certification of products intended to promote clean air.  In the event our products fail to meet these ever-changing standards, some or all of our products may become obsolete.

Future growth of our business depends, in part, on enforcement of existing emissions-related environmental regulations and further tightening of emission standards worldwide.

We expect that the future business growth will be driven, in part, by the enforcement of existing emissions-related environmental regulations and tightening of emissions standards worldwide.  If such standards do not continue to become stricter or are loosened or are not enforced by governmental authorities, it could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

New metal standards, lower environmental limits or stricter regulation for health reasons of platinum or cerium could be adopted and affect use of our products.

New standards or environmental limits on the use of platinum or cerium metal by a governmental agency could adversely affect our ability to use our Platinum Plus fuel-borne catalyst in some applications.  In addition, California Air Resources Board requires “multimedia” assessment (air, water, soil) of the fuel-borne catalyst.  The Environmental Protection Agency could require a “Tier III” test of the Platinum Plus fuel-borne catalyst at any time to determine additional health effects of platinum or cerium which tests may involve additional costs beyond our current resources.

Risks Related to Our Business and Industry

We face competition and technological advances by competitors.

There is significant competition among companies that provide solutions for pollutant emissions from diesel engines.  Several companies market products that compete directly with our products.  Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services.  We face direct competition from companies with far greater financial, technological, manufacturing and personnel resources, including BASF (formerly Engelhard), Donaldson, Cummins Filtration, Innospec (formerly Octel), Rhodia, Hilite International, Johnson Matthey, Argillon and KleenAir Systems.  Newly developed products could be more effective and cost efficient than our current or future products.  Many of the current and potential future competitors have substantially more engineering, sales and marketing capabilities and broader product lines than we have.  We also face indirect competition from vehicles using alternative fuels, such as methanol, hydrogen, ethanol and electricity.

We depend on intellectual property and the failure to protect our intellectual property could adversely affect our future growth and success.

We rely on patent, trademark and copyright law, trade secret protection, and confidentiality and other agreements with employees, customers, partners and others to protect our intellectual property.  However, some of our intellectual property is not covered by any patent or patent application, and, despite precautions, it may be possible for third parties to obtain and use our intellectual property without authorization.

We do not know whether any patents will be issued from pending or future patent applications or whether the scope of the issued patents is sufficiently broad to protect our technologies or processes.  Moreover, patent applications and issued patents may be challenged or invalidated.  We could incur substantial costs in prosecuting or defending patent infringement suits.  Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the U.S.

Some of our patents, including a platinum fuel-borne patent, will expire in 2008.  However, we believe that other longer lived patents, including those for platinum and other fuel-borne catalyst materials in combination with after-treatment devices, will provide adequate protection of our proprietary technology, but there can be no assurances we will be successful in protecting our proprietary technology.

As part of our confidentiality procedures, we generally have entered into nondisclosure agreements with employees, consultants and corporate partners.  We also have attempted to control access to and distribution of our technologies, documentation and other proprietary information.  We plan to continue these procedures.  Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of our technologies or independently develop similar technologies.  The steps that we have taken and that may occur in the future might not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect the proprietary rights as fully as in the U.S.

There can be no assurance that we will be successful in protecting our proprietary rights.  Any infringement upon our intellectual property rights could have an adverse effect on our ability to develop and sell commercially competitive systems and components.

Our results may fluctuate due to certain regulatory, marketing and competitive factors over which we have little or no control.

The factors listed below, some of which we cannot control, may cause our revenue and results of operations to fluctuate significantly:

•	Actions taken by regulatory bodies relating to the verification, registration or health effects of our products.
•	The extent to which our Platinum Plus fuel-borne catalyst and ARIS nitrogen oxides reduction products obtain market acceptance.
•	The timing and size of customer purchases.
•	Customer concerns about the stability of our business which could cause them to seek alternatives to our solutions and products.

An extended interruption of the supply or a substantial increase in the price of platinum could have an adverse effect on our business.

The cost of platinum or the processing cost associated with converting the metal may have a direct impact on the future pricing and profitability of our Platinum Plus fuel-borne catalyst.  Although we intend to minimize this risk through various purchasing and hedging strategies, there can be no assurance that this will be successful.  A shortage in the supply of platinum or a significant, prolonged increase in the price of platinum, in each case, could have a material adverse effect on our business, operating results and financial condition.

Failure to attract and retain key personnel could have a material adverse effect on our future success.

Our success will depend, in large part, on our ability to retain current key personnel, attract and retain current key personnel, additional qualified management, marketing, scientific, and manufacturing personnel, and develop and maintain relationships with research institutions and other outside consultants.  The loss of key personnel or the inability to hire or retain qualified personnel, or the failure to assimilate effectively such personnel could have a material adverse effect on our business, operating results and financial condition.

We currently depend on the marketability of three primary products – Platinum Plus fuel-borne catalyst, ARIS advanced reagent injection system for selective catalytic reduction and catalyzed wire mesh filters.

Our Platinum Plus fuel-borne catalyst, ARIS advanced reagent injection system for selective catalytic reduction and our catalyzed wire mesh filter are currently our three primary products.  Failure of any of our products to achieve market acceptance may limit our growth potential.  We may have to cease operations if all of our primary products fail to achieve market acceptance or fail to generate significant revenue.  Additionally, the marketability of our products may be dependent upon obtaining verifications from regulatory agencies such as the Environmental Protection Agency, California Air Resources Board, or similar European agencies, as well as the effectiveness of our products in relation to various environmental regulations in the many jurisdictions in which we market and sell our products.

We may not be able to successfully market new products that are developed or obtain direct or indirect verification or approval of our new products.

We plan to market other emissions reduction devices used in combination with the Platinum Plus fuel-borne catalyst and ARIS injector.  There are numerous development and verification issues that may preclude the introduction of these products for commercial sale.  If we are unable to demonstrate the feasibility of these products or obtain verification or approval for the products from regulatory agencies, we may have to abandon the products or alter our business plan.  Such modifications to our business plan will likely delay achievement of revenue milestones and profitability.

Risks Related to Our Financial Condition

We have incurred losses in the past and expect to incur losses in the future.

We have incurred losses since inception totaling $47,311,000 as of June 30, 2007 which amount includes $4,752,000 of non-cash preferred stock dividends.  At the date of this prospectus, our cash resources are estimated to be sufficient for our needs through December 31, 2008.

We have recognized limited revenues through June 30, 2007 and expect to continue to incur operating losses at least through 2007.  There can be no assurance that we will achieve or sustain significant revenues or profitability in the future.  See the discussion below under the caption “Liquidity and Sources of Capital” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We have no assurances of additional funding.

We may seek additional funding in the form of a private or public offering of equity securities.  Debt financing would be difficult to obtain because of limited assets and cash flows.  Any equity funding may depend on prior stockholder approval of an amendment to our certificate of incorporation authorizing additional capital.  Any offering of shares of our common stock may result in dilution to our existing stockholders.  Our ability to consummate financing will depend on the status of our marketing programs and commercialization progress, as well as conditions then prevailing in the relevant capital markets.  There can be no assurance that such funding will be available if needed, or on acceptable terms.  In the event that we need additional funds and are unable to raise such funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going commercialization, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects.  See the discussion below under the caption “Liquidity and Sources of Capital” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

If third parties claim that our products infringe upon their intellectual property rights, we may be forced to expend significant financial resources and management time litigating such claims and our operating results could suffer.

Third parties may claim that our products and systems infringe upon third-party patents and other intellectual property rights.  Identifying third-party patent rights can be particularly difficult, especially since patent applications are not published until up to 18 months after their filing dates.  If a competitor were to challenge our patents, or assert that our products or processes infringe its patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive product modifications, pay substantial damages or even be forced to cease some operations.  Third-party infringement claims, regardless of their outcome, would not only drain financial resources but also divert the time and effort of management and could result in customers or potential customers deferring or limiting their purchase or use of the affected products or services until resolution of the litigation.

We are currently dependent on a few major customers for a significant portion of our revenue and our revenue could decline if we are unable to maintain or develop relationships with current or potential customers.

A few customers currently account for a significant portion of our revenues.  For the six months ended June 30, 2007, one customer accounted for approximately 69% and for the years ended December 31, 2006, 2005 and 2004, two customers accounted for approximately 42%, 36% and 51%, respectively, of our revenue, primarily attributable to license fees and royalties, ARIS hardware revenue and consulting fees.  We intend to establish long-term relationships with existing customers and continue to expand our customer base.  While we diligently seek to become less dependent on any single customer, it is likely that certain contractual relationships may result in one or more customers contributing to a significant portion of our revenue in any given year for the foreseeable future.  The loss of one or more of our significant customers may result in a material adverse effect on our revenue, our ability to become profitable or our ability to continue our business operations.

Foreign currency fluctuations could impact financial performance.

Our recent operating activities have primarily been in the U.S.  However, we have increased our activities in Europe and Asia, and consequently, are exposed to fluctuations in foreign currency rates.  We may manage the risk to such exposure by entering into foreign currency futures and option contracts.  There can be no assurance that foreign currency fluctuations will not have a significant effect on our operations in the future.

We have not and do not intend to pay dividends on our shares of common stock.

We have not paid dividends on our common stock since inception, and do not intend to pay any dividends to our stockholders in the foreseeable future.  We intend to reinvest earnings, if any, in the development and expansion of our business.

The price of our common stock may be adversely affected by the sale of a significant number of new common shares.

The sale, or availability for sale, of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants or shares of common stock that may be issued in the public market or a private placement to fund our operations or the perception by the market that these sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise additional working capital through the sale of equity securities.  The perceived risk of dilution may cause existing stockholders to sell their shares of stock, which would contribute to a decrease in the stock price.  In that regard, downward pressure on the trading price of our common stock may also cause investors to engage in short sales, which would further contribute to downward pressure on the trading price of our stock.

Our common stock is currently traded on The NASDAQ Capital Market effective October 3, 2007, the Alternative Investment Market of the London Stock Exchange and in Germany on various regional stock exchanges and the national electronic exchange (Xetra), and an investor’s ability to trade the stock may be limited by trading volume and price volatility.

The trading volume in our common stock has been relatively limited and a consistently active trading market for our common stock may not develop.  Our common stock began trading on The NASDAQ Capital Market effective October 3, 2007.  Prior to this date, our common stock was traded on the OTC Bulletin Board (OTCBB).  The average daily trading volume in our common stock on the OTCBB in 2006 was approximately 1,413 shares.  The average daily trading volume in our common stock on Alternative Investment Market of the London Stock Exchange in 2006 was approximately 446 shares.  In February 2006, our stock began trading in Germany.

There has been significant volatility in the market prices of publicly traded shares of emerging growth technology companies, including our shares.  Factors such as announcements of technical developments, verifications, establishment of distribution agreements, significant sales orders, changes in governmental regulation and developments in patent or proprietary rights may have a significant effect on the market price of our common stock.  As outlined above, there has been a low average daily trading volume of our common stock.  To the extent this trading pattern continues, the price of our common stock may fluctuate significantly as a result of relatively minor changes in demand for our shares and sales of our stock by holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus include forward-looking statements in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our estimates, expectations and projections about our future results, performance, prospects and opportunities.  Forward-looking statements include all statements that are not historical facts.  These statements are often identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would” and similar expressions.  These forward-looking statements are based on information available to us and are subject to numerous risks and uncertainties that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, the forward-looking statements we make in this prospectus.  The discussion above under “Risk Factors” highlight some of the more important risks identified by management but should not be assumed to be the only factors that could affect our future performance.  Additional risk factors may be described from time to time in our future filings with the Securities and Exchange Commission (SEC).  Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.  You should not place undue reliance on any forward-looking statements.  Risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.  Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Important factors that may affect our expectations, estimates or projections include:

•	our ability to obtain additional financing that will be necessary to fund our continuing operations;
•	technological innovations or new products that we or our competitors make;
•	verification of our products by various governmental agencies including but not limited to the U.S. Environmental Protection Agency;
•	cost and availability of raw materials, including precious metals necessary for the production of our products;
•	developments with respect to patents or proprietary rights;
•	changes in environmental policy or regulations in the United States or abroad;
•	fluctuations in market demand for and supply of our products and technologies; and
•	price and volume fluctuations in the stock market at large that do not relate to our operating performance.

USE OF PROCEEDS

All of the warrants and outstanding shares of common stock offered hereby are being offered by the selling stockholders.  We do not anticipate receiving any of the proceeds from their sale.  If the warrants to acquire up to 690,500 shares of our common stock are exercised, we could receive up to $8,631,250 from the exercise.  Any proceeds received by us from the exercise of warrants by the selling stockholders will be used for working capital purposes.  The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of their shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our independent registered public accountants.

DIVIDEND POLICY

No dividends have ever been declared or paid on our common stock.  We anticipate that, for the foreseeable future, any earnings will be retained for development and expansion of our business and, consequently, we do not anticipate paying any cash dividends in the foreseeable future.  Our board of directors has sole discretion to pay cash dividends.  Any decision to pay cash dividends will be based on our financial condition, results of operations, capital requirements, contractual obligations and such other factors as the board of directors deems relevant.

MARKET FOR OUR COMMON STOCK

Our common stock is traded in the U.S. on The NASDAQ Capital Market effective October 3, 2007, and prior to that date, it traded on the Over-The-Counter Bulletin Board.  Our common stock is also traded on the London Stock Exchange through the Alternative Investment Market (AIM) and in Germany on various regional stock exchanges, including Frankfurt, as well as on the national electronic exchange Xetra.  Reports of transactions of our shares are available on The NASDAQ Capital Market under the trading symbol “CDTI”, on the AIM under the symbols “CDT” and “CDTS” (this latter symbol denotes restricted shares that have been issued in private placements) and on the Frankfurt exchange under the symbol “CDI”.

We have neither paid nor declared dividends on our common stock since our inception and do not plan to pay dividends in the foreseeable future.  For the foreseeable future, any earnings that we may realize will be retained to finance our growth.

The following table sets forth the high and low bid prices of our common stock on the U.S. Over-The-Counter Bulletin Board (OTCBB) or The NASDAQ Capital Market and AIM for each of the periods listed.  Prices indicated below with respect to our share price include inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions.

	OTC Bulletin Board or
	NASDAQ Capital Market		London Stock Exchange AIM
2005	(In U.S. $)		(In GBP)
	High	Low	High	Low
1st Quarter	$9.50	$5.75	£4.50	£2.40
2nd Quarter	$11.50	$5.05	£4.85	£1.65
3rd Quarter	$9.75	$6.00	£4.60	£2.50
4th Quarter	$9.00	$5.00	£2.75	£2.05

2006
	High	Low	High	Low
1st Quarter	$5.80	$4.00	£3.25	£2.25
2nd Quarter	$9.75	$5.30	£5.00	£2.90
3rd Quarter	$9.75	$7.00	£5.00	£3.60
4th Quarter	$9.00	$7.25	£4.85	£3.90

2007
	High	Low	High	Low
1st Quarter	$12.25	$8.30	£6.00	£4.25
2nd Quarter	$17.00	$10.25	£7.75	£4.65
3rd Quarter	$15.00	$10.25	£8.00	£5.50
4th Quarter*	$19.00	$12.50	£8.00	£5.50

_________________
*  Through October 3, 2007.

On October 3, 2007, the last sale price of our common stock as reported by The NASDAQ Capital Market and AIM was $14.50 and £8.00 per share, respectively.  At September 27, 2007, there were 373 holders of record of the common stock representing approximately 750 beneficial holders.

The following table represents options and warrants outstanding as of December 31, 2006:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Number of Securities Remaining Available for Future Issuance
Options:
Equity compensation plans approved by security holders	648,087[1]	$10.08	— [1]
Equity compensation plans not approved by security holders	—	—	—
Total Options	648,087	$10.08	—
Warrants:
Equity compensation plans approved by shareholders	—	—	—
Equity compensation plans not approved by shareholders	1,557,424[2]	$10.98	—
Total Warrants	1,557,424	$10.98	—

[1]
Represents awards issued under the 1994 Incentive Plan.  The maximum number of awards allowed under the 1994 Incentive Plan is 17.5% of our issued and outstanding common stock less the outstanding options, and is subject to a sufficient number of shares of authorized capital.

[2]	Included in this number are 1,400,000 warrants to be issued as a result of the December 29, 2006 private placement and 66,400 warrants to be issued as partial consideration to the placement agent.

The table above is as of December 31, 2006.  Since that date, we issued options under the 1994 Incentive Plan to purchase 125,000 shares of our common stock with an exercise price of $9.10 per share to directors, employees and consultants.  The options expire on January 4, 2017.  Through August 31, 2007, 31,785 options have been exercised, 20,333 options expired and 13,550 options have been forfeited/cancelled.  Further, through August 31, 2007, we issued 74,142 warrants (remaining consideration to the placement agent for the December 2006 private placement), 709,383 warrants have been exercised, 107 warrants expired and 27 warrants were forfeited.

SELECTED CONSOLIDATED FINANCIAL DATA

The table that follows sets forth certain financial data of our company.  We derived the financial data as of and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 from our audited consolidated financial statements of which 2006, 2005, 2004 and 2003 were audited by Eisner LLP, our independent  registered public accounting firm, and of which 2006, 2005 and 2004 are included elsewhere in this prospectus.  We derived the financial data as of June 30, 2007 and for the six months ended June 30, 2007 and 2006 from our unaudited financial statements included elsewhere in this prospectus; and such unaudited interim financial statements reflect all material adjustments, consisting only of normal recurring accruals, which, in the opinion of our management, are necessary for a fair presentation.  The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto contained in this prospectus, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  The results of interim periods are not necessarily indicative of results which may be expected for the full year.  Historical results for any prior period are not necessarily indicative of future results for any period.

	For the years ended December 31,					Six months ended June 30,
	2006	2005	2004	2003	2002	2007	2006
STATEMENT OF OPERATIONS						(unaudited)
(in thousands, except share amounts)
Revenue:
Product sales	$860	$760	$659	$373	$142	$344	$413
License and royalty revenue	74	47	54	194	299	1,115	2
Consulting and other	189	5	9				133
Total revenue	1,123	812	722	567	441	1,459	548

Operating costs and expenses:
Cost of revenue	658	471	455	219	86	221	272
Selling, general and administrative	5,278	4,963	3,962	2,695	2,291	3,298	2,715
Research and development	510	439	506	855	693	192	395
Patent amortization and other expense	235	170	90	58	43	176	93

Loss from operations	(5,558)	(5,231)	(4,291)	(3,260)	(2,672)	(2,428)	(2,927)
Foreign currency exchange gain/loss)	104	(221)	101			─	─
Interest income/(expense), net	58	26	47	15	30	94	48
Other	12						105
Net loss	$(5,384)	$(5,426)	$(4,143)	$(3,245)	$(2,642)	$(2,334)	$(2,774)

Basic and diluted loss per common share	$(1.03)	$(1.48)	$(1.29)	$(1.28)	$(1.16)	$(0.37)	$(0.54)

Basic and diluted weighted-average shares outstanding	5,212	3,678	3,214	2,544	2,284	6,333	5,179

	As of December 31,					As of June 30,
	2006	2005	2004	2003	2002	2007
BALANCE SHEET DATA						(unaudited)
(in thousands)
Current assets	$8,287	$5,505	$4,868	$7,023	$2,757	$12,521
Total assets	9,018	6,274	5,513	7,441	2,979	13,270
Current liabilities	1,070	496	391	868	223	631
Long-term liabilities					418	
Working capital	7,217	5,009	4,477	6,155	2,534	11,890
Stockholders’ equity	7,948	5,778	5,122	6,573	2,338	12,639

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis by our management of our financial condition and results of operations should be read in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus.  In addition to historical information, this discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors.”These risks could cause our actual results to differ materially from those anticipated in these forward-looking statements.

Overview

We design products and license environmentally-proven technologies and solutions for the global emission reduction market based upon our portfolio of patents and extensive library of performance data and know-how.  We believe our core competence is the innovation, application, development and marketing of technological products and solutions to enable emission control.  Our suite of technologies offers a broad range of market-ready solutions to reduce emissions while saving costs through fuel economy improvement and reduction of engine wear.  We use our innovative solutions and know-how to bring these technologies to market through our licensees.

We believe that clean air, energy efficiency and sustainability continue to attract increasing attention around the world, as does the need to develop alternative energy sources.  Increasingly, combustion engine development is influenced by concern over global warming caused by carbon dioxide emissions from fossil fuels and toxic exhaust emissions.  Because carbon dioxide results from the combustion of fossil fuels, reducing fuel consumption is often cited as the primary way to reduce carbon dioxide emissions.  Further, because diesel engines are as much as 40% more fuel-efficient than gasoline engines, the increased use of diesel engines relative to gasoline engines is one way to reduce overall fuel consumption, and thereby, significantly reduce carbon dioxide emissions.  We believe the diesel engine is and will remain a strategic and economic source of motive power.  However, diesel engines emit higher levels of two toxic pollutants – particulate matter and nitrogen oxides – than gasoline engines fitted with catalytic converters.  Both of these pollutants affect human health and damage the environment.  These factors, among others, have led to legislation and standards that may drive demand for our products and solutions.

Our operating revenue consists of product sales comprised of fuel-borne catalysts (primarily, our patented Platinum Plus fuel-borne catalyst products and concentrate) and hardware (primarily, our patented ARIS advanced reagent injector and dosing systems for selective catalytic reduction of nitrogen oxides, our Environmental Protection Agency verified Platinum Plus Purifier System, our fuel-borne catalyst and a diesel-oxidation catalyst, and catalyzed wire mesh filters), technology licensing fees and royalties, and consulting and other (primarily, engineering and development consulting services).  Our Platinum Plus fuel-borne catalyst is registered with the Environmental Protection Agency.  We received Environmental Protection Agency verification of our Purifier System (fuel-borne catalyst and diesel oxidation catalyst) in October 2003 and a verification of our catalyzed wire mesh filter system (fuel-borne catalyst and catalyzed wire mesh filter) in June 2004.  Operating revenue for the three months ended June 30, 2007 consisted of 11.2% in product sales and 88.8% in technology licensing fees and royalties and for the six months ended June 30, 2007 consisted of 23.6% in product sales and 76.4% in technology licensing fees and royalties.  Operating revenue for the six months ended June 30, 2006 consisted of approximately 75.4% in product sales, 0.4% in technology licensing fees and royalties and 24.3% in consulting and other revenue.  Operating revenue for the year ended December 31, 2006 consisted of approximately 76.7% in product sales, 6.6% in technology licensing fees and royalties and 16.8% in consulting and other revenue.  Operating revenue for the year ended December 31, 2005 consisted of approximately 93.6% in product sales, 5.8% in technology licensing fees and royalties and 0.6% in other revenue.  The mix of our revenue sources during any reporting period may have a material impact on our operating results.  In particular, our execution of technology licensing agreements, and the timing of the revenue recognized from these agreements, has not been predictable.

Our Platinum Plus fuel-borne catalyst concentrate and finished product are sold to distributors, resellers and vehicle fleets in various industries, including beverage, grocery, shipping, fuel delivery and marine, among other end users.  We license the ARIS nitrogen oxides reduction system to others, generally with an up-front fee for the technology and know-how and an on-going royalty per unit.  We also sell finished ARIS-based selective catalytic reduction systems to potential ARIS licensees and end users.  We believe that the ARIS system can most effectively be commercialized through licensing several companies with a related business in these markets.  We are actively seeking additional ARIS licensees for both mobile and stationary applications in the U.S., Europe and Asia.  We acquired the rights to proprietary technology for catalyzed wire mesh filters from Mitsui Co., Ltd. in 2005 and offer rights to the catalyzed wire mesh technology through license agreements as well as selling finished filters for use with our Platinum Plus fuel-borne catalyst.

Our efforts since our inception in 1994 have been devoted to the research and development of technologies and products in various areas, including platinum fuel-borne catalysts for emission control and fuel economy improvement and nitrogen oxides reduction systems to control emissions from diesel engines.  We received Environmental Protection Agency registration for our platinum–cerium fuel-borne catalyst (Platinum Plus) in December 1999.  Although we believe we have made progress in commercializing our technologies, we have experienced recurring losses from our operations.  Our accumulated deficit amounted to approximately $47.3 million as of June 30, 2007.  The internally generated funds from our revenue sources have not been sufficient to cover our operating costs.  The ability of our revenue sources, especially product sales and technology licensing fees and royalties, to generate significant cash for our operations is critical to our long-term success.  We cannot predict whether we will be successful in obtaining market acceptance of our products or technologies or in completing our current licensing agreement negotiations.  To the extent our internally generated funds are inadequate, we believe that we will need to obtain additional working capital through equity financings.  However, we can give no assurance that any additional financing will be available to us on acceptable terms or at all.

Reverse Split of Common Stock

On June 15, 2007, the Company effected a five-for-one reverse split of its common stock.  All historical share numbers and per share amounts in this prospectus have been adjusted to give effect to this reverse split.

Critical Accounting Policies

The preparation of our financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and the accompanying notes to the consolidated financial statements.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based upon assumptions about matters that are uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.  Management believes that of our significant accounting policies (see Note 2 of Notes to Consolidated Financial Statements), the following critical accounting policies involve a higher degree of judgment and complexity used in the preparation of the consolidated financial statements.

Revenue Recognition

Revenue is recognized when earned.  Technology licensing fees are generally recognized upon execution of the license agreement but are deferred if subject to completion of any performance criteria and later recognized once the performance criteria have been met.  Revenue from royalties is recognized over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements.  Revenue from product sales is recognized when title has passed and our products are shipped to our customer, unless the purchase order or contract specifically requires us to provide installation for hardware purchases.  For hardware projects in which we are responsible for installation (either directly or indirectly by third-party contractors), revenue is recognized when the hardware is installed and/or accepted, if the project requires inspection and/or acceptance.  Revenue from engineering and development consulting services is generally recognized and billed as the services are performed.  At June 30, 2007, December 31, 2006 and 2005, our deferred revenue was zero, zero and $9,000, respectively.

Research and Development Costs

Costs relating to the research, development and testing of our technologies and products are charged to operations as they are incurred.  These costs include test programs, salary and benefits, consulting fees, materials and certain testing equipment.

Our research and development expenses totaled approximately $510,000, $439,000 and $506,000 for the years ended December 31, 2006, 2005 and 2004, respectively, and $192,000 and $395,000 for the six months ended June 30, 2007 and 2006, respectively.

Patents and Patent Expense

Patents, which include all direct incremental costs associated with initial patent filings and costs to acquire rights to patents under licenses, are stated at cost and amortized using the straight-line method over the remaining useful lives, ranging from one to seventeen years.  Indirect and other patent-related costs are expensed as incurred.  Patent amortization expense for the years ended December 31, 2006, 2005 and 2004 was $44,000, $53,000 and $42,000, respectively, and $33,100 and $28,100 for the six months ended June 30, 2007 and 2006, respectively.

We evaluate the remaining useful life of our patents each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization.  If the evaluation determines that the patent’s remaining useful life has changed, the remaining carrying amount of the patent is amortized prospectively over that revised remaining useful life.  We also evaluate our patents for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable.  The testing for impairment includes evaluating the undiscounted cash flows of the asset and the remaining period of amortization or useful life.  The factors used in evaluating the undiscounted cash flows include current operating results, projected future operating results and cash flows and any other material factors that may affect the continuity or the usefulness of the asset.  If impairment exists or if we decide to abandon a patent, the patent is written down to its fair value based upon discounted cash flows.  At December 31, 2006 and 2005, the Company’s patents, net were $603,000 and $567,000, respectively, and $638,000 at June 30, 2007.

Newly Adopted Accounting Standards

Effective January 1, 2007, we adopted the provision of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 clarifies the accounting for uncertainties in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109 and prescribes a recognition threshold and measurement attributable for financial disclosure of tax positions taken or expected to be taken on a tax return.  In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The adoption of FIN 48 did not have a material impact on our financial position, results of operations or cash flows.

We file our tax returns as prescribed by the tax laws of the jurisdictions in which we operate.  Our tax years ranging from 2003 through 2006 remain open to examination by various taxing jurisdictions as the statute of limitations has not expired.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  Specifically, this Statement sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs.  The provisions of SFAS No. 157 are generally required to be applied on a prospective basis, except to certain financial instruments accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, for which the provisions of SFAS No. 157 should be applied retrospectively.  The Company will adopt SFAS No. 157 in the first quarter of 2008 and is still evaluating the effect, if any, on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115.”  SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities.  Entities electing the fair value option would be required to recognize changes in fair value in earnings.  Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute.  SFAS No. 159 is effective for the Company’s fiscal year 2008.  The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption.  We are currently evaluating the impact, if any, of SFAS No. 159 on the Company’s consolidated financial statements.

Results of Operations

Three Months ended June 30, 2007 Compared to Three Months ended June 30, 2006

Total revenue in the three months ended June 30, 2007 was $1,243,000 compared to $279,000 in the three months ended June 30, 2006, an increase of $964,000, or 345.5%, due to higher technology licensing fees and royalties, lower product sales and lower consulting and other revenue.  Operating revenue in the three months ended June 30, 2007 consisted of approximately 11.2% in product sales and 88.8% in technology licensing fees and royalties and zero in consulting and other revenue.  Operating revenue in the three months ended June 30, 2006 consisted of approximately 78.1% in product sales, 0.4% in technology licensing fees and royalties and 21.5% in consulting and other revenue.  The mix of our revenue sources during any reporting period may have a material impact on our operating results.  In particular, our execution of technology licensing agreements, and the timing of the revenue recognized from these agreements, has not been predictable.

During the three months ended June 30, 2007, we made substantial progress in our ongoing initiative to consummate technology license agreements with significant manufacturers and component suppliers.  We executed two new technology licensing agreements during the three months ended June 30, 2007 and recognized revenue from license fees for the use of our ARIS® technologies for control of oxides of nitrogen (NOx) using our selective catalytic reduction (SCR) emission control, the combination of exhaust gas recirculation (EGR) with SCR technologies, and hydrocarbon injection for lean NOx traps, NOx catalysts and diesel particulate filter regeneration.

Product sales in the three months ended June 30, 2007 was $139,000 compared to $218,000 in the three months ended June 30, 2006, a decrease of $79,000, or 36.2%, attributable to declines in all product lines compared to the same prior year period due to order pattern shifts in customer and distributor product sales.  The 2007 period did not include any revenue from hardware sales compared to $73,000 in the 2006 period due to timing of projects and our focus during the period on development of other revenue sources.  Revenue from sales of our fuel-borne catalysts was slightly behind the 2006 period.  Technology licenses fees and royalties in 2007 included fees upon execution of new agreements as noted above and minimum royalties from an existing licensee for use of our mobile ARIS technologies in the U.S.  Consulting and other revenue was zero in the three months ended June 30, 2007 compared to $60,000 in the three months ended June 30, 2006 due to consulting projects we performed in 2006.

Cost of revenue was $105,000 and $156,000, respectively, in the three months ended June 30, 2007 and 2006.

Selling, general and administrative expenses were $1,495,000 in the three months ended June 30, 2007 compared to $1,186,000 in the comparable 2006 period, an increase of $309,000, or 26.1%.  Selling, general and administrative expenses are summarized as follows:

(in thousands)
	Three Months Ended
	June 30,
	2007	2006
Non-cash stock-based compensation	$91	$53
Compensation and benefits	653	582
Total compensation and benefits	$744	$635
Professional	365	231
Travel	158	135
Occupancy	123	95
Sales and marketing expenses	72	42
Depreciation and all other	33	48
Total selling, general and administrative expense	$1,495	$1,186

Compensation and benefit expense in the three months ended June 30, 2007 included $91,000 of non-cash charges for the fair value of stock options compared to $53,000 in non-cash stock option compensation expense in the three months ended June 30, 2006 in accordance with SFAS No. 123R, which we adopted in January 2006.  The three month period ended June 30, 2007 also includes $77,500 in bonuses based upon achievement of certain 2007 milestones, whereas the comparable 2006 period did not include an accrual for bonus expense.

Professional fees include public relations, investor relations and financial advisory fees.  The increase in 2007 professional fees compared to the same 2006 period is primarily due to Sarbanes-Oxley consultants as well as increased use of services of investor relations firms.  Occupancy costs include office rents, insurance, telephone and communications, office supplies and related costs.  The 2007 sales and marketing expenses increased compared to 2006 primarily due to production of marketing literature and increased use of outside consultants.

Research and development expenses were $150,000 in the three months ended June 30, 2007 compared to $177,000 in the three months ended June 30, 2006, a decrease of $27,000, or 15.3%, due to the timing of initiation of our 2007 projects which include field testing of emission control technologies.  The 2006 projects included testing related to diesel particulate filter technology and new bio-fuel technology.

Patent amortization and other patent costs increased to $79,000 in the three months ended June 30, 2007 from $50,000 in the comparable 2006 period, due to higher capitalized costs being amortized and increased costs associated with the filing and prosecution of new CDT patents.

Interest income was $67,000 and $21,000, respectively, in the three months ended June 30, 2007 and 2006 due to higher yields and balances during the 2007 period.

Six Months ended June 30, 2007 Compared to Six Months ended June 30, 2006

Total revenue for the first half of 2007 increased $911,000, or 166.2%, to $1,459,000 from $548,000 in the first half of 2006 due primarily to technology licensing fees.  Operating revenue in the six months ended June 30, 2007 consisted of approximately 23.6% in product sales and 76.4% in technology licensing fees and royalties and zero in consulting and other revenue.  Operating revenue in the six months ended June 30, 2006 consisted of approximately 75.4% in product sales, 0.4% in technology licensing fees and royalties and 24.3% in consulting and other revenue.  The mix of our revenue sources during any reporting period may have a material impact on our operating results.  In particular, our execution of technology licensing agreements, and the timing of the revenue recognized from these agreements, has not been predictable.

During the six months ended June 30, 2007, we made substantial progress in our ongoing initiative to consummate technology license agreements with significant manufacturers and component suppliers.  During the period, we executed two new technology licensing agreements and recognized revenue from license fees for the use of our ARIS technologies for control of oxides of nitrogen (NOx) using our selective catalytic reduction (SCR) emission control, the combination of exhaust gas recirculation (EGR) with SCR technologies, and hydrocarbon injection for lean NOx traps, NOx catalysts and diesel particulate filter regeneration.

Product sales in the six months ended June 30, 2007 were $344,000 compared to $413,000 in the same prior year period, a decrease of $69,000, or 16.7%, attributable to declines in all product lines due to timing of projects, order pattern shifts in customer and distributor product sales and our focus during the period on developing other revenue sources.  The 2007 product sales comprise $261,000 in fuel-borne catalysts and $83,000 in hardware sales compared to $296,000 in additives and $117,000 in hardware sales in 2006.  Technology licensing fees and royalties in 2007 included fees upon execution of new agreements as noted above and minimum royalties from an existing licensee for use of our mobile ARIS technologies in the U.S.  Consulting and other revenue was zero in the six months ended June 30, 2007 compared to $133,000 in the six months ended June 30, 2006 due to consulting projects we performed in 2006.

Cost of revenue was $221,000 and $272,000, respectively, in the six months ended June 30, 2007 and 2006.

Selling, general and administrative expenses were $3,298,000 in the six months ended June 30, 2007 compared to $2,715,000 in the comparable 2006 period, an increase of $583,000, or 21.5%.  Selling, general and administrative expenses are summarized as follows:

(in thousands)
	Six Months Ended
	June 30,
	2007	2006
Non-cash stock-based compensation	$642	$106
Severance		357
Compensation and benefits	1,254	1,174
Total compensation and benefits	$1,896	$1,637
Professional	588	432
Travel	296	259
Occupancy	235	196
Sales and marketing expenses	160	89
Depreciation and all other	123	102
Total selling, general and administrative expense	$3,298	$2,715

Compensation and benefit expense in the six months ended June 30, 2007 included $642,000 of non-cash charges for the fair value of stock options compared to $106,000 in non-cash stock option compensation expense in the six months ended June 30, 2006 in accordance with SFAS No. 123R, which we adopted in January 2006.  The 2007 compensation expense includes $77,500 bonus expense based upon milestones, whereas the 2006 period did not include an accrual for bonus expense.  The six months ended June 30, 2006 included $357,475 of severance charges for the former president and chief operating officer who had been released from employment in January 2006.

Professional fees include public relations, investor relations and financial advisory fees.  The increase in 2007 professional fees compared to the same 2006 period is primarily due to Sarbanes-Oxley consultants as well as increased use of services of investor relations firms.  Occupancy costs include office rents, insurance, telephone and communications, office supplies and related costs.  The 2007 sales and marketing expenses increased compared to 2006 primarily due to production of marketing literature and increased use of outside consultants.

Research and development expenses were $192,000 in the six months ended June 30, 2007 compared to $395,000 in the six months ended June 30, 2006, a decrease of $203,000, or 51.4%, due to significant special costs incurred on a project that was substantially competed during the 2006 period and due to the timing of initiation of our 2007 projects.  The 2007 projects include field testing of emission control technologies.  The 2006 projects included testing related to diesel particulate filter technology and new bio-fuel technology.

Patent amortization and other patent related expense was $176,000 in the six months ended June 30, 2007 compared to $93,000 in the same prior year period.  The increase is attributable to higher fees required on foreign patents (annuities) and maintenance (fees on U.S. patents) and amortization expense due to higher capitalized patent costs, as well as filing and prosecution of new CDT patents.

Interest income was $94,000 in the six months ended June 30, 2007 compared to $48,000 in the six months ended June 30, 2006, an increase of $46,000, or 95.8%, due to higher rates of return and higher invested balances during the 2007 period.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenue was $1,123,000 in 2006 compared to $812,000 in 2005, an increase of $311,000, or 38.3%, reflecting increases in all of our revenue sources.  Operating revenue for the year ended December 31, 2006 consisted of approximately 76.6% in product sales, 6.6% in technology licensing fees and royalties and 16.8% in consulting and other revenue.  Operating revenue for the year ended December 31, 2005 consisted of approximately 93.6% in product sales, 5.8% in technology licensing fees and royalties and 0.6% in consulting and other revenue.

Product sales from fuel-borne catalysts increased $180,000, or 43.8%, to $591,000 in 2006 from to $411,000 in 2005 due to higher demand for our Platinum Plus fuel-borne catalyst attributable to the benefits of cleaner burning engines, along with improved fuel economy, sought by end users.  Product sales of hardware declined $80,000, or 22.9%, to $269,000 in 2006 from $349,000 in 2005 due to a decline in installations of our Platinum Plus Purifier Systems, partially offset by an increase in our ARIS advanced reagent injector and dosing systems for selective catalytic reduction.  Licensing fees and royalty revenue was $74,000 in 2006 compared to $47,000 in 2005, an increase of $27,000, or 57.4%, primarily due to minimum royalty payments related to our ARIS technology.  Consulting and other revenue was $189,000 in 2006 compared to $5,000 in 2005, an increase of $184,000.  The increase in consulting and other revenue is attributable to consulting projects we completed in 2006.  From time to time, we complete technical consulting projects on behalf of existing and prospective customers.

Cost of revenue was $658,000 for the year ended December 31, 2006 compared to $471,000 for the year ended December 31, 2005, an increase of $187,000, or 39.7%.  The increase is attributable to higher sales volume in 2006 compared to 2005.  Gross profit as a percentage of revenue was 41.4% and 42.0% for the years ended December 31, 2006 and 2005, respectively.

Selling, general and administrative expenses were $5,278,000 for the year ended December 31, 2006 compared to $4,963,000 in 2005, an increase of $315,000, or 6.3%.  Selling, general and administrative expenses are summarized below:

(in thousands)
	Years ended December 31,
	2006	2005
Compensation and benefits	$3,061	$2,771
Professional services	792	834
Travel	538	546
Occupancy	406	475
Sales and marketing expenses	279	161
Depreciation and all other	202	176
Total selling, general and administrative expense	$5,278	$4,963

Compensation and benefit expense for the year ended December 31, 2006 includes $304,000 of non-cash charges for the fair value of stock options granted in accordance with SFAS No. 123R, which we adopted in January 2006.  Also included are $357,475 of severance charges related to the departure of CDT’s former president and chief operating officer who had been released from employment in January 2006.  In addition, compensation and benefit expense for the year ended December 31, 2006 reflects the full year effect of our executive vice president, chief operations officer, North America and chief technology officer who was hired in August 2005.

Professional fees include public relations, investor relations and financial advisory fees.  Occupancy costs include office rents, insurance and related costs.  We increased our investment in sales and marketing in 2006 with the objective of laying the groundwork for sales growth and licensing of our core technologies in 2007.

Research and development expenses were $510,000 for the year ended December 31, 2006 compared to $439,000 in 2005, an increase of $71,000, or 16.2%.  The increase in research and development was primarily due to additional testing costs incurred in the U.K.

Patent amortization and other patent costs increased to $235,000 in 2006 from $170,000 in 2005.  Included are $17,000 and $32,000 in 2006 and 2005, respectively, related to abandonment of some patents.  Patent amortization expense for the years ended December 31, 2006 and 2005 was $44,000 and $53,000, respectively.

Interest income was $58,000 for the year ended December 31, 2006 compared to $26,000 in 2005, an increase of $32,000 due to the higher average balance of invested funds in 2006 because of private placement funding received at the end of 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenue and cost of revenue were $812,000 and $471,000, respectively, in 2005 versus $722,000 and $455,000, respectively, in 2004.  Revenue was comprised of the following:

(in thousands)
	Years ended December 31,
	2005	2004
Product sales	$760	$659
Licensing fees and royalty	47	54
Consulting and other	5	9
Total revenue	$812	$722

Product sales of our fuel-borne catalyst increased as a result of successful demonstration programs and sales of the verified Purifier System which requires the use of Platinum Plus fuel-borne catalyst.  Both further penetration of the European market and increased sales to key beverage delivery and waste hauling customers relating to a grant from the State of Pennsylvania, increased Clean Diesel’s additive revenue.  Our licensing fees and royalty revenue remained relatively constant.

Selling, general and administrative expenses increased to $4,963,000 in 2005 from $3,962,000 in 2004 as summarized in the following table:

(in thousands)
	Years ended December 31,
	2005	2004
Compensation and benefits	$2,771	$2,128
Professional services	834	744
Travel	546	407
Occupancy	475	423
Sales and marketing expenses	161	115
Depreciation and all other	176	145
Total selling, general and administrative expense	$4,963	$3,962

Compensation and benefit expense increased as a result of increases in management salaries and related expenses.  CDT hired a chief technology officer in August 2005.  An additional director was added to the board of directors in 2005.  Occupancy increased in 2005 as a result of additional rent and related expenses in the U.S. and Europe.  Professional fees including financial advisory fees increased in 2005 along with marketing activities in Europe and Asia.

Research and development expenses decreased to $439,000 in 2005 from $506,000 in 2004.  The decrease in research and development related to the transition to commercial selling efforts in 2004, partially offset by additional costs incurred for testing required by the Environmental Protection Agency and additional hardware systems testing.

Patent amortization and other costs increased to $170,000 in 2005 versus $90,000 in 2004.  The 2005 increase is related to writing off of some patents in 2005, offset by additional patent applications including the acquisition of  additional patents from the Mitsui Company of Japan relating to catalyzed wire mesh filter technology and the higher amortization related to prior years’ capitalized costs.

Interest income decreased to $26,000 in 2005 from $47,000 in 2004 due to the lower amount of invested funds prior to the private placement funding received at the end of 2005.

Liquidity and Capital Resources

At June 30, 2007 and December 31, 2006, we had cash and cash equivalents of $10,778,000 and $5,314,000, respectively, an increase of $5,464,000 primarily due to the collection of subscription receivables and the cash infusion upon exercise of warrants.  Our working capital was $11,890,000 at June 30, 2007 compared to $7,217,000 at December 31, 2006, an increase of $4,673,000.

In the six months ended June 30, 2007, operating activities used $3,104,000 of cash primarily to fund the 2007 net loss of $2,334,000, adjusted for non-cash items.  Included in the 2007 non-cash items was stock option compensation expense of $642,000 accounted for in accordance with SFAS No. 123R, which we adopted on January 1, 2006.

Accounts receivable, net, increased to $1,031,000 at June 30, 2007 from $100,000 at December 31, 2006 due to technology licensing fees.  As of July 24, 2007, all but $211,000 of those fees have been paid.

Inventory increased to $609,000 at June 30, 2007 from $365,000 at December 31, 2006 primarily due to the timing of our platinum metal purchases and at a higher cost than the prior year.  In addition, we are maintaining higher inventory balances for our international operations.

Our June 30, 2007 accrued expenses include $158,000 of the aggregate $250,000 fee due to the placement agent for the exercise of warrants through June 30, 2007.

We used $86,000 for investing activities in the six months ended June 30, 2007, primarily for investments in our patents.  We expect to continue to invest in our patents.

Cash provided by financing activities was $8,654,000 in the six months ended June 30, 2007 due to proceeds from collection of subscriptions from the 2006 private placement and proceeds from the exercise of warrants.

During the six months ended June 30, 2007, we collected approximately $4.3 million, net of expenses, representing all of the remaining subscriptions from the December 2006 private placement.  In December 2006, we entered into definitive agreements with investors for the purchase by these investors of 1.4 million shares of our common stock and warrants for the right to acquire an additional 1.4 million shares of our common stock, for the total gross sales price of $9.5 million (proceeds, net of $410,000 in expenses, amount to approximately $9.0 million) of which $2.4 million, net of expenses, was classified in current assets as subscriptions receivable and $1.9 million, net of expenses, representing unpaid subscriptions receivable that remained unpaid as of March 23, 2007 were included as a reduction of stockholders’ equity on the Consolidated Balance Sheet at December 31, 2006.

In the December 2006 private placement, each investment unit was sold for $6.75 and was comprised of one share of our common stock, one Class A Warrant and one Class B Warrant, each warrant entitling the holder to acquire one additional share of common stock for every two shares purchased in the offering.  In the aggregate, the warrants comprise 0.7 million Class A Warrants and 0.7 million Class B Warrants.  The Class A Warrants were exercisable at a per share price of $10.00 and expired on July 2, 2007 (see below).  The Class B Warrants are exercisable at a per share price of $12.50 and expire on December 29, 2007.  We are using the proceeds from this private placement for general working capital purposes.  Of the total shares sold, 1,338,137 were sold to non-U.S. investors, primarily in the U.K., and the Company claims the exemption from registration provided by Regulation S under the 1933 Securities Act.  Of the total shares sold, 61,863 were sold to investors in the U.S., and the Company claims the exemption from registration provided by Regulation D under the Act.

In connection with this private placement, we undertook to apply for the listing of our outstanding shares on a recognized U.S. stock exchange at such time as we should satisfy the applicable listing requirements.  On June 29, 2007, we submitted an application for listing our common stock on The NASDAQ Capital Market.  In connection with submission of that application, we paid an initial fee of $5,000 which was charged to additional paid-in capital.  We were approved to be listed on The NASDAQ Capital Market on September 27, 2007, and our common stock began trading on The NASDAQ Capital Market effective October 3, 2007.

Also in conjunction with this private placement, we undertook to file a registration statement under the Securities Act of 1933 covering the shares of common stock and the shares of common stock underlying the warrants following completion of the audit of our financial statements for the year 2006.  On June 29, 2007, we filed a Registration Statement on Form S-1 with the SEC covering these shares of common stock.  We estimate that the costs associated with the filing of the registration statement, including review by outside legal counsel and our registered public accountants, SEC filing fees and miscellaneous charges may total approximately $50,000.  To date, we have incurred approximately $19,000 which was charged to additional paid-in capital.

Aggregate stockholder-related charges to additional paid-in capital were $45,000 and included the costs outlined above along with approximately $21,000 incurred to date for services related to our five-for-one reverse stock split.  The reverse split was approved by our stockholders at the annual meeting held on June 7, 2007.  The reverse split became effective at the close of business on June 15, 2007 and has helped us meet the requirements for listing on The NASDAQ Capital Market.

Our management believes that our available funds at June 30, 2007 and the additional funds from the July 2007 exercise of warrants will be sufficient to sustain our operations at current levels through December 2008.  These funds consist of available cash and the funding derived from our revenue sources.  There is also the possibility that some or all of the approximately 0.7 million warrants that expire in December 2007 may be exercised which could generate additional cash.

Through June 30, 2007, we had received approximately $4.3 million, net of expenses, upon exercise of Class A warrants to acquire 447,134 shares of our common stock.  In July 2007, we received approximately $2.6 million, net of expenses, upon exercise of warrants to acquire 262,549 shares of our common stock.

We have incurred losses since inception aggregating $47,311,000 which amount includes $4,752,000 of non-cash preferred stock dividends.  We expect to incur losses through the foreseeable future until our products and technological solutions achieve greater awareness.  Although we have generated revenue from sales of our Platinum Plus fuel-borne catalyst, Purifier Systems, ARIS advanced reagent injector and dosing systems for selective catalytic reduction, catalyzed wire mesh filters and from technology licensing fees and royalties, revenue to date has been insufficient to cover our operating expenses, and we continue to be dependent upon sources other than operations to finance our working capital requirements.  The Company can provide no assurance that it will be successful in any future financing effort to obtain the necessary working capital to support operations or if such financing is available, that it will be on acceptable terms.

In the event that our business does not generate sufficient cash and external financing is not available or timely, we would be required to substantially reduce our level of operations and capital expenditures in order to conserve cash and possibly seek joint ventures or other transactions, including the sale of assets.  These reductions could have an adverse effect on our relationships with our customers and suppliers.  Our long-term continuation is dependent upon the achievement of profitable operations and the ability to generate sufficient cash from operations, equity financings and other funding sources to meet our obligations.

No dividends have been paid on our common stock and we do not anticipate paying cash dividends in the foreseeable future.

We have no indebtedness, nor any standby credit arrangements.

At December 31, 2006 and 2005, we had cash and cash equivalents of $5,314,000 and $4,513,000, respectively, an increase of $801,000.  This increase was due to the timing of private placements of our common stock in 2006 and 2005.  In 2006, we had an infusion of $4.9 million in cash at the end of December 2006 and did not pay the related placement fee expenses until January 2007 (we paid placement fees aggregating approximately $230,000 in January 2007).  Our 2005 private placement resulted in an infusion of $5.5 million, net of $232,000 in expenses paid in 2005.  Our working capital increased to $7,217,000 at December 31, 2006 from $5,009,000 at December 31, 2005, an increase of $2,208,000 primarily attributable to the increased cash balance and higher subscriptions receivable, net of expenses, classified as current assets of $2,412,000 at December 31, 2006 compared to $488,000 at December 31, 2005.  The subscriptions receivable, net as of December 31, 2006, of $2,412,000 were paid before March 23, 2007 and the balance was paid after March 23, 2007.

For the year ended December 31, 2006, we used $4,317,000 of cash for operating activities primarily to fund the 2006 net loss of $5,384,000, adjusted for non-cash items.  The 2006 non-cash items included $138,000 of depreciation and amortization expense and $304,000 stock option compensation expense accounted for in accordance with SFAS No. 123R, which we adopted in January 1, 2006.  Our accounts payable and accrued expenses contributed $678,000 to our operating cash flow, reflecting increases attributable to delaying cash disbursements until after receipt of funds from the 2006 private placement.  Our December 31, 2006 accrued expenses include $410,000, the total cash portion of the placement fee due to the placement agent for the 2006 private placement, compared to $13,000 placement fee included in accrued expenses at December 31, 2005.

Cash used for investing activities was $114,000 for the year ended December 31, 2006 and was attributable to capital expenditures for fixed assets and patent costs.  We expect to continue to invest in our patents.

Cash provided by financing activities was $5,228,000 for the year ended December 31, 2006 and is attributable to the 2006 private placement, net of the related placement fee that is included in accrued expenses, and receipt of funds to settle subscriptions receivable from the 2005 private placement.

Capital Expenditures

As of June 30, 2007, we had no commitments for capital expenditures and no material commitments are anticipated in the near future.

Contractual Obligations

The following is a summary of our contractual obligations as of June 30, 2007:

(in thousands)
		Less than	1 to 3	4 to 5	Over 5
	Total	1 Year	Years	Years	Years
Operating Leases	$260	$83	$177	$ ─	$ ─
Other	319	35	142	142	─
Total	$579	$118	$319	$142	$ ─

The operating leases include our facilities in the U.S. and U.K. and consist of leases with the following original terms:  a five-year lease for our executive offices, a four-year lease for warehouse space and a 27-month lease for administrative offices.  Other represents our approximate costs for legal services and certain administrative costs under a management services agreement with Fuel Tech, which we expect to continue.

Quarterly Financial Information

The following table presents our unaudited quarterly statements of operations data for 2004, 2005 and 2006 and the first two quarters of 2007.  This information has been derived from our unaudited financial statements.  In the opinion of management, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the information for the quarters presented.  This information should be read in conjunction with the financial statements and related notes included elsewhere in the prospectus.  The operating results for any quarter are not necessarily indicative of results for any future period.

(in thousands, except per share amounts)
	Three Months Ended
2007	March 31	June 30
Total revenue	$216	$1,243
Gross profit *	100	1,138
Net loss attributable to common stockholders	(1,815)	(519)
Basic and diluted net loss per common share	(0.30)	(0.08)

	Three Months Ended
2006	March 31	June 30	September 30	December 31
Total revenue	$269	$279	$339	$236
Gross profit *	153	123	133	56
Net loss attributable to common stockholders	(1,584)	(1,190)	(1,114)	(1,496)
Basic and diluted net loss per common share	(0.31)	(0.23)	(0.21)	(0.30)

	Three Months Ended
2005	March 31	June 30	September 30	December 31
Total revenue	$192	$268	$166	$186
Gross profit *	82	107	64	88
Net loss attributable to common stockholders	(1,191)	(1,286)	(1,489)	(1,460)
Basic and diluted net loss per common share	(0.35)	(0.37)	(0.43)	(0.35)

	Three Months Ended
2004	March 31	June 30	September 30	December 31
Total revenue	$194	$93	$241	$194
Gross profit *	62	40	92	73
Net loss attributable to common stockholders	(808)	(885)	(1,243)	(1,207)
Basic and diluted net loss per common share	(0.25)	(0.30)	(0.40)	(0.35)

*  Gross profit is defined as total revenue less cost of revenue.

Off-Balance Sheet Arrangements

As part of our on-going business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.  As of June 30, 2007, we are not involved in any material unconsolidated transactions.

Quantitative and Qualitative Disclosures about Market Risk

In the opinion of management, with the exception of exposure to fluctuations in the cost of platinum and the U.K. exchange rate, we are not subject to any significant market risk exposure.  We monitor the price of platinum and exchange rates and adjust our procurement strategies as needed.  See “Risk Factors—Platinum Price.”

Our transactions are primarily denominated in U.S. dollars.  We typically make certain payments in various foreign currencies for salary expense, patent annuities and maintenance, product tests and registration, local marketing and promotion and consultants.

BUSINESS

General

We develop, design, market and license patented technologies and solutions that reduce harmful emissions from internal combustion engines while concurrently improving fuel economy and engine power.  We are a Delaware corporation formed in 1994 as a wholly-owned subsidiary of Fuel Tech, Inc., a Delaware corporation (formerly known as Fuel-Tech N.V., a Netherlands Antilles limited liability company) (“Fuel Tech”).  We were spun-off by Fuel Tech in a rights offering in December 1995.  Since inception, we have developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.

Technology and Intellectual Property

Our technology is comprised of patents, patent applications, trade or service marks, data and know-how.  Our technology was initially acquired by assignment from Fuel Tech and has subsequently been primarily developed internally.  As owner, we maintain the technology at our expense.  The agreement with Fuel Tech provides for annual royalties commencing in 1998 and terminating in 2008 of 2.5% of the gross revenue derived from the sale of the Platinum Plus® fuel-borne catalyst, a diesel fuel additive for emissions control and fuel economy improvement in diesel engines.  We may terminate this royalty obligation at any time by payment to Fuel Tech of $2.2 million in 2007 or $1.1 million in 2008.

In 2007 through July 31, we filed one U.S. and thirty-nine foreign patent applications.  In 2006, we filed three U.S. and five foreign patent applications.  During 2005, we filed ten U.S. and two foreign patent applications.  Also in 2005, we acquired 11 granted foreign patents and two U.S. and eight foreign patent applications.

As of July 31, 2007, we held 145 patents and an extensive library of performance data and technological know-how.  We have patent coverage in North America, Europe, Asia and South America.  Our patent portfolio as of July 31, 2007 includes 26 U.S. patents and approximately 119 corresponding foreign patents along with pending 104 U.S. and foreign patent applications.  Our scientists and engineers continue to make invention disclosures for which we are in the process of preparing patent applications.  Our patents have expiration dates ranging from 2008 through 2025, with the majority of the material patents upon which we rely expiring in 2018 and beyond.

We have made substantial investments in our technology and intellectual property and have incurred development costs for engineering prototypes, pre-production models and field-testing of several products and applications.  Our intellectual property strategy has been to build upon our base of core technology that we have developed or acquired with newer advanced technology patents developed by or purchased by us.  In many instances, we have incorporated the technology embodied in our core patents into patents covering specific product applications, including product design and packaging.  We believe this building-block approach provides greater protection to us and our licensees than relying solely on the core patents.

Our core patents, advanced patents and patent applications cover the means of controlling the four principal emissions from diesel engines:

•	nitrogen oxides (NOx);
•	particulate matter (PM);
•	carbon monoxide (CO); and
•	hydrocarbon (HC).

Our core patents, advanced patents and patent applications include the following:

•	Fuel-borne catalyst;
•	Selective catalytic reduction;
•	Catalyzed wire mesh filter;
•	Biofuels; and
•	Emission control systems.

Our key technologies include the following:

•	The cost effective means of controlling the four principal emissions from diesel engines (nitrogen oxides, particulate matter, carbon monoxide and hydrocarbon).
•	Reduction of carbon dioxide (CO2) and other greenhouse gas emissions by enhancing combustion efficiency.
•	Reduction of carbon dioxide and other greenhouse gas emissions by enabling long-term reliable performance of emission control systems.
•	Effective utilization of strategic catalytic materials such as platinum enables reduced emission control system costs, recycling strategies and low nitrogen dioxide emission levels.
•	Low cost, reliable and durable diesel particulate filter performance through catalyzed wire mesh filter systems in retrofit applications.

Protecting our intellectual property rights is costly and time consuming.  Patent filing, prosecution, maintenance and annuity fees for our extensive patent portfolio are a significant portion of our expenses and typically range from $50,000 to $400,000 annually.  We incur maintenance fees to maintain our granted U.S. patents and annuity fees to maintain foreign patents and the pendancy of patent applications.

We rely on a combination of patent, trademark, copyright and trade secret protection in the U.S. and elsewhere as well as confidentiality procedures and contractual provisions to protect our proprietary technology.  Further, we enter into confidentiality and invention assignment agreements with our employees and confidentiality agreements with our consultants and other third parties.  There can be no assurance that pending patent applications will be approved or that the issued patents or pending applications will not be challenged or circumvented by competitors.  Certain critical technology incorporated in our products is protected by patent laws, trade secret laws, confidentiality agreements and licensing agreements.  There can be no assurance that such protection will prove adequate or that we will have adequate remedies for disclosure of the trade secrets or violations of the intellectual property rights.

Business Strategy

Our strategy is to maximize our revenue by penetrating the diesel emission reduction market to the greatest extent possible.  To achieve this objective, we will use licensing agreements with original equipment manufacturers (OEMs), Tier One suppliers, retrofit system integrators and other suppliers.  Our licensing agreements are usually structured so that we derive revenue from license fees and on-going royalties.  In 2007, we are seeking broader market coverage by strengthening our marketing and distribution channels through training existing distributors and engaging new distributors.  In 2007, we also are stressing direct selling of our solutions and products to fleets in various industries by emphasizing the environmental benefits, fuel economy improvements and practical, lower cost emission control available from the use of our solutions and products.  We intend to create the market pull for current and potential licensees and ensure that the full value of our technology is realized by the end user.

Solutions and Products

We have succeeded in developing technologies and products that, when combined with other after-treatment devices, reduce particulates and nitrogen oxides emissions from diesel engines to or below the U.S. and international regulated emission levels, while also improving fuel economy.  This results in a reduction in fuel costs and greenhouse gas emissions, primarily carbon dioxide, as well as a reduction in emissions of particulate matter, nitrogen oxides, carbon monoxide and unburned hydrocarbons.

As described below, our products and solutions include the Platinum Plus fuel-borne catalyst; the ARIS® selective catalytic reduction system, an advanced reagent injection system used in selective catalytic reduction systems for control of emissions of nitrogen oxides from diesel engines; our diesel particulate filter technology based on catalyzed wire mesh filter elements; and Biodiesel Plus™.

Platinum Plus Fuel-Borne Catalyst

We have developed and patented our Platinum Plus additive as a diesel fuel soluble, fuel-borne catalyst, which contains minute amounts of fuel-soluble platinum and cerium catalysts.  Platinum Plus is used to improve combustion, reduce emissions and improve the performance and reliability of emission control equipment.  Platinum Plus fuel-borne catalyst takes catalytic action into engine cylinders where it improves combustion, thereby reducing particulates, unburned hydrocarbons and carbon monoxide emissions, which also results in improving fuel economy.  Thus, Platinum Plus fuel-borne catalyst lends itself to a wide range of enabling solutions including fuel economy, diesel particulate filtration, low emission biodiesel, carbon reduction and exhaust emission reduction.

Fleet tests using Platinum Plus fuel-borne catalyst have shown improvements in fuel economy of up to 12%.  Our Platinum Plus fuel-borne catalyst can be used alone with regular diesel or ultra-low sulfur diesel as well as biodiesel fuel blends to reduce particulate emissions by 10% to 25% within the engine, while also improving the performance of diesel oxidation catalysts and particulate filters.  Use of fuel-borne catalysts also keeps particulate filters cleaner by burning off the soot particles at lower temperatures and further reducing toxic emissions of carbon monoxide and unburned hydrocarbons.  Platinum Plus has also been shown to provide energy efficiency and emissions reduction benefits when applied with two-stroke gasoline powered engines, including those commonly used in Asian markets.

Through our strategic use of independent test laboratories from 1996 to the present, we have conducted research and development programs on platinum fuel catalysts which were conducted by Delft Technical University (Netherlands), Ricardo Consulting Engineers (U.K.), Cummins Engine Company (U.S.) and Southwest Research Institute (U.S.).  This approach allows our technical team to execute programs on a cost effective basis while bringing in a wide range of expertise.  Most importantly, the results have been independently derived.

We received the U.S. Environmental Protection Agency registration in December 1999 for the Platinum Plus fuel-borne catalyst for use in bulk fuel by refiners, distributors and truck fleets.  In 2000, we completed the certification protocol for particulate filters and additives for use with particulate filters with VERT, the main recognized authority in Europe that tests and verifies diesel particulate filters for emissions and health effects.  In 2001, the Swiss environmental agency BUWAL approved the Platinum Plus fuel-borne catalyst for use with particulate filters.  In 2002, the U.S. Mining, Safety and Health Administration accepted Platinum Plus fuel-borne catalyst for use in all underground mines.

Platinum Plus for Fuel Economy

We believe that recent increases in the cost of fuel have made the economic impact of greater fuel economy an important consideration in many industries.  Further, recent media focus on global warming and the effects of fuel consumption on the environment have resulted in an increased interest in Platinum Plus fuel-borne catalyst from a standpoint of corporate social responsibility.  The improvement attributable to Platinum Plus fuel-borne catalyst may vary as a result of engine age, application in which the engine is used, load, duty cycle, speed, fuel quality, tire pressure and ambient air temperature.  Generally, after use of Platinum Plus fuel-borne catalyst during a conditioning period, our customers derive economic benefits from the use of our Platinum Plus fuel-borne catalyst whenever the price of diesel fuel is in excess of $1.25 per U.S. gallon.  In other words, at or above that level, the economic benefit our customers derive from use of our Platinum Plus fuel-borne catalyst substantively exceeds the cost of the additive.  When coupled with the demand to reduce carbon dioxide emissions from transportation and distributed power generation, the argument for use of Platinum Plus is a compelling one.

In 2006 in the U.S., we conducted ten large, on-road fleet fuel economy demonstration trials in a range of industries, including the beverage, grocery and fuel delivery industries.  We also conducted a marine trial for a marine ferry operation.  The improvements in fuel economy from using Platinum Plus fuel-borne catalyst in these demonstrations ranged up to 12% with an average 8% improvement.  The best results were generally attributable to short-haul “stop-and-go” driving, as is generally the pattern for local delivery vehicles, buses and garbage trucks.  Lab engine test beds run at original equipment manufacturer test labs and independent research institutes showed up to 8% improvement in fuel economy in modern diesel engines, which have been confirmed by field testing programs.

In 2006 in the U.K., we obtained our first U.K. commercial contract upon completion of a fleet trial that demonstrated to the customer the fuel economy benefits and emission control attributable to Platinum Plus fuel-borne catalyst.  We have six additional customer trials underway in the U.K. with expected completion in the second half of 2007.

Platinum Plus for Diesel Emission Reduction

The Platinum Plus fuel-borne catalyst can be used alone with all diesel fuels, including regular sulfur diesel, ultra-low sulfur diesel, arctic diesel (kerosene) and biodiesel fuels to reduce particulate emissions by 10% to 25%.  Environmentally conscious corporations and fleets can utilize this solution to voluntarily reduce emissions while obtaining an economic benefit.

We received the U.S. Environmental Protection Agency’s Environmental Technology Verification in 2003 for our Platinum Plus fuel-borne catalyst and a diesel-oxidation catalyst (the Platinum Plus Purifier System).  This system is now being promoted as a solution for cost-effective emissions reduction.

EPA verification is given for specific engine groups, and the initial verification and applications are for pre-1996 manufactured engines, which are higher emitters of particulates and nitrogen oxides than newer engines.  We also received verification extension for the fuel-borne catalysts with diesel-oxidation catalysts to cover engines manufactured between 1994 and 2003.  Verification is needed for the end user of the Platinum Plus fuel-borne catalyst systems to get emissions reduction credit from the Environmental Protection Agency’s voluntary retrofit program or California Air Resources Board’s mandatory retrofit program.  In the U.S., truck fleets, municipalities and off-road equipment operators are generally moving toward using only verified technologies when installing retrofit emissions reduction systems, which is typically mandated for governmentally funded projects.

Diesel particulate filters trap up to 95% of the exhaust particulate matter but, in doing so, can become clogged with carbon soot.  Use of fuel-borne catalysts reduces the amount of particulate matter which the filter is exposed to, and further reduces emissions of toxic carbon monoxide and unburned hydrocarbons.  The fuel-borne catalyst also significantly lowers the temperature at which the captured soot will burn, therefore, allowing the particulate filters to regenerate themselves and stay cleaner during a wider range of operating conditions.

Platinum Plus fuel-borne catalyst is increasingly being utilized as a diesel particulate filter regeneration additive.  In Europe, it is currently being supplied into the U.K., Denmark, Belgium, Switzerland, Sweden, Austria and Holland markets through our partners and distributors for aftermarket retrofit applications.  The Platinum Plus fuel-borne catalyst has also found application in the U.K. to alleviate soot blocking from light drive cycle bus applications.  In the U.S., the Platinum Plus fuel-borne catalyst has been accepted for use by the Mine Safety and Health Administration in underground mines and has been successfully used as a regeneration aid for vehicles fitted with lightly catalyzed diesel particulate filters.

Furthermore, in the passenger car market where fuel-borne catalyst technology dominates the diesel particulate filter regeneration market, engine testing conducted in 2006 at a European testing institute reconfirmed the ability to reduce total platinum usage of an emission control device by up to 70%, thus, offering significant cost saving for the passenger car manufacturers.  We anticipate penetration into this market as we proceed through 2007.

Platinum Plus for Biodiesel

Platinum Plus fuel-borne catalyst is also effective with regular sulfur diesel, ultra-low sulfur diesel, arctic diesel (kerosene) and biodiesel.  When used with blends of biodiesel and ultra-low sulfur diesel, our Biodiesel Plus™ product, Platinum Plus fuel-borne catalyst prevents the normal increase in nitrogen oxides associated with biodiesel, as well as offering emission reduction in particulates and reduced fuel consumption.  This enables biodiesel producers to differentiate and offer a premium biodiesel with reduced environmental impact and improved performance.  The biodiesel market is still in its infancy and is expected to expand over the next years.

ARIS Selective Catalytic Reduction

The ARIS (Advanced Reagent Injection System) is our patented injection system for the injection of reducing reagents for such applications as the low nitrogen oxides trap, active diesel particulate filter regeneration, and selective catalytic reduction.  The primary use of the ARIS system to date has been in conjunction with selective catalytic reduction for both stationary diesel engines for power generation and mobile diesel engines used in trucks, buses, trains and boats.  The system is comprised of our patented single fluid computer-controlled injector that provides precise injection of nontoxic urea-based reagents into the exhaust of a stationary or mobile engine, where the system then converts harmful nitrogen oxides across a catalyst to harmless nitrogen and water vapor.  The system has shown reduction of nitrogen oxides of up to 90% on a steady-state operation and of up to 85% in transient operations.  This process, known as selective catalytic reduction, has been in use for many years in power stations, and it is well proven in mobile and stationary applications.  The ARIS system is a compact version of the selective catalytic reduction injection system.  The principal advantage of the patented ARIS system is that compressed air is not required to operate the system and that a single fluid is used for both nitrogen oxides reduction and injector cooling.  The system is designed for high-volume production and is compact, with very few components, making it inherently cheaper to manufacture, install and operate than the compressed air systems, which were first developed for heavy-duty engines.  ARIS technology is applicable for reduction of nitrogen oxides from all combustion engine types, ranging from passenger car and light duty to large scale reciprocating and turbine engines, including those using gaseous fuels such as liquefied petroleum gas and compressed natural gas.

Catalyzed Wire Mesh Diesel Particulate Filter

The catalyzed wire mesh filter technology was initially developed by Mitsui Co., Ltd. for use in conjunction with our fuel-borne catalyst as a lower cost and reliable alternative to the traditional heavily catalyzed filter systems.  We have verified the system under the U.S. Environmental Protection Agency’s Environmental Technology Verification protocol as reducing toxic particulates by up to 76%, carbon monoxide by 60%, hydrocarbons by 80% and nitrogen oxides by 9%.  It also provides lower nitrogen dioxide emissions levels relative to traditional, heavily catalyzed filter systems.  In 2005, the catalyzed wire mesh filter technology was transferred to us under a technology transfer agreement with Mitsui and PUREarth.  Under the agreement, we acquired the worldwide title to the patents and other intellectual properties, excluding Japan.  The catalyzed wire mesh filter technology is designed for use in a wide range of diesel engine particulate emission control applications.

The catalyzed wire mesh filter technology is a durable, low-cost filter designed to bridge the gap between low efficiency diesel-oxidation catalysts and expensive, heavily catalyzed particulate filters.  The wire-mesh filter system is designed to work synergistically with a fuel-borne catalyst for reliable performance on a wide range of engines and with a broad range of fuels.  This combined Platinum Plus fuel-borne catalyst/catalyzed wire mesh filter technology is especially suited to solving the challenging problem of delivering a reliable pollution control solution which can be easily retrofitted for the older, higher-emission diesel engines expected to be in service for years to come, and in markets and applications where ultra-low sulfur diesel is not available.

In addition to reducing the cost to achieve these emissions improvements, the patented combination with a fuel-borne catalyst permits the catalyzed wire mesh filter to operate effectively at the lower exhaust temperatures found in stop-and-go service applications.  The fuel-borne catalyst reduces emissions and allows soot captured in the catalyzed wire mesh filter to be reliably combusted at lower exhaust temperatures.  Commercial systems of Platinum Plus fuel-borne catalyst with this durable catalyzed wire mesh filter have demonstrated performance in beverage delivery vehicles, refuse trucks and buses.  We received Environmental Protection Agency Environmental Technology Verification in June 2004 for the catalyzed wire mesh filter system, which combines the Platinum Plus fuel-borne catalyst with a catalyzed wire mesh filter.

The Market and the Regulatory Environment

We estimate that worldwide annual consumption of diesel fuel amounts to approximately 200 billion U.S. gallons, including approximately 50 billion in the U.S., 60 billion in Europe and 50 billion in Asia, based upon Energy Information Administration publication “International Energy Annual 2004” updated in 2006.

New Diesel Engines

While engine manufacturers have traditionally met emissions regulations by engine design changes, we believe that further reduction in emissions can be achieved best by using combinations of cleaner-burning fuels and after-treatment systems such as diesel-particulate filters and catalytic systems for reducing nitrogen oxides.  Like many of the engine-based emissions control strategies these also generally increase fuel consumption.

Emissions regulations for new mobile diesel engines in the major markets of North America, Europe and Asia have continued to tighten and are now 40% to 90% lower than previous regulations.  Regulations in effect by 2010 in the U.S. and by 2009 in Europe and in Asia are expected to reduce the emissions level for new mobile diesel engines from 85% to 99% of the levels mandated in the mid-1980s.  Management expects the market for nitrogen oxide reduction systems in mobile applications to develop between 2007 and 2010.  European engine manufacturers have decided to use urea selective catalytic reduction in 2006, beginning with heavy-duty vehicles and likely for use on medium and light vehicles and passenger cars, as well.  There is a clear preference to use a single fluid system for the medium and light trucks, passenger cars and SUVs which have no compressed air system.  It also seems likely that European manufacturers will adopt particulate filters to meet 2009 regulations which have been ratified by the European Parliament.  We have significant intellectual property holdings for the design and implementation of these systems.

In May 2004, the U.S. Environmental Protection Agency (EPA) announced proposals to regulate non-road engines.  The regulations will be phased in from 2008 to 2014.  Proposals include a wide range of construction equipment, agricultural equipment, as well as railroad and marine applications.

We believe the U.S. market for diesel engines is poised for significant growth because of the favorable fuel economy performance of diesel engines, coupled with the increased ability to control effectively particulate matter and emissions of nitrogen oxides from such engines.  Europe and Asia already use significantly more mobile diesel engines than in the U.S., particularly for passenger and light-duty vehicles.  Engine manufacturers have all employed particulate filters to meet new U.S. heavy-duty diesel vehicle regulations for the 2007 model year and have indicated their intent to continue this for particulate matter control in 2010.  Major U.S. and European engine manufacturers have committed to adopt urea-selective catalytic reduction.  We believe that both particulate filters and nitrogen oxides control technology will be required in Europe and the U.S. in the 2007 to 2010 period.

Existing Diesel Engines and the Retrofit Market

While much of the regulatory pressure and the response from engine manufacturers have focused on reducing emissions from new engines, there is increasing concern over pollution from existing diesel engines that have from 20- to 30-year life cycles.  The U.S. Environmental Protection Agency has estimated that there are approximately 11 million diesel powered vehicles which need to be retrofitted over the next ten years.  We believe this trend underlies the growing interest in the potential market that may exist for retrofitting diesel engines with emissions reduction systems.  Stationary diesel engines, construction equipment and public transportation vehicles such as buses and commercial and municipal truck fleets will all be included in such a retrofit diesel engine market.

The California Air Resources Board declared diesel particulates to be toxic in 1998, and in 2000, it proposed reductions in particulate emissions from over one million existing engines in California as well as more stringent controls for new engines.  The Environmental Protection Agency stated its objective for retrofitting vehicles with particulate controls and developed the Clean School Bus U.S.A. program to reduce emissions on school buses and the Smartway Transport Program to reduce both diesel emissions and fuel consumption on over-the-road trucks.

Competition

Because our principal strategy is the licensing of our technologies, those companies that could be considered as competitors and as potential licensees of ours should also be considered as our potential customers.

There is significant competition among companies that provide solutions for pollutant emissions from diesel engines.  Several companies market products that compete directly with our products and other companies offer products that potential customers may consider to be acceptable alternatives.  In addition, newly developed products could be more effective and cost-efficient than our current products or those developed in the future.

We face direct competition from companies with far greater financial, technological, manufacturing and personnel resources, including BASF (formerly Engelhard), Donaldson, Cummins Filtration, Innospec (formerly Octel), Rhodia and Johnson Matthey.  Moreover, many of the current and potential future competitors have substantially more engineering, sales and marketing capabilities, and broader product lines than we do.  Because of greater resources, these competitors may be better able to withstand a change in conditions within the industries in which we operate, a change in the prices of raw materials or a change in global economic conditions.  We also face indirect competition in the form of alternative fuel consumption vehicles such as those using methanol, hydrogen, ethanol and electricity.

We believe that our technologies and products occupy a strong competitive position relative to others in the diesel emissions reduction technology market.  Competition in verified particulate reduction systems for retrofit is from catalyst systems suppliers like Johnson Matthey and BASF.  These companies employ systems that rely on much greater quantities of platinum than we do and that have the undesirable effect of increasing emissions of nitrogen dioxide, a component of nitrogen oxides and a strong lung irritant.  Competition in the diesel fuel additive market is from additive suppliers such as Innospec and Rhodia, who market an iron-based product, and Exotica, who markets a cerium product.  Our Platinum Plus fuel-borne catalyst provides fuel economy benefits as it competes on performance in regenerating filters and lowering system cost for the system provider by enabling reduced platinum levels and lower overall metal usage which results in less ash buildup on filters.  Platinum Plus fuel-borne catalyst also offers better performance in terms of carbon monoxide reduction and hydrocarbon reduction.  In addition, Platinum Plus fuel-borne catalyst is the only fuel additive to provide fuel economy improvement.  Finally, in the nitrogen oxides control market, competition is from other suppliers of reagent-based post-combustion nitrogen oxides control systems such as Argillon, Hilite International and KleenAir Systems for retrofit, and Bosch and Hilite International for original equipment manufacturers.  Bosch and Purem have stated that they will offer a single fluid system after 2007.  However, we already have proprietary technology for a single fluid system which requires no compressed air.

Sales and Marketing

Our products and solutions are sold to customers through our distribution network, direct sales and the efforts of our sales consultants and agents.  As of July 31, 2007, our sales and marketing team consisted of seven employees, sales consultants and agents supported by our executive officers and members of our board of directors.

Market Opportunity

We believe our technologies are applicable to all existing diesel engines, all new engines designed to meet upcoming emission standards and all types of fuel, including biodiesel and ultra-low sulfur diesel.  We view the market opportunity as one that may be divided by application and market drivers.  Because of the financial benefit of improved fuel economy along with reduction of greenhouse gases, we have begun to place emphasis on fuel economy in the markets we serve.

Our intellectual property and technologies are now at the center of developments in the on-road diesel market.  Selective catalytic reduction which utilizes our ARIS technology and diesel particulate filtration which can utilize our Platinum Plus technology are core technologies to the development of the pending generation of cleaner diesels.  We believe this places us in a strong position going forward.  To meet 2010 requirements, some alternative fuels’ strategies will also need to consider means of reducing nitrogen oxides emissions.  Current projects are demonstrating the effective application of ARIS-based systems with these alternative fuels’ vehicles.

The two principal market drivers for our products are legislative compliance for emission control and fuel economy improvement.  Platinum Plus fuel-borne catalyst is an “enabling technology” that enables emission reductions from the engine itself and enhances performance of the exhaust after-treatment systems while improving fuel economy.  The continued tightening of clean air standards, emissions control regulations, pressure for fuel efficiency and growing international awareness of the greenhouse effect should provide us with substantial opportunities in local markets throughout North America, Europe and Asia.

Without compromising the fuel economy benefits of diesel, a significant reduction of particulate and nitrogen oxides emissions can only be achieved by using combinations of improved engine design, cleaner burning fuels and after-treatment systems such as diesel particulate filters and catalytic systems.  The Platinum Plus fuel-borne catalyst (which improves combustion catalytically and enables higher performance of exhaust treatment devices) and the ARIS selective catalytic reduction technology can form key components of both of these after-treatment systems.

The convergence of requirements for emissions compliance and the high cost of fuel make the use of our products economical.  With diesel fuel selling at approximately $2.90 per U.S. gallon, or more, in the United States as of July 2007, a fuel savings of as little as 3% corresponds to $0.087 per U.S. gallon and effectively pays the cost of dosing with Platinum Plus fuel-borne catalyst by diesel fleet operators.  Our Platinum Plus fuel-borne catalyst in controlled fleet tests showed an average of 8% fuel economy improvement.  In Europe, where diesel fuel retails in some countries for as much as four times the U.S. selling price because of the higher tax rate on fuels, potential fuel economy benefits are even more pronounced.

Marketing Strategy and Commercialization

After-treatment systems for emissions control from diesel engines are now penetrating the diesel market.  The introduction of selective catalytic reduction in Europe and Japan for heavy-duty applications and the move to include diesel particulate traps for diesel passenger cars has confirmed our technology as central to the diesel market.  PSA Peugeot has taken the lead and offers particulate filter systems with fuel-borne catalysts on several of its models.  Other manufacturers such as Volkswagen and Daimler Chrysler now also offer diesel particulate filters for their larger vehicles.  In the U.S., Daimler Chrysler is now promoting the “clean diesel” passenger car under the “Bluetec” brand name which uses selective catalytic reduction to achieve the high nitrogen oxides reduction standards and will likely use airless urea injection.

The U.S. Environmental Protection Agency and California Air Resources Board programs are only now beginning to result in the creation of active markets for diesel emissions reduction technologies and products in the U.S.  These markets include applications to new vehicles from 2007 onward and retrofit applications in on- and off-road markets, as well as for stationary power generation.  Thus, the market for diesel emissions reduction technologies and products is still emerging.  We expect growing demand for verified diesel emissions reduction technologies and products to the diesel engine market, owners of existing fleets of diesel-powered vehicles, and expanding requirements from the off road, marine and railroad sectors.  At the same time, engine original equipment manufacturers are looking to subsystem suppliers to provide complete exhaust subsystems including particulate filters and/or nitrogen oxides abatement systems and eventually both.

It is an essential requirement of the U.S. retrofit market that emissions control products and systems are verified under the Environmental Protection Agency or California Air Resources Board protocols to qualify for credits within the Environmental Protection Agency and California Air Resources Board programs.  Funding for these emissions control products and systems is generally limited to those products and technologies that have already been verified.  We have received verification from the U.S. Environmental Protection Agency for two systems based upon the use of the Platinum Plus fuel-borne catalyst.  Our Platinum Plus Purifier System uses the fuel-borne catalyst and a diesel oxidation catalyst for up to a 50% particulate reduction.  Another system of ours is verified for up to 75% reduction and uses a catalyzed wire mesh filter and the Platinum Plus fuel-borne catalyst.  We intend to verify our Platinum Plus fuel-borne catalyst in combination with a high performance diesel filter and may also seek to verify our Platinum Plus fuel-borne catalyst with additional emissions control devices manufactured by other vendors.  We may receive royalties from sales of such systems or devices in the event sales of these devices include the Platinum Plus fuel-borne catalyst product as part of the devices’ verification.

We currently manufacture and ship the Platinum Plus fuel-borne catalyst product from a toll blender and from a warehouse in the northeast of the U.S.  However, as demand for the product increases, we intend to expand the manufacturing and distribution by supplying platinum concentrate to third parties with U.S. and foreign facilities pursuant to licensing agreements so that these licensees may market the finished Platinum Plus fuel-borne catalyst products to fuel suppliers and end users.

We have licensed the ARIS nitrogen oxides reduction technology in both the U.S. and Japan.  We plan to widen distribution to Europe and Asia by selling key components with the technology licenses.  We believe this strategy of licensing the products and technologies represents the most efficient way to gain widespread distribution quickly and to exploit demand for the technologies in North America, Europe and Asia.

We intend to utilize the catalyzed wire mesh filter technology which we have acquired by selling products based upon that technology alone and also in combination with our Platinum Plus fuel-borne catalyst.  We have developed new patent applications in cooperation with external research institutions, which are intended to expand the market uses of the catalyzed wire mesh-based diesel particulate filter technology.

Health Effects, Environmental Matters and Registration of Additives

We are subject to environmental laws in all the countries in which we do business.  Management believes that CDT is in compliance with applicable laws, regulations and legal requirements.

Engine tests in the U.S. and Switzerland show that, when used in conjunction with a diesel particulate filter, from 99% to 99.9% of the Platinum Plus catalyst metal introduced to the fuel system by the fuel-borne catalyst is retained within the engine and exhaust and that the amount of platinum emitted from the use of Platinum Plus fuel-borne catalyst is roughly equivalent to platinum attrition from automotive catalytic converters.

Metallic fuel additives have come under scrutiny for their possible effects on health.  We registered our platinum additive in 1997 in both the U.S. and the U.K.  The platinum-cerium bimetallic additive required further registration in the U.S. that involved a 1,000-hour engine test and extensive emission measurements and analysis.  The registration of the platinum-cerium bimetallic additive was completed in 1999 and issued in December 1999.

Germany, Austria and Switzerland have set up a protocol (VERT) for approving diesel particulate filters and additive systems used with them.  We completed the required tests under the VERT protocol in 2000 and in January 2001, the Swiss authority BUWAL approved our Platinum Plus fuel-borne catalyst fuel additive for use with a diesel particulate filter.

The U.K. Ministry of Health’s Committee on Toxicity reviewed our Platinum Plus product and all the data submitted by us in December 1996 and stated, “The Committee is satisfied that the platinum emission from vehicles would not be in an allergenic form and that the concentrations are well below those known to cause human toxicity.”  Radian Associates, an independent research consulting firm, reviewed our data and the literature on platinum health effects in 1997 and concluded, “The use of Clean Diesel Technologies’ platinum containing diesel fuel additive is not expected to have an adverse health effect on the population under the condition reviewed.”  Radian Associates also concluded that emissions of platinum from the additive had a margin of safety ranging from 2,000 to 2,000,000 times below workplace standards.

The U.S. Mining Safety and Health Administration accepted the use of Platinum Plus fuel-borne catalyst with particulate filters in 2002, and also allowed its use in all fuel used in underground mining, even without filters.

We initiated independent tests in January 2005 to address questions from the Environmental Protection Agency on the use of our fuel-borne catalyst resulting from growing commercial interest in its diesel emission control products.  The results from testing of our Platinum Plus fuel-borne catalyst over eight months at laboratories recognized and approved by the Environmental Protection Agency confirmed that any potentially allergenic platinum emissions from the use of the Platinum Plus fuel-borne catalyst were hundreds to thousands of times below the lowest published safe level and were consistent with reported platinum emissions from catalyzed control devices, in the opinion of the scientists.

Revenue

Our operating revenue consists of product sales comprised of fuel-borne catalysts (primarily, our patented, EPA-registered Platinum Plus fuel-borne catalyst products and concentrate) and hardware (primarily, our patented ARIS advanced reagent injector and dosing systems for selective catalytic reduction of nitrogen oxides, our EPA-verified Platinum Plus Purifier System, our fuel-borne catalyst and a diesel-oxidation catalyst, and catalyzed wire mesh filters, including EPA-verified catalyzed wire mesh filters used in conjunction with our Platinum Plus fuel-borne catalyst), technology licensing fees and royalties, and consulting and other (primarily, engineering and development consulting services).  The following tables set forth the percentage contribution of our revenue sources in relation to total revenue for the years ended December 31, 2006, 2005 and 2004 and the six months ended June 30, 2007 and 2006.

(dollars in thousands)
	For the years ended December 31,
	2006		2005		2004

Product sales	$860	76.6%	$760	93.6%	$659	91.3%
License and royalty revenue	74	6.6%	47	5.8%	54	7.5%
Consulting and other	189	16.8%	5	0.6%	9	1.2%
Total	$1,123	100.0%	$812	100.0%	$722	100.0%

			Six Months Ended June 30,
			2007		2006
Product sales			$344	23.6%	$413	75.4%
License and royalty revenue			1,115	76.4%	2	0.4%
Consulting and other				─	133	24.3%
Total			$1,459	100.0%	$548	100.0%

The mix of our revenue sources during any reporting period may have a material impact on our operating results.  In particular, our execution of technology licensing agreements, and the timing of the revenue recognized from these agreements, has not been predictable.  To date, we have been dependent on a few customers for a significant portion of our revenue (see “Significant Customers” in Note 2 of Notes to Consolidated Financial Statements and Note 8 of Notes to Condensed Consolidated Financial Statements).  The geographic areas from which our revenue was recognized for the years ended December 31, 2006, 2005 and 2004 are outlined in Note 12 of Notes to Consolidated Financial Statements and Note 10 of Notes to Condensed Consolidated Financial Statements.

Our Platinum Plus fuel-borne catalyst concentrate and finished product are sold to distributors, resellers and vehicle fleets in various industries, including beverage, grocery, shipping, fuel delivery and marine, among other end users.  We license the ARIS nitrogen oxides reduction system to others, generally with an up-front fee for the technology and know-how and an on-going royalty per unit.  We also sell finished ARIS-based selective catalytic reduction systems to potential ARIS licensees and end users.  We believe that the ARIS system can most effectively be commercialized through licensing several companies with a related business in these markets.  We are actively seeking additional ARIS licensees for both mobile and stationary applications in the U.S., Europe and Asia.  We offer rights to the catalyzed wire mesh technology through license agreements as well as selling finished filters for use with our Platinum Plus fuel-borne catalyst.

Sources of Supply

Platinum and cerium are the principal raw materials used in the production of the Platinum Plus fuel-borne catalyst.  These metals are generally available from multiple sources.  We do not anticipate a shortage in the supply of the raw materials used in the production of the fuel-borne catalyst in the foreseeable future.  While we have outsourcing arrangements with two companies in the precious metal refining industry to procure platinum, there are no fixed commitments with these parties to provide supplies, and we may make procurement arrangements with others to fulfill our raw materials requirements.

Research and Development

We anticipate that we will continue to make significant research and development expenditures to maintain and expand our competitive position.  This includes improving our current technologies and products and developing and acquiring newer technologies and products.

Our research and development costs include test programs, salary and benefits, consulting fees, materials and certain testing equipment and are charged to operations as they are incurred.  Our research and development expenses, exclusive of patent costs, totaled approximately $510,000, $439,000 and $506,000, respectively, for the years ended December 31, 2006, 2005 and 2004 and $192,000 and $395,000, respectively, for the six months ended June 30, 2007 and 2006.

Insurance

We maintain coverage for the customary risks inherent in our operations.  Although we believe our insurance policies to be adequate in amount and coverage for current operations, no assurance can be given that this coverage will be, or continue to be, available in adequate amounts or at a reasonable cost, or that such insurance will be adequate to cover any future claims.

Employees

As of August 31, 2007, we had twelve full-time employees and one part-time employee.  In addition, one executive officer of Fuel Tech provides management and legal services to us as needed pursuant to a Management and Services Agreement with Fuel Tech.  We also retain outside technical consultants and sales and marketing consultants and agents.

We enjoy good relations with our employees and are not a party to any labor management agreements.

Properties

We have a five-year lease expiring in March 2009 for 3,925 square feet of administrative office space at 300 Atlantic Street, Stamford, Connecticut.  The annual cost of the lease including rent, utilities and parking is approximately $125,000.  We have a lease for 400 square feet of office space outside London, U.K. through September 2007 at an annual cost of approximately $33,000.  We also lease 2,750 square feet of warehouse space in Milford, Connecticut at an annual cost of approximately $20,000 (excluding utilities) through July 2008.

Legal Proceedings

We are not involved in any legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Name	Age	Position

John A. de Havilland	69	Director
Derek R. Gray	74	Chairman of Board of Directors
Charles W. Grinnell	70	Director, Vice President, General Counsel and Corporate Secretary
John J. McCloy II	69	Director
David F. Merrion	71	Director
Bernhard Steiner	59	Director, President and Chief Executive Officer
Dr. Walter G. Copan	53	Executive Vice President - North American Operations & Chief Technology Officer
Timothy Rogers	45	Executive Vice President - International Operations
Ann B. Ruple	55	Vice President, Treasurer and Chief Financial Officer

John A. de Havilland has been a director of Clean Diesel since its inception in 1994.  Mr. de Havilland was a director of J. Henry Schroder Wagg & Co. Ltd., a merchant bank, from 1972 until his retirement in 1989.  Except for the period of April through December 1998, Mr. de Havilland was a Managing Director of Fuel-Tech N.V., (now Fuel Tech, Inc.) a pollution control company, from 1987 through March 1, 2002.

Derek R. Gray has been a director of Clean Diesel since 1998.  Mr. Gray has been Managing Director of S G Associates Limited, a United Kingdom fiscal advisory firm since 1971 and a director of Velcro Industries N.V., a manufacturing company, since 1974.

Charles W. Grinnell has been Vice President, General Counsel and Corporate Secretary of Clean Diesel since its inception in 1994 and has held the same positions with Fuel Tech, Inc. since 1987.  Mr. Grinnell, a director of Fuel Tech, Inc., is engaged in the private practice of corporate law in Stamford, Connecticut.

John J. McCloy II is a private investor concentrating on venture capital and early stage investment projects in a variety of industries.  Mr. McCloy has served as a director since June 2005.  He is Chairman of Gravitas Technology, Inc., an information technology company; the Sound Shore Mutual Fund, Inc.; Ashland Management, Inc., an investment advisory firm; the American Council on Germany; and a member of the U.S. Council on Foreign Relations.  He was also a director of NCT Group, Inc. from 1986 to February 2007.

David F. Merrion has been a director of Clean Diesel since June 2006 and Chairman of the Clean Diesel Technical Advisory Board since January 10, 2005.  He is the principal of David F. Merrion LLC, a consulting practice.  Mr. Merrion is a retired Executive Vice President - Engineering of Detroit Diesel Corporation, his employer from 1988 to 1999.  He has been a director of Catalytica Energy Systems, Inc., a catalytic research and development company since 2004 and a director of Greenvision Technology, LLC, an intellectual property holding company, since 2000.

Dr. Bernhard Steiner became Chief Executive Officer of Clean Diesel on September 14, 2004 and President on January 25, 2006.  Dr. Steiner held Executive Director positions from 2003 at both Wayfinder Systems AB of Sweden, a navigation and location software development company, and OWR AG, a leading nuclear, biological and chemical protection solutions company.  He continues as a non-executive director at both companies.  From 1999 until 2003, Dr. Steiner was General Manager of the Software Solutions Group of Motorola, Inc., an electronics company.  From 1994 until 1999, he was Chairman and Chief Executive of the NXT PLC Group companies Wharfedale and Mission and from 1996, Group Managing Director of NXT PLC.  Dr. Steiner, a graduate of the University of St. Gallen, Switzerland, has also during his business career held executive sales and marketing positions at Canon, Sony and Amstrad PLC.

Dr. Walter G. Copan has been Executive Vice President - North American Operations & Chief Technology Officer of Clean Diesel since January 25, 2006; and he had been Vice President and Chief Technology Officer from August 3, 2005 when he joined Clean Diesel.  Previously, Dr. Copan had been Principal Licensing Executive, Technology Transfer, of the National Renewable Energy Laboratory of the U.S. Department of Energy since June 2003; and before that had been Managing Director, Technology Transfer and Licensing of The Lubrizol Corporation, a fuel additive company, his employer since 1975.

Timothy Rogers has been Executive Vice President - International Operations since January 25, 2006; had been Vice President – International of Clean Diesel since February 21, 2004; and had been a consultant to Clean Diesel since September 30, 2003.  From 2002 to September 2003, he was Director of Sales and Marketing of ADAS Consulting, Ltd. and from 1993 to 2002, was a Director of Adastra, a wholly owned-subsidiary of Associated Octel Company, Ltd, a U.K.-based multinational petrochemical company.

Ann B. Ruple has been Vice President, Treasurer and Chief Financial Officer of Clean Diesel since December 13, 2006.  Previously she had been Director, Financial Reporting, Planning and Analysis of NCT Group, Inc., a technology company, her employer since 1998.  Ms. Ruple is a Certified Public Accountant and holds an MBA Degree.

There are no family relationships among any of the directors or executive officers.  Please also see the text below under the caption “Certain Relationships and Related Transactions.”

Compensation & Nominating Committee Interlocks and Insider Participation

The members of the Compensation and Nominating Committee are Messrs. de Havilland, McCloy and Merrion.  There were no Compensation and Nominating Committee interlocks or insider, i.e. employee, participation during 2006.

Corporate Governance

Director Independence

Messrs. Gray, de Havilland, McCloy and Merrion are independent directors under the definition of NASDAQ Rule 4500(a)(15).  The members of our Audit Committee, Messrs. Gray, McCloy and de Havilland, are also independent under the more restrictive independence standard applicable to Audit Committees in NASDAQ Rule 4350(d).  As Clean Diesel is currently listed on The NASDAQ Capital Market, the Board follows the policies of The NASDAQ Stock Market LLC.

DIRECTOR COMPENSATION

In 2006, our directors were paid an annual retainer of $30,000.  The Chairman of the Board (Mr. Gray) and the Chairman of the Audit Committee (Mr. Gray) received, respectively, an additional annual retainer of $30,000 and $10,000.  Retainers were paid quarterly in arrears.  There are no meeting fees.  The retainers may, at the director’s election at the beginning of each year, be paid in the form of restricted stock valued at the average of the high and low trading prices in each quarter.  Directors are also eligible for stock option awards.  Stock option awards to non-executive directors are, under the current policy of the Board, for a ten year term and are fully vested when granted.  Directors who are also our employees or executive officers receive no compensation for their service as directors as such, and accordingly, Messrs. Grinnell and Steiner are not included in the table below.

Summary Director Compensation Table

The following table shows for our non-executive directors all compensation earned in 2006 on account of fees, whether paid in cash or stock, and stock option awards.

Name	Fees Earned Or Paid in Cash ($)		Option Awards ($) (3)	Total ($)
(a)	(b)		(d)	(e)

J. A. de Havilland	$30,000	(1)	$ ─	$30,000

D. R. Gray	70,000	(1)	─	70,000

J. J. McCloy II	30,000		─	30,000

D. F. Merrion	33,750	(2)	82,843	96,593

(1)
Of these fee amounts, Messrs. de Havilland and Gray, respectively, accepted payments for $15,000 in the form of 2,236 shares and for $70,000 in the form of 10,434 shares.  These shares which were valued at the high and low trading prices over the quarter in which the fees were earned, are not deferred compensation and, having been purchased, are not stock awards.

(2)	Includes $20,000 fees due to service on the Company’s Technical Advisory Board.
(3)
No stock options were awarded in 2006 to the directors, except to Mr. Merrion.  The value shown for Mr. Merrion’s option was calculated in accordance with SFAS No. 123(R) and does not represent cash paid to the optionee.

DIRECTORS OUTSTANDING STOCK OPTIONS AT 2006 FISCAL YEAR END (1)

The following table sets out by grant date the outstanding options held at year end 2006 by the directors.  All of these options are vested.

Name	Number of Securities Underlying Unexercised Options #	Option Exercise Price	Option Expiration Date
(a)	(b)	(c)	(d)

John A. de Havilland (1)	2,000	$4.50	06/14/09
	2,000	$12.50	02/10/10
	2,000	$9.825	03/14/11
	5,000	$14.50	03/13/12
	4,000	$8.25	06/11/13
	2,000	$15.35	12/02/13
	3,000	$9.70	12/09/14
	3,000	$5.10	12/20/15

Derek R. Gray (1)	2,000	$4.50	06/14/09
	2,000	$12.50	02/10/10
	2,000	$9.825	03/14/11
	5,000	$14.50	03/13/12
	7,000	$8.25	06/11/13
	4,000	$15.35	12/02/13
	5,000	$9.70	12/09/14
	3,000	$5.10	12/20/15

John J. McCloy II	10,000	$7.875	06/09/15
	3,000	$5.10	12/20/15

David F. Merrion	11,000	$8.375	11/13/16

(1)
Excludes non-compensatory warrants issued in conjunction with investment transactions consummated by this director (see footnote 2 to the table, “Principal Stockholders and Stock Ownership of Management”).  Each of these options is for a ten year term and was fully vested on date of grant.

EXECUTIVE COMPENSATION

Report of Compensation and Nominating Committee

The Compensation and Nominating Committee has reviewed and discussed with Management the Compensation Discussion and Analysis which appears immediately below.

By the Compensation and Nominating Committee
John de Havilland, Chairman, John J. McCloy II and David F. Merrion

Compensation Discussion and Analysis

Compensation Program Objectives

We develop, design, market and license patented technologies and solutions that reduce harmful emissions from internal combustion engines, while simultaneously improving fuel economy and engine power.  Continued investment in and protection of our intellectual property as well as intensive marketing and commercializing of our products to increase revenue are fundamental to us.  We are committed to ensuring our growth and maximizing stockholder value.  To that end, we have concentrated our efforts on enhancing our core technologies, building innovative product and service offerings, and promoting our expanding brand portfolio.  Thus, our compensation programs are designed to enable us to achieve the following objectives:

•	to ensure that we remain as a market leader in the development of innovative, technical solutions;
•	to attract, engage and retain top talent that ensures the achievement of business goals, strategies and objectives;
•	to support an integrated team-oriented philosophy; and
•	to provide stockholders with a superior rate of return.

Compensation Elements

Our executive compensation program has as a primary purpose our need to attract, retain and motivate the highly trained, experienced individuals whose technical expertise and business talents will enable us to succeed.  The key components of that program during the last fiscal year were base salary, annual bonus awards and long-term incentives, as follows.

Base Salary

Executive base salaries are approved by the Compensation and Nominating Committee on recommendation of the Chief Executive Officer, except that the base salary of the Chief Executive Officer is fixed by the Committee itself.  In approving or fixing base salaries, the Committee acts in its collective business judgment and experience on what it understands to be fair, reasonable and equitable compensation in view of our requirements for recruiting and retention in a highly competitive market.  In its deliberations, the Committee considers:

•	the executive’s compensation relative to other officers;
•	recent and expected performance of the executive;
•	our recent and expected overall performance; and
•	our overall budget for base salary increases.

In 2006, in an effort to control costs, we implemented a salary reduction program for our managers that reduced 2006 payroll expense by $101,000.  The salary reductions for individuals were linked to the 2006 performance targets established for the 2006 cash bonus program described below.

Annual Bonus Awards

In 2006, potential cash awards under our incentive cash bonus program, called the Management Incentive Program (“MIP”), were designed to focus our managers on the achievement of Company financial targets for that year, as well as on individual objectives established at the commencement of the year.

The 2006 MIP was structured as follows:

•	Participation in the incentive program was limited to managers.

•
For every dollar of salary reduction under the salary reduction program described above, the participant would have the opportunity to recover that reduction by a cash bonus payable on the attainment of progress toward the U.S. and International sales goals for 2006.  25% of the bonus could be earned by meeting thresholds within the sales targets and the balance on meeting personal goals agreed by the relevant manager and approved by the Chief Executive Officer.  Reduced salaries could be made good on attaining 65% of targets, another incremental amount almost equal to the salary reduction could be earned, if the revenue targets are attained, and, if revenues were to reach 150% of the target, an amount approaching three times the salary reduction could be earned.

•
In 2006, the financial metrics set for that year’s bonus program were not achieved, and, accordingly, awards were not made to participants in the MIP.  A limited number of employees, however, did receive cash bonuses awarded in the Committee’s business judgment on an individual performance basis, principally related to our success in the 2006 fund raising effort and also with respect to individual efforts related to our technologies.  The individual performance awards to the Named Executive Officers are set out in the “Bonus” column of the Summary Compensation Table below.  The Committee’s approval of specific bonus payments to individual employees was based on several considerations, including the employee’s base salary and specific identifiable achievements.  The 2006 bonus for Dr. Steiner was principally based on the Committee’s evaluation of the value to Clean Diesel arising from Dr. Steiner’s efforts in the 2006 fund raising program.

Long-Term Incentives

We have one equity-based employee compensation plan, referred to as the 1994 Incentive Plan, approved by the stockholders in 1994 and in 2002, under which awards may be granted to participants in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, bonuses or other forms of share-based or non-share-based awards or combinations thereof.  Participants in the 1994 Incentive Plan may be our directors, officers, employees, consultants or advisors (except consultants or advisors in capital-raising transactions) as the directors determine are key to the success of our business.

Our long-term equity incentives are stock options and are designed to focus management on the long-term success of the Company as evidenced by appreciation of the Company’s stock price over several years, by growth in its earnings per share and other elements, and thereby, to align the interests of the optionees with the interests of the stockholders.

Details concerning stock options awarded in 2006 to the Named Executive Officers and to the directors are set out in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Management and Committee Compensation Actions for 2006

On December 19, 2005, the Chief Executive Officer proposed to the Compensation and Nominating Committee certain base salary decreases in 2006 for management employees.  In an executive session following that meeting the Committee independently fixed the 2006 salary of the Chief Executive Officer and, with several adjustments, approved the proposed salary reductions for other employees.  Also at the same meeting the Committee approved of the Management Incentive Program for 2006 described above.

On December 15, 2006, the Committee received the Chief Executive Officer’s recommendations for stock option awards to current employees and, then, deferred action until later in 2007 until after the closing of the fund raising activities then being conducted.  On January 4, 2007, the Committee recommended and the Board awarded stock options to acquire 125,000 shares of which 98,000 were awarded to management and other employees, 2,000 to an outside consultant and 25,000 to the non-executive directors.

Ownership Guidelines

We do not have a stock ownership policy for Senior Executives.

Hedging and Insider Trading Policies

We do not have a formal policy on hedging.  We prohibit trading in our securities during closed periods which are the two months before the release of annual results and one month before the release of quarterly results.

Equity Grant Practices

Under the 1994 Incentive Plan, the Board grants stock option awards for a term of not more than ten years.  Stock option awards are made by the full Board rather than the Compensation and Nominating Committee because the non-executive directors themselves are eligible for discretionary stock option awards.  The awards have an exercise price per share equal to fair market value on the grant date.  Fair market value is the mean of the high and low trading price, or if there are not trading prices, the bid and asked prices, reported in either case on both the Alternative Investment Market of the London Stock Exchange and the U.S. market on which we are traded (The NASDAQ Capital Market effective October 3, 2007 and prior to that date on the Over-The-Counter Bulletin Board).  The grant date is the date of Board action but may be a future date tied to an event, such as commencement of employment.  Under the current policy of the Board, awards to employees may be exercised one-third on the grant date and one-third on each of the first and second anniversaries of the grant date; option awards may in the discretion of the Board be Incentive Stock Options under Internal Revenue Code Section 422, if awarded to U.S. employees; on resignation, those options which may then be exercised continue to be exercisable for time periods depending on length of employment, so that such options are exercisable for 180 days, if employed less than three years; for two years, if employed for between three and five years; for three years, if employed between five and seven years; for five years if employed more than seven years; but in no event later than the basic ten year option term.  In case of death, total disability or normal retirement, the portion of the option then vested shall continue in force and be exercisable until the expiration of the basic ten year term, but the then unvested portion of the option shall terminate and be of no effect.

Retirement Benefits

We have no defined benefit pension plan.  We have a 401(k) Plan covering substantially all employees.  The 401(k) Plan is an important factor in attracting and retaining employees as it provides an opportunity to accumulate retirement funds.  Our 401(k) Plan provides for annual deferral of up to $15,500 for individuals until age 50, $20,500 for individuals 50 and older, or, as allowed by the Internal Revenue Code.  We match 100% of employee contributions up to 4% of employee salary if the employee contributes at least 5% of his or her salary.  Matching contributions vest immediately.

Welfare Benefits

In order to attract and retain employees, we provide certain welfare benefit plans to its employees, which include medical and dental insurance benefits.  We may also provide other benefits to executives including group term life insurance and disability insurance.  These benefits are not provided to non-employee directors.

Employment Agreements; Severance Arrangements

Each of the “Named Executive Officers,” identified below in the Summary Compensation Table, is party to our form of employment agreement with similar provisions.  These agreements are for indefinite terms except for Dr. Steiner whose agreement expires September 13, 2008.  These agreements provide for severance benefits.  The severance benefit is payable in the event of termination of employment because of physical incapacity or without cause.  Termination of employment without cause is termination under circumstances other than resignation, retirement or cause and includes constructive discharge.  Termination for cause, for which no severance is payable, is termination on account of conviction or plea of guilty to a felony, any instance of fraud, embezzlement, self dealing, insider trading or similar malfeasance with respect to the Company regardless of amount; substance or alcohol abuse; or other conduct for which dismissal has been identified by us in writing as a potential disciplinary measure.

The severance benefit for incapacity for each of the officers is in the form of base salary for six months.  The severance benefit for termination without cause is base salary and benefit continuation for varying time periods depending on the employee or until the employee finds comparable employment.  Benefit continuation includes health and medical insurance, life insurance, 401(k) Plan match, and the employer’s portion of social security.  The time periods and estimated cash value of benefits are:  for Dr. Steiner, six months ($153,000) or the remaining amount of his agreement, if less; for Ms. Ruple, six months ($77,500); for Dr. Copan, one year ($200,000); for Mr. Rogers, three months ($63,500); and for Mr. Reid, then Vice President, six months ($82,200).  The value of these estimated severance benefits is based on the amount of base salary and benefits payable from January 1, 2007 for the applicable time period.

Under the several employment agreements, each of the officers is indefinitely obligated to maintain confidentiality of our proprietary information and to assign inventions made in the course of employment by us.  Also, for two years after termination, the officers are required to report to us the nature of any employment.  Severance benefits are not explicitly conditioned on these undertakings.

Options Vesting on Change in Control

Under the 1994 Incentive Plan, all outstanding options shown in the table below “Outstanding Equity Awards at Fiscal Year-End” for the Named Executive Officers will become immediately exercisable in the event that there is with respect to us, a “Change in Control.”  A “Change in Control” takes place if (a) any person or affiliated group becomes the beneficial owner of 51% or more of our outstanding securities; (b) in any two year period, persons in the majority of the board of directors cease being so unless the nomination of the new directors was approved by the former directors when they were in office; (c) a business combination takes place where our shares are converted to cash, securities or other property, but not in a transaction in which our stockholders have proportionately the same share ownership before and after the transaction; or (d) our stockholders approve of a plan for our liquidation or dissolution.

Indemnification and Insurance

Under our Certificate of Incorporation, indemnification is afforded our directors and executive officers to the fullest extent permitted by Delaware law.  Such indemnification also includes payment of any costs which an indemnitee incurs because of claims against the indemnitee and provides for advancement to the indemnitee of those costs, including legal fees.  We are, however, not obligated to provide indemnity and costs where it is adjudicated that the indemnitee did not act in good faith in the reasonable belief that the indemnitee’s actions were in our best interests, or, in the case of a settlement of a claim, such determination is made by our Board of Directors.

We carry insurance providing indemnification, under certain circumstances, to all of its subsidiaries’ directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers.  The current annual premium for this policy is $57,500.

No payments have been made to any of our past or present directors or officers for such indemnification or under any insurance policy.

Compensation Recovery Policies

We maintain a policy that we will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer, if such executive engages in misconduct that caused or partially caused a restatement of our financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002.  If circumstances warrant, we will seek to recover appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Tax Deductibility of Executive Compensation

We review and consider the deductibility of executive compensation under the requirements of Internal Revenue Code Section 162(m), which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals.  We believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes.

Accounting for Equity-Based Compensation

On January 1, 2006, we began accounting for the equity-based compensation issued under the Incentive Plan in accordance with the requirements of FASB Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning fiscal year 2006 compensation for the “Named Executive Officers” in all capacities awarded to, earned by or paid to Dr. Bernard Steiner, President and Chief Executive Officer; Ann B. Ruple, CPA, Vice President, Treasurer and Chief Financial Officer; Dr. Walter G. Copan, Executive Vice President North America and Chief Technical Officer; Timothy Rogers, Executive Vice President, International; R. Glen Reid, then Vice President Sales and Marketing.  Also included is information for James M. Valentine, former President and Chief Operating Officer; and for David W. Whitwell, former Senior Vice President - Administration, Treasurer and Chief Financial Officer, both of whom were in office for a portion of the year 2006.

Name and Principal Position	Year	Salary	Bonus (4)		Option Awards			Non-Equity Incentive Plan Compensation ($) (4)		All Other Compensation (5)		Total
(a)	(b)	(c)	(d)		(e)			(f)		(g)		(h)

Bernhard Steiner President and Chief Executive Officer	2006	$222,172		$67,585	$	─		$	─		$66,269	$356,026

Ann B. Ruple (1) Vice President, Treasurer and Chief Financial Officer	2006	$8,247	$	─		$73,888	(6)	$	─	$	─	$82,135

Walter G. Copan Executive Vice President North America and Chief Technical Officer	2006	$195,000		$25,000	$	─		$	─		$27,446	$247,446

Timothy Rogers Executive Vice President International	2006	$227,096		$19,643	$	─		$	─	$	─	$246,739

R. Glen Reid Vice President Sales and Marketing	2006	$163,797	$	─	$	─		$	─		$27,304	$191,101

James M. Valentine (2) Former President and Chief Operating Officer	2006	$17,263	$	─	$	─			$1		$357,475	$374,738

David W. Whitwell (3) Former Senior Vice President – Administration, Treasurer and Chief Financial Officer	2006	$174,137	$	─	$	─		$	─		$25,703	$199,840

(1)	Ms. Ruple commenced employment on December 13, 2006.
(2)
Mr. Valentine resigned on January 19, 2006 and, based on legal advice, he was entitled to base salary and benefits continuation for one year or until he obtained comparable employment.  Thus, Mr. Valentine’s salary to his resignation date is reflected in column (c) and his salary and benefits continuation thereafter is reflected in column (g).

(3)	Mr. Whitwell resigned effective November 13, 2006. No severance payments were due to Mr. Whitwell following his resignation.
(4)
Bonus payments were for personal performance.  No incentive awards were earned under the 2006 Incentive Plan.  The salary and bonus payments to Dr. Steiner and Mr. Rogers were paid in euros and sterling, respectively, and were valued by the dollar conversion rate for those currencies as reported in the Wall Street Journal with respect to banking transactions of $1 million or more as of the date accrued.

(5)
“All Other Compensation” includes salary continuation, 401K match, life insurance premiums, disability insurance premiums, medical and dental insurance premiums, and, for Dr. Steiner, includes €50,000 ($67,585) pursuant to his employment agreement as cash in lieu of medical and retirement plan benefits.

(6)
The option award was 10,000 shares on December 13, 2006 to Ms. Ruple and does not represent cash paid to the optionee.  The dollar amounts reflect the aggregate grant fair date value in accordance with SFAS No. 123R.  The methodology of and all assumptions made in the valuation of these option awards are disclosed in Note 7 to Clean Diesel Technologies’ Consolidated Financial Statements for the fiscal year 2006.

GRANTS OF PLAN-BASED AWARDS

The following table sets out information relating to grants of plan-based awards to the named executive officers in the fiscal year 2006.

									Grant
						All Other			Date
						Option			Fair
						Awards:	Exercise		Value
						Number of	or Base	Closing	of Stock
			Estimated Future Payouts Under Non-			Securities	Price of	Price	and
			Equity Incentive Plan Awards			Underlying	Option	Date of	Option
	Grant	Meeting	Threshold	Target	Maximum	Options (2)	Awards (3)	Grant	Awards
Name	Date (1)	Date	($)	($)	($)	(#)	($)	($)	($)

Bernhard Steiner	─	12/19/05	$28,666	$172,000	$257,999	─	─	─	─

Ann B. Ruple	12/13/06	11/25/06	─	─	─	10,000	$8.25	$8.10	$73,888

Walter G. Copan	─	12/19/05	$13,332	$80,000	$119,988	─	─	─	─

Timothy Rogers	─	12/19/05	$18,509	$49,356	$74,118	─	─	─	─

R. Glen Reid	─	12/19/05	$6,489	$17,305	$25,957	─	─	─	─

James M. Valentine	─	12/19/05	─	─	─	─	─	─	─

David W. Whitwell	─	12/19/05	$7,382	$44,290	$66,436	─	─	─	─

(1)	The Board met to grant the option to Ms. Ruple on November 25, 2006 but to take effect and to be priced on her first date of employment so that the grant date was December 13, 2006.
(2)
Under the current policy of the Board, employee options are granted for a ten year term to vest one third immediately and one third on each of the first and second anniversaries of grant.  The option award to Ms. Ruple was an incentive stock option.  With the exception of this award, no stock option awards were made in 2006 to employees or officers.

(3)
Our options are valued for exercise price purposes at the mean of the high and low trading prices or, if none, bid and asked prices, as reported on the Alternative Investment Market (U.K.) and the Over-The-Counter Bulletin Board (U.S.) on the grant date.

OPTION EXERCISES AND STOCK VESTED

There were no exercises of stock options or vesting of stock with respect to Named Executive Officers during the 2006 fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (1)

The following table sets out information as to the Named Executive Officers concerning their unexercised options awards, by award outstanding at fiscal 2006 year-end.

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price	Option Expiration Date (1)
(a)	(b)	(c)	(d)	(e)

Bernard Steiner	30,000 10,000 13,333	─ ─ 6,666	$9.20 9.70 5.10	09/13/14 12/09/14 12/20/15

Ann B. Ruple	3,333	6,666	$8.25	12/13/16

Walter G. Copan	5,000 6,600	15,000 3,333	$6.96 5.10	08/03/15 12/20/15

Timothy G. Rogers	20,000 4,000 6,666	─ ─ 3,333	$9.75 9.70 5.10	09/30/13 12/09/14 12/20/15

R. Glen Reid	10,000 8,000 4,000 4,000 2,266	─ ─ ─ ─ 1,133	$16.50 8.25 15.35 9.70 5.10	04/23/12 06/11/13 12/02/13 12/09/14 12/20/15

James M. Valentine	8,500 5,977 15,000 12,000 20,000 16,000 8,000 6,000 1,777	─ ─ ─ ─ ─ ─ ─ ─ ─	$23.13 4.50 12.50 9.83 14.50 8.25 15.35 9.70 5.10	02/06/07 06/14/09 02/10/10 03/14/11 03/13/12 06/11/13 12/02/13 12/09/14 12/20/15

David W. Whitwell	12,000 8,000 16,000 8,910 6,200 4,000 3,333	─ ─ ─ ─ ─ ─ ─	$11.88 9.83 14.50 8.25 15.35 9.70 5.10	11/10/09 03/14/11 03/13/12 06/11/13 12/02/13 12/09/14 12/20/15

(1)
The option expiration date indicated is the tenth anniversary of the date of grant.  Each of the foregoing options is for a ten-year term and vests as to the shares granted, one third on grant and one third on the first and one third on the second anniversaries of grant.  On resignation, those of the above options which have not expired may continue to be exercisable for time periods depending on length of employment, so that such options are exercisable for 180 days, if employed less than three years; for two years, if employed for between three and five years; for three years, if employed between five and seven years; for five years if employed more than seven years; but in no event later than the basic ten-year option term.  In case of death, total disability or normal retirement, the portion of the option then vested shall continue in force and be exercisable until the expiration of the basic ten-year term, but the then unvested portion of the option shall terminate and be of no effect.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of August 31, 2007 by (i) each person owning beneficially more than three percent(4) of the outstanding shares of common stock; (ii) each of our directors; (iii) the Named Executive Officers; and (iv) all directors and executive officers as a group.

		Percentage
Beneficial Owner	Number of	Beneficially
Name and Address (1)	Shares (2)(3)	Owned (4)

Channel Hotels and Properties Limited (3)	387,638	5.2%
Udaset Holdings Limited	302,292	4.1%
Kanis SA	343,769	4.6%
Positive Securities Limited (David M. Hunter) (3)	422,773	5.7%
Fuel Tech, Inc. (2)(3)	370,023	5.0%
Waltham Forest Friendly Society (2)(3)	344,892	4.5%
Ruffer LLP (Roy Nominees) (3)	1,056,671	14.2%
Hawkwood Fund Management (3)	451,296	6.1%
Duckworth Esq.	400,000	5.1%
Ram Ltd.	295,139	4.0%
Avenir Finances S.A.	600,000	8.0%

Directors and Named Executive Officers

Walter G. Copan (2)	30,062	*
John A. de Havilland (2)	49,551	*
Derek R. Gray (2)	201,418	2.8%
Charles W. Grinnell (2)	55,881	*
John J. McCloy II (2)	25,444	*
David F. Merrion (2)	16,000	*
Timothy Rogers (2)	37,776	*
Bernhard Steiner (2)	100,090	1.3%
Ann B. Ruple (2)	5,946	*
All Directors and Officers as a Group (9 persons) (2)	522,175	7.0%

* Less than 1%

(1)
The address of Channel Hotels and Properties Limited is Gouray Lodge, Le Mont de Gouray, Grouville, Jersey, Channel Islands JE3 9GH; of Udaset Holdings Limited is Lord Coutanche House, 62-68 Esplanade Street, St. Helier, Jersey, Channel Islands JE4 5PS; of Kanis SA, c/o SG Associates, Ltd., 45 Queen Anne Street, London W1G 9JF, U.K.; of Positive Securities Limited is 31, The Parade, St. Helier, Jersey, Channel Islands JE2 3QQ; of Fuel Tech, Inc. is 512 Kingsland Drive, Batavia IL 60510; of Waltham Forest Friendly Society is Key House, 342 Hoe Street, Walthamstow, London E17 9XP, U.K.; of Ruffer LLP is 80 Queen Victoria Street, London SW1E 52C; and of Hawkwood Fund Management and of Duckworth Esq. is The Jersey Trust Company, Elizabeth House, 9 Castle Street, St. Helier, Jersey, Channel Islands JE4 2QP; of Ram Ltd. is 45 Queen Anne Street, London W1G 9JF, U.K.; of Avenir Finances S.A. is Channel House, Forest Lane, St. Peter Port, Guernsey GY1 4HL, U.K.; the address of directors and Named Executive Officers is c/o Clean Diesel Technologies, Inc., Suite 702, 300 Atlantic Street, Stamford, Connecticut 06901.

(2)
In addition to shares issued and outstanding, includes shares subject to options or warrants exercisable within 60 days for Channel Hotels and Properties Limited, 39,482 shares; Udaset Holdings Limited, 23,991 shares; Kanis SA, 22,767 shares; Positive Securities Limited, 51,450 shares; Waltham Forest Friendly Society, 5,000 shares; Fuel Tech, Inc., 5,000 shares; Hawkwood Fund Management, 74,074 shares; Ram Ltd., 39,667 shares; Avenir Finances SA, 150,000 shares; Dr. Copan, 25,741 shares; Mr. de Havilland, 38,763 shares; Mr. Rogers, 32,037 shares; Dr. Steiner, 66,000 shares; Mr. Gray, 62,655 shares; Mr. Grinnell, 50,000 shares; Mr. McCloy, 18,000 shares; Mr. Merrion, 16,000 shares; Ms. Ruple, 3,894 shares; and, for all directors and officers as a group, 313,090 shares.  The amount for Mr. de Havilland and for directors and officers as a group does not include 8,027 shares owned by Mr. de Havilland’s adult children as to which he disclaims beneficial ownership.

(3)
To our knowledge the directors and Named Executive Officers hold sole beneficial ownership and investment power over the shares reported; Fuel Tech, Inc. has sole beneficial ownership and investment power over its shareholdings, and the remaining beneficial owners have at least shared investment power over their shareholdings.

(4)
The percentages are percentages of outstanding stock and have been calculated by including warrants and options exercisable within 60 days by the respective stockholders.  In addition, 3% rather than 5% is presented in accordance with standard U.K. practice due to our listing on the Alternative Investment Market of the London Stock Exchange.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management and Services Agreement

We entered into a Management and Services Agreement dated July 1995, as amended (the "Services Agreement") with Fuel Tech, Inc., successor to Fuel-Tech N.V.  As of June 22, 2007, Fuel Tech, Inc. held 5.5% of our Common Stock.  Services provided to us under the Services Agreement are principally legal services provided by Mr. Grinnell who is an employee and director of Fuel Tech, Inc. and a director of Clean Diesel.  In 2006, 2005 and 2004 and the six months ended June 30, 2007, the amounts of $70,000, $71,000, $69,000 and $35,000, respectively, were paid by us to Fuel Tech, Inc. on account these services.  Mr. Grinnell will recuse himself from consideration of any transactions between these companies that may be, or may appear to be, material to either company.

Technology Assignments

Our technology is comprised of patents, patent applications, trade or service marks, data and know-how.  A substantial portion of this technology is held under assignments of technology from Fuel Tech, Inc.  The assignments provide for running royalties payable to Fuel Tech, Inc. commencing in 1998 of 2.5% of gross revenues derived from platinum fuel catalysts.  Such royalties incurred in the years ended December 31, 2006, 2005 and 2004 and the six months ended June 30, 2007 were $14,500, $10,300, $7,450 and $6,528, respectively.  We may at any time terminate the royalty obligation by payment to Fuel Tech, Inc. of $2.2 million in 2007 or $1.1 million in 2008.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is qualified in its entirety by reference to our certificate of incorporation, as amended and restated (“Certificate of Incorporation”).  These summaries are not meant to be the complete description of each security.  However, this prospectus contains the material terms of the securities being offered.

We are authorized to issue up to 12,000,000 shares of our common stock, $0.01 par value per share and up to 100,000 shares of preferred stock, $0.01 par value per share.  As of the date of this prospectus, 7,382,829 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding.  Following this offering, assuming 690,500 warrant shares of the shares offered are exercised, our authorized capital stock will consist of 12,000,000 shares of common stock, $0.01 par value per share, of which 8,073,329 shares would be issued and outstanding and 100,000 shares of preferred stock, $0.01 par value per share, of which no shares would be issued and outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders.  There is no cumulative voting for election of Directors.  Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of shares of common stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors, out of funds legally available therefore.  Additionally, upon our liquidation, dissolution, or winding up, holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and accrued dividends and liquidation preferences on the preferred stock, if any.  Holders of shares of our common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.  The outstanding shares of our common stock are, and the shares of our common stock to be outstanding upon completion of this offering will be, validly authorized and issued, fully paid, and nonassessable.

Preferred Stock

The shares of our preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions.  As of the date of this prospectus, there is no preferred stock outstanding.

Limitation on Directors’ Liabilities

Our Certificate of Incorporation limits the liability of and provides for the indemnification of our directors to us and our stockholders to the fullest extent permitted by Delaware law.  Specifically, our directors are not personally liable for money damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payments of dividends, stock purchases or redemptions under Delaware law; and
•	for any transaction from which the director derived an improper personal benefit.

Anti-takeover Effects of Delaware Law Provisions

Section 203 of the Delaware General Corporation Law contains provisions that may make the acquisition of control of us by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult.

In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.  Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock.  Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued employee stock plans, under which employee participants do not have the right to determine confidentiality whether shares held under the plan will be tendered in a tender or exchange offer; or

•
the business combination is approved by our Board of Directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

In the U.S., we have appointed American Stock Transfer and Trust Company as our transfer agent for shares of our common stock.  Capita IRG, Plc is our transfer agent for shares of our common stock in the U.K.

Trading and Listing

Our common stock is traded in the U.S. on The NASDAQ Capital Market, on the Alternative Investment Market of the London Stock Exchange and in Germany on various regional stock exchanges and the national electronic exchange Xetra.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have outstanding 8,073,329 shares of common stock, assuming full exercise of 690,500 Class B warrant shares offered in this offering and no exercise of outstanding options.  Of these shares, 3,239,032 shares of common stock will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act.  In general, the remaining number of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below.  Shares of common stock purchased by our affiliates will be “restricted securities” under Rule 144.  Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, Rule 701 or Regulation S promulgated under the Securities Act.

Rule 144 Securities

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, or
•	the average weekly trading volume of the common stock the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.  Rule 144 also provides that affiliates that sell shares of our common stock that are not restricted shares must comply with the same restrictions applicable to restricted shares, other than the holding requirements.

Regulation S

In general, under Regulation S, as currently in effect, a person who complies with the resale restrictions set forth in Sections 903 or 904 of Regulations S may sell shares of common stock generally in offshore transactions without regard to volume limitations, notice provisions, or to the availability of current public information about us.  However, because we are a domestic issuer, such shares of common stock would nonetheless be deemed “restricted securities” under Rule 144.

Following this offering, we cannot predict the effect, if any, that the sales of shares of our common stock pursuant to Rule 144, Rule 701, Regulation S or otherwise, or availability of such shares for sale, will have on the market price of shares of our common stock prevailing from time to time.  Nevertheless, sales by current shareholders of substantial amount of shares of common stock in the public market could adversely affect the prevailing prices for shares of our common stock.  In addition, the availability for sale of a substantial amount of shares of our common stock acquired in this offering could adversely affect the prevailing market prices for shares of our common stock.

SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the selling stockholders.  The securities set forth therein have been included in the registration statement of which this prospectus forms a part pursuant to registration commitments afforded to the selling stockholders by contractual obligations.  We will not receive any proceeds from the sale of the securities by the selling stockholders except in circumstances where warrants are exercised, if ever.  The number of shares included for each selling stockholder includes the shares issued and the shares of our common stock underlying warrants that may be issued upon exercise.

					Beneficial
					Ownership
		Beneficial			of Shares
		Ownership	Number of		of Common
		of Shares of	Shares of		Stock After	Percentage
		Common	Common		Giving	to be
	Relationship	Stock at	Stock		Effect to	Owned
	with The	August 31	Offered	Class B	Proposed	After
Name of Selling Stockholder	Company	2007	For Sale (1)	Warrants	Sale	Offering

Stanley Cohen & Anne Cohen		106,670	106,669	26,667	─	*
Lucy Roth & Stanley Cohen & Anne Cohen		122,015	122,016	30,504	─	*
Udaset Holdings Limited		302,293	91,309	22,827	210,983	2.6%
Regency House Limited		192,093	148,148	37,037	43,945	*
Positive Securities Limited (David Malcolm Hunter)		422,773	164,441	41,122	258,336	3.2%
Channel Hotels and Properties Limited		387,638	148,148	37,037	239,490	3.0%
Maison de Bas Investments Limited		15,850	11,849	2,962	4,000	*
Sallie Martin		7,124	5,924	1,481	1,200	*
Aith Holdings Limited		16,607	8,296	2,074	8,311	*
Avenir Finances S.A.		600,000	600,000	150,000	─	*
Roy Nominees Ltd A/C 845379 Eur Client		30,200	15,200	3,800	15,000	*
Roy Nominees Ltd A/C 845387 USD Client		10,000	10,000	2,500	─	*
Roy Nominees Ltd A/C 845360 30 PCT Client		167,000	105,600	26,400	61,400	*
Roy Nominees Ltd A/C 845336 Client Charity		28,800	4,000	1,000	24,800	*
Roy Nominees Ltd A/C 845000 Client Capital		187,200	185,200	46,300	2,000	*
Yew Tree Investments Limited		148,148	148,148	37,037	─	*
Myriagon Special Situations Inc.		148,148	148,148	37,037	─	*
Liechtensteinische Landesbank AG		104,000	104,000	26,000	─	*
New Energy Fund LP		59,257	59,257	14,814	─	*
Kinloch Rice Fields LLC		59,257	59,257	14,814	─	*
Globex Limited		44,740	44,740	11,185	─	*
S.P. Angel (Nominees) Ltd.		83,231	52,000	13,000	31,231	*
John Anthony de Havilland	Director	49,551	10,000	2,500	39,551	*
Rahn & Bodmer		12,000	12,000	3,000	─	*
The Shimpling Trust Limited		119,647	94,645	23,661	35,001	*
Cadogan Settled Estates Limited		159,765	38,000	─	121,765	1.5%
Ram Limited		295,139	148,148	37,037	146,991	1.8%
SGA Trustees Limited a/c AFP		85,145	14,813	3,703	74,035	*
Cello Investments Limited		15,628	14,813	3,703	815	*
Kanis SA		343,769	74,073	18,518	259,696	3.2%
Addis Properties Limited a/c RF		62,719	29,628	7,407	29,387	*
Derek Gray	Director	201,418	14,813	3,703	186,605	2.3%
Walter Copan	Officer	30,062	2,221	740	27,841	*
John Benton		740	740	─	─
Timothy Rogers	Officer	37,776	1,110	370	36,666	*
Ann Ruple	Officer	5,944	2,611	560	3,333	*

TOTAL		4,662,347	2,799,965	690,500	1,862,382

*  Less than one percent.

(1) Includes shares owned upon exercise of the Class B warrants.

PLAN OF DISTRIBUTION

The securities offered by this prospectus may be sold from time to time by the selling stockholders named under “Selling Stockholders” above and those persons’ pledgees, donees, transferees or other successors in interest.  The selling stockholders may sell the shares of common stock on The NASDAQ Capital Market, the Alternative Investment Market of the London Stock Exchange, or such other trading market on which the securities are traded or otherwise, at market prices or at negotiated prices.  The Class B warrants are not listed on any market.  They may sell securities by one or a combination of the following:

•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchase by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;
•	privately negotiated transactions;
•	if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus; and
•	any other method permitted pursuant to applicable law.

In making sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.  Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale.

With regard to the securities offered hereby, the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any proceeds or commissions received by them, and any profits on the resale of securities sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act, setting forth:

•	the name of each of the participating broker-dealers,
•	the number of shares involved,
•	the price at which the shares were sold,
•	the commission paid or discounts or concessions allowed to the broker-dealers, where applicable,
•	a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
•	any other facts material to the transaction.

We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions.  To the extent, if any, that the selling stockholders may be considered “underwriters” within the meaning of the Securities Act, the sale of the shares by them shall be covered by this prospectus.

We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

LEGAL MATTERS

The validity of the warrants and shares of common stock offered by this prospectus will be passed upon for us by Finn Dixon & Herling LLP, Stamford, Connecticut.

EXPERTS

Our consolidated financial statements at December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 included in this prospectus and Registration Statement have been audited by Eisner LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act and the common stock offered by this prospectus.  This prospectus does not contain all the information included in the registration statement.  For further information with respect to us and the common stock offered by this prospectus, please refer to the registration statement.  Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where the contract or agreement or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the exhibit, to which reference is now made.

We are required by the Securities Exchange Act of 1934, as amended, to file periodic reports, proxy statements and other information with the SEC.  All materials that we file with the Securities and Exchange Commission, including the registration statement, may be inspected and copied at prescribed rates at the public reference facility maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549.  The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  In addition, the registration statement is publicly available through the Securities and Exchange Commission’s site on the Internet’s World Wide Web, located at http://www.sec.gov.

We have not authorized anyone to provide you with information different from that contained in this prospectus.  If anyone provides you with different information you should not rely on it as being authorized by us.  We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of common stock.  Our business, financial condition, results of operations, and prospects may have changed since that date.  We will amend or supplement this prospectus as required by law.

Additional information about us can be obtained from our Internet website at http://www.cdti.com.  The contents of this website do not constitute part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Clean Diesel Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Clean Diesel Technologies, Inc. and subsidiary (the “Company”) as of December 31, 2006 and 2005 and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clean Diesel Technologies, Inc. and subsidiary as of December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”

/s/  Eisner LLP

New York, New York
March 23, 2007

With respect to the first paragraph of Notes 2 and 6
June 15, 2007

CLEAN DIESEL TECHNOLOGIES, INC.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$5,314	$4,513
Accounts receivable, net of allowance of $34 and $11, respectively	100	125
Inventories, net	365	285
Other current assets	96	94
Subscriptions receivable, net	2,412	488
Total current assets	8,287	5,505
Patents, net	603	567
Fixed assets, net of accumulated depreciation of $350 and $259, respectively	91	175
Other assets	37	27
Total assets	$9,018	$6,274

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$330	$170
Accrued expenses	740	317
Deferred revenue	─	9
Total current liabilities	1,070	496

Commitments (Note 8)

Stockholders’ equity:
Preferred stock, par value $0.01 per share, authorized 100,000; no shares issued and outstanding	─	─
Common stock, par value $0.01 per share: authorized 9,000,000 and 6,000,000 shares, respectively; issued and outstanding 5,964,493 and 5,073,871 shares, respectively	60	51
subscribed and to be issued 667,998 and 141,022 shares, respectively	7	1
Additional paid-in capital, net of subscriptions receivable of $1,901 at December 31, 2006	52,854	45,319
Accumulated other comprehensive income	4	─
Accumulated deficit	(44,977)	(39,593)
Total stockholders’ equity	7,948	5,778
Total liabilities and stockholders’ equity	$9,018	$6,274

The accompanying notes are an integral part of the consolidated financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	For the years ended December 31,
Revenue:	2006	2005	2004
Additive revenue	$591	$411	$299
Hardware revenue	269	349	360
License and royalty revenue	74	47	54
Consulting and other	189	5	9
Total revenue	1,123	812	722

Costs and expenses:
Cost of revenue	658	471	455
Selling, general and administrative	5,278	4,963	3,962
Research and development	510	439	506
Patent amortization and other expense	235	170	90
Operating costs and expenses	6,681	6,043	5,013

Loss from operations	(5,558)	(5,231)	(4,291)

Other income (expense):
Foreign currency exchange gain (loss)	104	(221)	101
Interest income	58	26	47
Other	12	─	─

Net loss	$(5,384)	$(5,426)	$(4,143)
Basic and diluted loss per common share	$(1.03)	$(1.48)	$(1.29)
Basic and diluted weighted-average number of common shares outstanding	5,212	3,678	3,214

Consolidated Statements of Comprehensive Loss
(in thousands)

	For the years ended December 31,
	2006	2005	2004

Net loss	$(5,384)	$(5,426)	$(4,143)
Other comprehensive income:
Foreign currency translation adjustment	4	─	─
Comprehensive loss	$(5,380)	$(5,426)	$(4,143)

The accompanying notes are an integral part of the consolidated financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.
Consolidated Statements of Changes in Stockholders’ Equity
(in thousands)

						Accumulated
			Common Stock		Additional	Other		Total
	Common Stock		To be Issued		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Equity

Balance at December 31, 2003	3,136	$31	─	$ ─	$35,566	$ ─	$(30,024)	$6,573

Net loss	─	─	─	─	─	─	(4,143)	(4,143)
Options exercised	7	─	─	─	89	─	─	89
Issuance of common stock	285	3	─	─	2,540	─	─	2,543
Payment of directors’ fees in common stock	5	─	─	─	57	─	─	57
Broker fee credit from 2003	─	─	─	─	3	─	─	3

Balance at December 31, 2004	3,433	$34	─	$ ─	$39,255	$ ─	$(34,167)	$5,122

Net loss	─	─	─	─	─	─	(5,426)	(5,426)
Options exercised	─	─	─	─	2	─	─	2
Issuance of common stock	1,635	17			5,505	─	─	5,522
Common stock subscribed and to be issued	─	─	141	1	487	─	─	488
Payment of directors’ fees in common stock	5	─	─	─	70	─	─	70

Balance at December 31, 2005	5,073	$51	141	$1	$45,319	$ ─	$(39,593)	$5,778

Net loss	─	─	─	─	─	─	(5,384)	(5,384)
Options exercised	3	─	─	─	14	─	─	14
Compensation expense for stock options	─	─	─	─	304	─	─	304
Issuance of common stock	876	9	(141)	(1)	4,718	─	─	4,726
Common stock subscribed and to be issued	─	─	668	7	4,306	─	─	4,313
Subscriptions receivable, net (unpaid as of March 23, 2007)	─	─	─	─	(1,901)	─	─	(1,901)
Foreign currency translation	─	─	─	─	─	4	─	4
Payment of directors’ fees in common stock	12	─	─	─	94	─	─	94

Balance at December 31, 2006	5,964	$60	668	$7	$52,854	$4	$(44,977)	$7,948

 The accompanying notes are an integral part of the consolidated financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.
Consolidated Statements of Cash Flow
(in thousands)

	For the years ended December 31,
	2006	2005	2004
Operating activities
Net loss	$(5,384)	$(5,426)	$(4,143)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	138	163	132
Provision for inventory	27	43	─
Provision for doubtful accounts, net	23	12	─
Compensation expense for stock options	304	─	88
Loss on disposition/abandonment of fixed assets/patents	23	33	19
Changes in operating assets and liabilities:
Accounts receivable	2	7	(40)
Inventories	(107)	59	(76)
Other current assets and other assets	(12)	(23)	(7)
Deferred compensation and pension benefits	─	─	(306)
Accounts payable and accrued expense	678	167	21
Deferred revenue	(9)	9	─
Net cash used for operating activities	(4,317)	(4,956)	(4,312)

Investing activities
Patent costs	(94)	(235)	(186)
Purchase of fixed assets	(20)	(85)	(164)
Net cash used for investing activities	(114)	(320)	(350)

Financing activities
Proceeds from issuance of common stock, net	5,214	5,522	2,408
Proceeds from exercise of stock options	14	2	1
Proceeds from broker fee credit	─	─	3
Net cash provided by financing activities	5,228	5,524	2,412
Effect of exchange rate changes on cash	4	─	─

Net increase (decrease) in cash and cash equivalents cash equivalents	$801	$248	$(2,250)
Cash and cash equivalents at beginning of the year	4,513	4,265	6,515

Cash and cash equivalents at end of the year	$5,314	$4,513	$4,265

Supplemental non-cash activities:
Common stock subscribed, net	$4,313	$488	$ ─
Payment of accrued directors’ fees in common stock	94	70	57
Stock issued as payment for deferred compensation	─	─	135

The accompanying notes are an integral part of the consolidated financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business

Clean Diesel Technologies, Inc. (“CDT” or the “Company”) is a developer of technological solutions to reduce harmful emissions from internal combustion engines while improving fuel economy.  The Company’s products include Platinum Plus, a fuel-borne catalyst; the Purifier System, which combines its fuel-borne catalyst with a diesel oxidation catalyst; the fuel-borne catalyst/catalyzed wire mesh filter system; and the ARIS nitrogen oxides reduction system.  CDT is establishing a network of licensed distributors to sell and market its patented Platinum Plus fuel-borne catalyst, verified Purifier System and verified fuel-borne catalyst/catalyzed wire mesh filter system.  CDT also directly markets and sells the Platinum Plus fuel-borne catalyst, Purifier System and catalyzed wire mesh filter systems to key corporate fleets to generate demand for its technologies.  CDT’s strategy for the ARIS nitrogen oxides reduction system is to license the patented technology to engineering and automotive companies for an up-front license fee and an on-going royalty.  The success of the Company’s technologies will depend upon the commercialization opportunities of the technologies, governmental regulations and corresponding requirements of foreign and state agencies to drive demand.

During 2006, 2005 and 2004, the Company incurred net losses of approximately $5.4 million, $5.4 million and $4.1 million, respectively, and at December 31, 2006, has an accumulated deficit of approximately $45.0 million.  Net cash used for operating activities for the year ended December 31, 2006 was approximately $4.3 million.  In 2006, the Company initiated a plan to reduce administrative costs, primarily through the reduction of compensation to certain employees and the reduction in the number of outside consultants.  As of December 31, 2006, the Company’s cash and cash equivalents were $5.3 million and working capital was $7.2 million.  In December 2006, the Company completed a private placement of its common stock to raise funds for its operations that resulted in aggregate net proceeds of approximately $9.0 million of which $4.7 million, net, was received in the fourth quarter of 2006, $2.4 million, net, was received by March 23, 2007 and $1.9 million, net, is expected to be received after March 23, 2007.  Based upon the Company’s operating and cash plan for 2007 which takes into consideration the cash on hand at December 31, 2006 and the additional infusion of cash from subscriptions receivable, management believes that the Company will have sufficient working capital to fund its operations into the first quarter of 2008.

2.	Significant Accounting Policies

Reverse Split of Common Stock:

On June 15, 2007, the Company effected a five-for-one reverse split of its common stock.  All historical share numbers and per share amounts in these financial statements have been adjusted to give effect to this reverse split (see Note 6).

Basis of Presentation:

The consolidated financial statements include the accounts of CDT and Clean Diesel International, LLC (“CDTI”), its wholly-owned subsidiary, after elimination of all significant intercompany transactions and accounts.

Use of Estimates:

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported.  These estimates include assessing the collectibility of accounts receivable, the use and realizability of inventories, useful lives for depreciation and amortization periods of intangible assets.  The markets for our products and services are characterized by rapid technological development and evolving standards, all of which could impact the future realizability of our assets.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.  Actual results could differ from those estimates.

Reclassifications:

Some amounts in prior years’ financial statements have been reclassified to conform to the current year’s presentation.

Cash and cash equivalents:

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at date of acquisition.

Revenue Recognition:

The Company generates revenue from the sale of fuel-borne catalysts (classified as additives), including the Platinum Plus fuel-borne catalyst products and concentrate; hardware including the U.S. Environmental Protection Agency verified Purifier System, ARIS advanced reagent injection system injectors and dosing systems; license and royalty fees from the ARIS System and other technology; and consulting fees.

Revenue is recognized when earned.  For technology licensing fees paid by licensees that are fixed and determinable, accepted by the customer and nonrefundable, revenue is recognized upon execution of the license agreement unless it is subject to completion of any performance criteria specified within the agreement, in which case it is deferred until such performance criteria are met.  Royalties are frequently required pursuant to license agreements or may be the subject of separately executed royalty agreements.  Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements.  Revenue from product sales is recognized when title has passed and our products are shipped to our customer, unless the purchase order or contract specifically requires us to provide installation for hardware purchases.  For hardware projects in which we are responsible for installation (either directly or indirectly by third-party contractors), revenue is recognized when the hardware is installed and/or accepted, if the project requires inspection and/or acceptance.  Other revenue primarily consists of engineering and development consulting services.  Revenue from technical consulting services is generally recognized and billed as the services are performed.  At December 31, 2006 and 2005, our deferred revenue was zero and $9,000, respectively.

Inventories:

Inventories are stated at the lower of cost or market with cost determined using the average cost method.  We assess the realizability of inventories by periodically conducting a physical inventory and reviewing the movement of inventory to determine the value of items that are slow moving and obsolete.  The potential for near-term product engineering changes and/or technological obsolescence and current realizability are considered in determining the adequacy of inventory reserves.  At December 31, 2006 and 2005, our inventory reserves were $27,000 and zero, respectively.

Fixed Assets:

Our fixed assets, comprised of furniture and fixtures, purchased software and computer equipment, are stated at cost.  Depreciation is computed over the estimated useful lives of the depreciable assets ranging from three to five years using the straight-line method.  Depreciation expense was $94,000, $112,000 and $90,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Patents:

Patents, which include all direct incremental costs associated with initial patent filings and costs to acquire rights to patents under licenses, are stated at cost and amortized using the straight-line method over the remaining useful lives, ranging from one to seventeen years.  Indirect and other patent-related costs are expensed as incurred.

We evaluate the remaining useful life of our patents at each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization.  If the evaluation determines that the patent’s remaining useful life has changed, the remaining carrying amount of the patent is amortized prospectively over that revised remaining useful life.  We also evaluate our patents for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable.  The testing for impairment includes evaluating the undiscounted cash flows of the asset and the remaining period of amortization or useful life.  The factors used in evaluating the undiscounted cash flows include current operating results, projected future operating results and cash flows and any other material factors that may affect the continuity or the usefulness of the asset.  If impairment exists or if we decide to abandon a patent, the patent is written down to its fair value based upon discounted cash flows.  At December 31, 2006 and 2005, the Company’s patents, net were $603,000 and $567,000, respectively.

Comprehensive Loss:

We report comprehensive loss in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income.”  The provisions of SFAS No. 130 require that the Company report the changes in stockholders’ equity from all sources during the period other than those resulting from investments by and distributions to stockholders.  Accordingly, the consolidated statements of comprehensive loss are presented, while the caption “accumulated other comprehensive income” is included on the consolidated balance sheets as a component of stockholders’ equity.  Due to availability of net operating losses and the resultant deferred tax benefit being fully reserved, there is no tax effect associated with any component of other comprehensive loss.  Comprehensive loss is comprised of net loss and other comprehensive income.  Other comprehensive income includes certain changes in stockholders’ equity that are excluded from net loss, including foreign currency translation adjustments.

Foreign Currency Translation:

Prior to 2006, the U.S. dollar was considered the functional currency for CDTI, the Company’s U.K. branch.  During 2006, the activities of CDTI increased, including transacting business in local currency.  Accordingly, commencing in 2006, the functional currency changed to the pound and thereafter assets and liabilities of CDTI are translated at the exchange rates in effect at the balance sheet date, and revenue and expenses are translated at the average exchange rates for the period.  The resulting foreign currency translation adjustment of $4,000 is included in accumulated other comprehensive income as a component of stockholders’ equity.  The resulting effect of remeasurement of CDTI’s accounts into its functional currency as a result of the change was not significant.  Foreign currency transaction gains and losses are included in other income/(expenses) in the consolidated statements of operations and aggregated gains in 2006 and 2004 of $104,000 and $101,000, respectively, and a loss in 2005 of $221,000.

Basic and Diluted Loss per Common Share:

Basic and diluted loss per share is calculated in accordance with SFAS No. 128, “Earnings Per Share.”  Basic loss per share is computed by dividing net loss by the weighted-average shares outstanding during the reporting period.  Diluted loss per share is computed in a manner similar to basic earnings per share except that the weighted-average shares outstanding are increased to include additional shares from the assumed exercise of stock options and warrants, if dilutive, using the treasury stock method.  The Company’s computation of diluted net loss per share for 2006, 2005 and 2004 does not include common share equivalents associated with 648,000, 649,200 and 533,600 options, respectively, and 1,557,400, 101,400 and 106,400 warrants, respectively, as the result would be anti-dilutive.  Further, the per share effects of the common stock subscribed and to be issued have not been included as the effect would be anti-dilutive.

Concentrations of Credit Risk:

Financial instruments, which potentially subject us to concentration of credit risk, consist of cash and cash equivalents and accounts receivables.  We maintain cash and cash equivalents in accounts with various financial institutions in amounts which, at times, may be in excess of the FDIC insurance limit.  We have not experienced any losses on such accounts and do not believe we are exposed to any significant risk with respect to cash and cash equivalents.

We sell our products and services to distributors and end users in various industries worldwide.  We regularly assess the realizability of accounts receivable and also take into consideration the value of past due accounts receivable and the collectibility of such receivables based upon credit worthiness and historic collections from past due accounts.  We do not require collateral or other security to support customer receivables.

Significant Customers:

In each of the years ended December 31, 2006, 2005 and 2004, revenue derived from certain customers comprised 10% or more of our consolidated revenue (“significant customers”) as set forth in the table below:

As a percentage of consolidated revenue:
	Years ended December 31,
	2006	2005	2004
Customer A	29%	11%	35%
Customer B	13%	12%	*
Customer C	*	*	16%
Customer D	*	24%	*
Customer E	*	10%	*

*  Less than 10% for this customer in the applicable year.

In addition, at December 31, 2006 and 2005, the Company had two customers that represent 46% and 29%, respectively, of its gross accounts receivable balance (Customers A and E at December 31, 2006 and Customer A and another customer at December 31, 2005).

Fair Value of Financial Instruments:

Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses.  At December 31, 2006 and 2005, the fair value of these instruments approximated their carrying value (carried at cost).

Stock-Based Compensation:

Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), “Share-Based Payment,” which requires public companies to measure the cost of employee, officer and director services received in exchange for stock-based awards at the fair value of the award on the date of grant.  SFAS No. 123R supersedes the Company’s previous accounting under SFAS No. 123, “Accounting for Stock-Based Compensation,” which permitted the Company to account for such compensation under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.”  In accordance with APB No. 25 and related interpretations, no compensation cost had been recognized in connection with the issuance of stock options, as all options granted under the Company’s stock option plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of the grant.

The Company applied the modified prospective transition method upon adoption of SFAS No. 123R.  Under the modified prospective transition method, compensation cost is required to be recorded as earned for all unvested stock options outstanding at the beginning of the first year of adoption of SFAS No. 123R based upon the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and for compensation cost for all share-based payments granted or modified subsequently based on fair value estimated in accordance with the provisions of SFAS No. 123R.  The Company’s financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS No. 123R but, in accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123R.

For the year ended December 31, 2006, share-based compensation for options attributable to employees and officers was $304,000, or $0.06 per share, and has been included in the Company’s 2006 statement of operations.  Compensation costs for stock options which vest over time are recognized over the vesting period.  As of December 31, 2006, the Company had $158,000 of unrecognized compensation cost related to granted stock options that remained to be recognized over vesting periods.  These costs are expected to be recognized over a weighted average period of one year.

In March 2005, the Company’s board of directors accelerated the vesting of all employee outstanding, unvested 2003 option grants and up to 5,000 options per employee of unvested 2004 option grants for a total of 72,600 options with fair value of $498,000.  This action was taken by the Company’s board of directors to avoid compensation charges under SFAS No. 123R.  Since the market price of the Company’s common stock at the time of the acceleration of vesting was below the option exercise price, no additional expense was recognized on the Company’s statement of operations.

If compensation expense had been determined based on the fair value at the date of grant for awards under the stock option plan, consistent with the method described in SFAS No. 123, as amended, the Company’s net loss and basic and diluted loss per common share, on a pro forma basis, would have been as follows:

(in thousands, except per share amounts)

	Years ended December 31,
	2005	2004
Net loss attributable to common stock holders as reported	$(5,426)	$(4,143)
Add: Stock-based compensation expense included in reported net loss, net of related tax effects	─	88
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(875)	(826)
Pro forma net loss attributable to common stockholders	$(6,301)	$(4,881)

Net loss per share attributable to common stockholders:
Basic and diluted net loss per common share - as reported	$(1.48)	$(1.29)
Basic and diluted per common share - pro forma	$(1.71)	$(1.52)

Selling, General and Administrative Expenses:

Selling, general and administrative expenses are comprised of the following:

(in thousands)
	Years ended December 31,
	2006	2005	2004
Compensation and benefits	$3,061	$2,771	$2,128
Professional services	792	834	744
Travel	538	546	407
Occupancy	406	475	423
Sales and marketing expenses	279	161	115
Depreciation and all other	202	176	145
Total selling, general and administrative expense	$5,278	$4,963	$3,962

Research and Development Costs:

Costs relating to the research, development and testing of our technologies and products are charged to operations as they are incurred.  These costs include test programs, salary and benefits, consulting fees, materials and certain testing equipment.

Income Taxes:

Deferred income taxes are provided for the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

Recent Accounting Pronouncements:

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 (FIN 48).”  FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company is in the process of evaluating the impact FIN 48 will have on its results of operations and financial position but does not expect its adoption will have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  Specifically, this Statement sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs.  The provisions of SFAS No. 157 are generally required to be applied on a prospective basis, except to certain financial instruments accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, for which the provisions of SFAS No. 157 should be applied retrospectively.  The Company will adopt SFAS No. 157 in the first quarter of 2008 and is still evaluating the effect, if any, on its financial position or results of operations.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108).  SAB 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements.  SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material.  The adoption of this statement is not expected to have a material impact on the Company's consolidated financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115.”  SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities.  Entities electing the fair value option would be required to recognize changes in fair value in earnings.  Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute.  SFAS No. 159 is effective for the Company’s fiscal year 2008.  The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption.  We are currently evaluating the impact, if any, of SFAS No. 159 on the Company’s consolidated financial statements.

3.	Inventories

Inventories are comprised of the following:

(in thousands)
	December 31,
	2006	2005
Finished Platinum Plus fuel-borne catalyst	$144	$59
Platinum concentrate/metal	103	119
Hardware	119	55
Other	26	52
	$392	$285
Less: inventory reserves	(27)	─
Inventories, net	$365	$285

4.	Patents

Patents held by the Company consist of capitalized patent costs net of accumulated amortization and are as follows:

(in thousands)
	December 31,
	2006	2005
Patents	$742	$665
Less: accumulated amortization	(139)	(98)
Patents, net	$603	$567

Patent amortization expense for the years ended December 31, 2006, 2005 and 2004 was $44,000, $53,000 and $42,000, respectively.  Patent amortization expense for each of the five succeeding years based upon patents as of December 31, 2006 is estimated to be approximately $45,000 annually.

5.	Accrued Expenses

Accrued expenses are comprised of the following:

(in thousands)
	December 31,
	2006	2005
Accrued placement agent fees	$410	$13
Accrued directors’ fees	144	94
Accrued compensation	122	─
Professional fees and other	64	210
Accrued expenses	$740	$317

6.	Stockholders’ Equity

Authorized Capital Stock

As of December 31, 2006, the Company has 9.1 million shares authorized, 9 million shares of which are $0.01 par value common stock and 100,000 of which are $0.01 par value preferred stock.  At the Company’s annual meeting of stockholders held on June 7, 2007, the stockholders approved a five-for-one reverse split of the Company’s common stock, a reduction of the par value of the Company’s common stock from $0.05 per share to $0.01 per share and an increase in the number of shares of common stock the Company is authorized to issue from 9 million to 12 million.  Such actions became effective on June 15, 2007 when the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of Delaware.  The historical share numbers and per share amounts in these financial statements have been adjusted to give effect to the reverse split.  At the Company’s annual meeting of shareholders held on June 15, 2006, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 6 million to 9 million.  Such amendment became effective on June 21, 2006 when the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of Delaware.

Issuance of Common Shares

On December 29, 2006, the Company secured commitments for the purchase of 1,400,000 shares of its common stock, par value $0.01, and warrants for the purchase of an additional 1,400,000 shares of common stock for aggregate gross cash proceeds of $9.5 million (net proceeds of approximately $9.0 million).  Of such total, $5.0 million ($4.7 million, net) had been received by December 31, 2006 and comprised 732,001 shares of our common stock.  Of the remaining balance of $4.5 million ($4.3 million, net), $2.5 million was paid by subscribers by March 23, 2007.  This amount, net of the related placement fee of approximately $0.1 million, was classified in current assets as subscriptions receivable on the December 31, 2006 balance sheet and represented 373,554 shares of our common stock.  Net subscriptions receivable of $1.9 million (net of the related placement fees of approximately $0.1 million) that had not paid as of March 23, 2007 have been classified as a reduction of stockholders equity as of December 31, 2006 and represented 294,444 shares of our common stock.  The securities were sold in investment units consisting of one share of common stock, one Class A Warrant and one Class B Warrant, each warrant entitling the holder to purchase one additional share of common stock for every two shares of common stock acquired in the offering at a purchase price of $6.75 per unit (see Note 7).  The material terms of the agreements between the Company and the investors are as follows:

(i) The Company sold and the investors bought units of one share of common stock and warrants (effectively, one-half of each of Class A and B Warrants) to buy one share of common stock for the consideration of $6.75 per unit;

(ii) The investors represented that they were acquiring the shares, the warrants and the shares of common stock underlying the warrants for their own accounts as an investment, and undertook with respect to these securities to comply with the transfer restrictions of Regulation S or Regulation D under the Securities Act of 1933, as the case may be;

(iii) The Company undertook to apply for the listing of its outstanding shares on the American Stock Exchange or another recognized U.S. stock exchange at such time as the Company should satisfy the applicable listing requirements; and

(iv) The Company undertook to file a registration statement under the Securities Act of 1933 covering the shares and the shares of common stock underlying the warrants following completion of the audit of its financial statements for the year 2006.  The agreements do not contain a penalty provision for the Company’s failure to file this registration statement.

In connection with this offering, the Company incurred expenses including commissions to the placement agent of approximately $410,000.  In addition, the Company will issue warrants to purchase 167,598 shares of the Company’s common stock, at an exercise price of $8.44 per share expiring on December 29, 2011, to the placement agent as additional compensation for its services, subject to the availability of authorized shares of common stock not otherwise committed.

During 2005, Clean Diesel received proceeds of $5.5 million (net of $232,000 in expenses) through a private placement of 1.635 million shares of its common stock.  The price of the common stock was £2.00 (GBP) per share (approximately $3.52 per share).  In addition, Clean Diesel received subscriptions for an additional $487,500 (net of $12,500 in expenses) related to the above transaction for 0.141 million shares of its common stock of which all $487,500 was received by March 3, 2006.

In 2004, Clean Diesel received cash proceeds of $2.4 million (net of expenses) through two private placements totaling approximately 0.285 million shares of its common stock.

In June 2006, June 2005 and July 2004, the Company issued 12,438, 5,435 and 5,206 shares of its common stock, respectively, to non-executive members of its board of directors in lieu of approximately $94,000, $70,000 and $56,500 of directors’ fees earned for services provided during the years ended December 31, 2005, 2004 and 2003.  The share price used represented the average of CDT’s quarter-end high and low trading prices.  These directors’ fees had been accrued and charged to expense ratably during the respective years.

7.	Stock Options and Warrants

Stock Options

The Company maintains a stock award plan approved by its stockholders, the 1994 Incentive Plan (the “Plan”).  Under the Plan, awards may be granted to participants in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards, bonuses or other forms of share-based awards or cash, or combinations of these as determined by the board of directors.  Awards are granted at fair market value on the date of grant and typically expire 10 years after date of grant.  Participants in the Plan may include the Company’s directors, officers, employees, consultants and advisors (except consultants or advisors in capital-raising transactions) as the board of directors may determine.  The maximum number of awards allowed under the Plan is 17.5% of the Company’s outstanding common stock less the then outstanding awards, subject to sufficient authorized shares.  In general, the policy of the board of directors is to grant stock options that vest in equal amounts on the date of grant and the first and second anniversaries of the date of grant, except that awards to non-executive members of the board of directors typically vest immediately.

The Company estimates the fair value of stock options using a Black-Scholes valuation model.  Key input assumptions used to estimate the fair value of stock options include the expected term, expected volatility of the Company’s stock, the risk free interest rate, option forfeiture rates, and dividends, if any.  The expected term of the options is based upon the historical term until exercise or expiration of all granted options.  The expected volatility is derived from the historical volatility of the Company’s stock on the U.S. Over the Counter market and the U.K. AIM of the London Stock Exchange for a period that matches the expected term of the option.  The risk-free interest rate is the constant maturity rate published by the U.S. Federal Reserve Board that corresponds to the expected term of the option.  SFAS No. 123R requires forfeitures to be estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest.  The estimate is based on the Company’s historical rates of forfeitures.  Share-based compensation expense recognized by the Company in 2006 includes (i) compensation expense for share-based awards granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and (ii) compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R.  This is based on awards ultimately expected to vest.  In the Company’s pro forma information required under SFAS No. 123 for the periods prior to 2006 (see Note 2), the Company accounted for forfeitures as they occurred.  SFAS No. 123R also requires estimated forfeitures to be revised, if necessary in subsequent periods if actual forfeitures differ from those estimates.  The dividend yield is assumed as 0% because the Company has not paid dividends and does not expect to pay dividends in the future.

The weighted-average fair values at the date of grant for options granted during the years ended December 31, 2006, 2005 and 2004 were $7.47, $4.30 and $6.95, respectively, and were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2006	2005	2004
Expected term in years	8.64	4.0	4.0
Risk-free interest rate	4.56%	4.2%	4.2%
Expected volatility	104.7%	106.9%	99.4%
Dividend yield	0%	0%	0%

The following table summarizes the Company’s stock option activity and related information for the years ended December 31:

	2006		2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	649,187	$10.305	533,677	$11.97	449,590		$12.25
Options granted	21,000	$8.315	134,800	$5.725	93,800		$9.90
Options exercised	(3,000)	$4.50	(400)	$4.50	(9,712)		$6.08
Options expired	(9,666)	$23.08	(8,000)	$11.73	─	$	─
Options forfeited	(9,433)	$9.995	(10,890)	$34.10	─	$	─
Outstanding at end of year	648,087	$10.08	649,187	$10.305	533,677		$11.97

Options exercisable at year-end	597,931	$10.41	566,987	$10.93	439,410		$12.35
Options available for grant at year-end	144,853		─		─
Weighted-average fair value of options granted during the year		$7.465		$4.30			$6.95
Aggregate intrinsic value – options exercised		$3,000		$200			$75,605
Aggregate intrinsic value – options outstanding		$566,729
Aggregate intrinsic value – options exercisable		$556,605

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$3.60 – 5.10	137,443	6.73	$4.875	111,954	$4.825
$6.955 – 8.375	123,910	4.82	$7.95	99,243	$8.10
$9.20 – 11.875	184,700	6.05	$9.835	184,700	$9.835
$12.50 – 23.125	202,033	4.60	$15.16	202,033	$15.16

$3.60 – 23.125	648,087	6.05	$10.08	597,931	$10.41

Warrants

As outlined in Note 6, the December 2006 private placement was comprised of investment units that consisted of one share of common stock, one Class A Warrant and one Class B Warrant.  These warrants are immediately exercisable.  The Class A Warrants entitle the holder until July 2, 2007 to purchase, at a price of $10.00 per share, one share of common stock for every two shares of common stock acquired in the offering.  The Class B Warrants entitle the holder until December 29, 2007 to purchase, at a price of $12.50 per share, one share of common stock for every two shares of common stock acquired in the offering.  Based upon 1,400,000 investment units sold and subscribed, an aggregate of 0.7 million of each of Class A and Class B Warrants are issuable.  In addition, the Company will issue five-year warrants to purchase 167,598 shares of the Company’s common stock, at an exercise price of $8.44 per share, to the placement agent as additional compensation for its services, subject to the availability of authorized capital not otherwise committed (the initial number of warrants agreed to be issued is 66,400).  The Company’s warrant activity for the year December 31, 2006 includes warrants to be issued comprised of 0.7 million Class A Warrants, 0.7 million Class B Warrants and 66,400 of the warrants due to the placement agent.

Warrant activity for the years ended December 31 is summarized as follows:

	2006			2005			2004
	Shares	Weighted Average Exercise Price		Shares	Weighted Average Exercise Price		Shares	Weighted Average Exercise Price
Outstanding at beginning of year	101,346		$8.835	106,346		$9.125	111,346		$10.96
Warrants to be issued	1,466,400		$11.125	─	$	─	─	$	─
Warrants exercised	─	$	─	─	$	─	─	$	─
Warrants expired or forfeited	(10,322)		$10.00	(5,000)		$15.00	(5,000)		$50.00
Outstanding and to be issued at end of year	1,557,424		$10.98	101,346		$8.835	106,346		$9.125
Warrants exercisable at year-end	1,557,424		$10.98	101,346		$8.835	106,346		$9.125

Aggregate intrinsic value	$102,325

The following table summarizes information about warrants outstanding as of December 31, 2006:

	Warrants Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding And Exercisable	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price
$7.50 – $8.4375	129,459	3.02	$8.21
$10.00 – $11.125	727,965	0.63	$10.015
$12.50	700,000	0.99	$12.50

$7.50 – $12.50	1,557,424	1.18	$10.98

8.	Commitments

The Company is obligated under a five-year sublease agreement through March 2009 for its principal office (3,925 square feet) at an annual cost of approximately $125,000, including rent, utilities and parking.  The Company is obligated under a four-year lease through July 2008 for 2,750 square feet of warehouse space at an annual cost of approximately $21,000, including utilities.  In addition, the Company is obligated under a two and one-half-year lease through September 2007 for 400 square feet of administrative space in the U.K. at an annual cost of approximately $33,000, including utilities and communication services.  For the years ended December 31, 2006, 2005 and 2004, rental expense approximated $181,000, $162,000 and $128,000, respectively.

Effective October 28, 1994, Fuel-Tech N.V., the company that spun CDT off in a rights offering in December 1995, granted two licenses to the Company for all patents and rights associated with its platinum fuel-based catalyst technology.  Effective November 24, 1997, the licenses were canceled and Fuel Tech assigned to CDT all such patents and rights on terms substantially similar to the licenses.  In exchange for the assignment commencing in 1998, the Company is obligated to pay Fuel Tech a royalty of 2.5% of its annual gross revenue attributable to sales of the platinum fuel catalysts.  The royalty obligation expires in 2008.  CDT may terminate the royalty obligation to Fuel Tech by payment of $2.2 million in 2007 or $1.1 million in 2008.  CDT, as assignee and owner, maintains the technology at its expense.  Royalty expense incurred under this obligation in 2006, 2005 and 2004 amounted to $14,500, $10,300 and $7,450, respectively.  Royalties payable to Fuel Tech at December 31, 2006 and 2005 were $14,500 and $10,300, respectively.

9.	Related Party Transactions

The Company has a Management and Services Agreement with Fuel Tech that requires the Company to reimburse Fuel Tech for management, services and administrative expenses incurred on its behalf at a rate equal to an additional 3 to 10% of the costs paid on the Company’s behalf, dependent upon the nature of the costs incurred.  Currently, and for the last three years, the Company has reimbursed Fuel Tech for the expenses associated with one Fuel Tech officer/director who also serves as an officer/director of CDT.  The Company’s financial statements include charges from Fuel Tech of certain management and administrative costs of approximately $70,000, $71,000 and $69,000 for the years ended December 31, 2006, 2005 and 2004, respectively.  The Company believes the charges under this Management and Services Agreement are reasonable and fair.  The Management and Services Agreement is for an indefinite term but may be cancelled by either party by notifying the other in writing of the cancellation on or before May 15 in any year.

The Company had a deferred salary agreement with its former chief executive officer under which the former executive deferred $62,500 of his annual salary until the Company reached $5 million in revenue.  This agreement was terminated in March 2001 and the former executive’s salary was returned to full pay.  In October 2004, in conjunction with the Company’s private placement, the former executive exchanged all of his outstanding $135,400 of deferred salary for 14,717 shares of the Company’s common stock.  Further, on behalf of this former executive, the Company made annual pension payments or accruals pursuant to a deferred compensation plan.  The former executive agreed to defer payment from the deferred compensation plan until the Company reached $5 million in revenue or he retired.  In June 2003, the former executive elected to discontinue this deferred compensation plan.  In September 2004, the former chief executive officer retired.  In October 2004 the Company paid the accumulated $305,600 deferred compensation to the former executive.

As outlined in Note 6, we issued 12,438, 5,435 and 5,206 shares of our common stock in 2006, 2005 and 2004, respectively, to non-executive members of our board of directors in lieu of approximately $94,000, $70,000 and $56,500 of directors’ fees earned in the years ended December 31, 2005, 2004 and 2003, respectively, based upon the average of CDT’s quarter-end high and low trading prices.  Such directors’ fees had been accrued and charged to expense during the respective years.

In conjunction with the December 2006 private placement outlined in Note 6, directors and management invested $106,321 for a total of 15,751 common shares and 15,751 warrants.

10.	License, Marketing and Joint Development Agreements

Mitsui Co., Ltd.

The Company completed an exclusive license agreement with Mitsui Co., Ltd. in August 2001 for CDT’s ARIS nitrogen oxides control system for all stationary diesel power generators in Japan for the remaining life of the patents, through 2018.  Under the agreement, CDT received a nonrefundable up-front license payment of $495,000, and receives on-going standard royalties on each system sold by Mitsui.  The Company completed an additional exclusive license agreement with Mitsui in December 2002 for the mobile ARIS technology for Japan for the remaining life of the patents, through 2018.  Under the terms of the agreement, Mitsui paid CDT a $250,000 license fee in 2002 and Mitsui committed to spend an additional $200,000 in developing, testing and demonstrating ARIS mobile prototypes.

In May 2005, CDT and Mitsui mutually agreed to transfer both Mitsui’s exclusive ARIS mobile and stationary licenses to DENOX Inc. of Japan.  DENOX is a former joint venture of Mitsui.  No additional license fees or payments were required and DENOX agreed to the same per unit royalties and terms of the original license agreements.

Combustion Component Associates, Inc.

The Company completed a nonexclusive license agreement with Combustion Component Associates in April 2003 for the mobile ARIS technology in the U.S. for the remaining life of the patents, through 2018.  Under terms of the agreement, Combustion Component Associates agreed to pay CDT a $150,000 nonrefundable license fee and committed to spend an additional $100,000 in developing, testing and demonstrating ARIS mobile prototypes.  Pursuant to the license agreement, CDT receives royalty payments on a per unit basis with a minimum royalty requirement of $50,000 per annum after the first two years to keep the license in effect.  CDT recognized the $150,000 license revenue upon payment of the required fee in the second quarter of 2003, as there were no significant on-going services required to be performed by CDT.

Combustion Components Associates was granted a limited two-year nonexclusive ARIS stationary license for the U.S. market in September 2004.  The license fee of $150,000, net of a requirement to spend $100,000 in developing, testing and demonstrating the technology, was due at the end of a two-year period.  Similar to the other ARIS license agreements for stationary applications, a per unit royalty, based upon a percentage of sales price, is due for each ARIS system sold and a minimum royalty requirement after the first two years is required to keep the license in effect.  CDT did not recognize any license fee revenue from this license in 2004, 2005 or 2006, because the license fee has not been paid.  The Company and Combustion Component Associates have agreed upon payment terms for this past due license fee to be paid in full before December 31, 2007.

11.	Income Taxes

The Company follows the liability method of accounting for income taxes.  Such method requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

At December 31, 2006, the Company had tax losses available for offset against future years’ taxable income of approximately $37.5 million, expiring between 2009 and 2026.  At December 31, 2006, the Company had research and development tax credit carryforwards of approximately $1.7 million, expiring between 2011 and 2026.  The Company has provided a full valuation allowance to reduce the related deferred tax asset to zero because of the uncertainty relating to realizing such tax benefits in the future.  The total valuation allowance increased by $2.2 million during the year ended December 31, 2006.  Deferred tax assets and valuation allowance at December 31, 2006 and 2005 are as follows:

(in thousands)
	December 31,
	2006		2005
Research and development		$1,680	$1,629
Net operating loss carryforwards		14,991	12,981
Options		122	
Deferred tax assets		16,793	14,610
Less: valuation allowance		(16,793)	(14,610)
	$		$ 

Utilization of CDT’s U.S. federal tax loss carryforwards for the period prior to December 12, 1995 may be limited as a result of the ownership change in excess of 50% attributable to the 1995 Fuel Tech rights offering.  Utilization of CDT’s tax losses subsequent to December 12, 1995 may be limited due to cumulative ownership changes in any three-year period.

Reconciliations of the differences between income taxes computed at federal statutory rates (34%) and consolidated provisions (benefits) for income taxes for the years ended December 31, 2006, 2005 and 2004 are as follows:

	Years ended December 31,
	2006	2005	2004
Income taxes (benefits) at statutory rates	(34%)	(34%)	(34%)
Change in valuation allowance	34%	34%	34%
Income taxes (benefits)	%	%	%

12.	Geographic Information

CDT sells its products and licenses its technologies throughout the world.  A geographic distribution of revenue consists of the following:

(in thousands)
	Years ended December 31,
	2006	2005	2004
U.S.	$684	$675	$468
Europe	117	48	2
Asia	322	89	252
Total revenue	$1,123	$812	$722

The Company has patent coverage in North America, Europe, Asia and South America.  As of December 31, 2006 and 2005, approximately 24% and 76% of our patents, net of accumulated amortization, are attributable to the U.S. patents and corresponding foreign patents, respectively.

13.	Subsequent Events

On January 4, 2007, the board of directors granted 125,000 option shares to employees, directors and consultants at an exercise price of $9.10 per share.  The directors’ options are exercisable immediately.  The other options vest as to one-third, immediately upon grant and as to one-third, upon each of the first and second anniversaries of grant.

On January 12, 2007, the Company issued 17,142 shares of its common stock to three non-executive directors of the board of directors as payment (or partial payment in the case of one director) in lieu of cash for directors’ fees earned in 2006.

14.	Quarterly Financial Data (unaudited)

(in thousands, except per share amounts)
	Three Months Ended
2006	March 31	June 30	September 30	December 31
Total revenue	$269	$279	$339	$236
Gross profit *	153	123	133	56
Net loss attributable to common stockholders	(1,584)	(1,190)	(1,114)	(1,496)
Basic and diluted net loss per common share	(0.31)	(0.23)	(0.21)	(0.30)

	Three Months Ended
2005	March 31	June 30	September 30	December 31
Total revenue	$192	$268	$166	$186
Gross profit *	82	107	64	88
Net loss attributable to common stockholders	(1,191)	(1,286)	(1,489)	(1,460)
Basic and diluted net loss per common share	(0.35)	(0.37)	(0.43)	(0.35)

*  Gross profit is defined as total revenue less cost of revenue.

CLEAN DIESEL TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,778	$5,314
Accounts receivable, net of allowance of $63 and $34, respectively	1,031	100
Inventories, net	609	365
Other current assets	103	96
Subscription receivable, net	─	2,412
Total current assets	12,521	8,287
Patents, net	638	603
Fixed assets, net of accumulated depreciation of $385 and $350, respectively	74	91
Other assets	37	37
Total assets	$13,270	$9,018

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$174	$330
Accrued expenses	457	740
Total current liabilities	631	1,070

Stockholders’ equity:
Preferred Stock, par value $0.01 per share; authorized 100,000 shares; no shares issued and outstanding	─	─
Common Stock, par value $0.01 per share: authorized 12,000,000 shares; issued 7,115,232 and 5,964,493 shares, respectively	71	60
subscribed and to be issued 0 and 667,998 shares, respectively	─	7
Additional paid-in capital, net of subscriptions receivable of $0 and $1,901, respectively	59,875	52,854
Treasury stock, 86 and 0 shares, respectively, of common stock, at cost	(1)	─
Accumulated other comprehensive income	5	4
Accumulated deficit	(47,311)	(44,977)
Total stockholders’ equity	12,639	7,948
Total liabilities and stockholders’ equity	$13,270	$9,018

The accompanying notes are an integral part of the financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Product sales	$139	$218	$344	$413
Technology licensing fees and royalties	1,104	1	1,115	2
Consulting and other	─	60	─	133
Total revenue	1,243	279	1,459	548

Costs and expenses:
Cost of revenue	105	156	221	272
Selling, general and administrative	1,495	1,186	3,298	2,715
Research and development	150	177	192	395
Patent amortization and other expense	79	50	176	93
Operating costs and expenses	1,829	1,569	3,887	3,475

Loss from operations	(586)	(1,290)	(2,428)	(2,927)

Other income (expense):
Interest income	67	21	94	48
Other income (expense)	─	79	─	105

Net loss	$(519)	$(1,190)	$(2,334)	$(2,774)
Basic and diluted loss per common share	$(0.08)	$(0.23)	$(0.37)	$(0.54)
Basic and diluted weighted-average number of common shares outstanding	6,550	5,222	6,333	5,179

The accompanying notes are an integral part of the financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in thousands)

	Six Months Ended June 30,
	2007	2006
Operating activities
Net loss	$(2,334)	$(2,774)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	68	79
Provision for doubtful accounts, net	30	18
Compensation expense for stock options	642	106
Changes in operating assets and liabilities:
Accounts receivable	(961)	(57)
Inventories	(244)	(161)
Other current assets and other assets	(7)	(44)
Accounts payable and accrued expenses	(298)	381
Net cash used for operating activities	(3,104)	(2,452)

Investing activities
Patent costs	(68)	(62)
Purchase of fixed assets	(18)	─
Net cash used for investing activities	(86)	(62)

Financing activities
Proceeds from issuance of common stock, net	4,313	488
Proceeds from exercise of warrants, net	4,346	─
Proceeds from exercise of stock options	40	14
Stockholder-related charges	(45)	─
Net cash provided by financing activities	8,654	502

Net increase (decrease) in cash and cash equivalents	$5,464	$(2,012)
Cash and cash equivalents at beginning of the period	5,314	4,513
Cash and cash equivalents at end of the period	$10,778	$2,501

Supplemental non-cash activities:
Payment of accrued directors’ fees in common stock	$140	$94

The accompanying notes are an integral part of the financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.  Significant Accounting Policies

Basis of Presentation:

In this Quarterly Report on Form 10-Q, the terms “CDT,” “Clean Diesel,” “Company,” “we,” “us,” or “our” mean Clean Diesel Technologies, Inc. and its wholly-owned subsidiary, Clean Diesel International, LLC.

The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information.  Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been omitted or condensed.  These interim consolidated financial statements should be read in conjunction with Clean Diesel’s consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2006.

The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results of operations, financial position and cash flows for the interim periods presented.  All such adjustments are of a normal recurring nature.  The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

Reverse Split of Common Stock:

On June 15, 2007, the Company effected a five-for-one reverse split of its common stock (see Note 3).  All historical share numbers and per share amounts in these financial statements have been adjusted to give effect to this reverse split.

Reclassifications:

Some amounts in prior years’ financial statements have been reclassified to conform to the current year’s presentation.

Revenue Recognition:

The Company generates revenue from the sale of fuel-borne catalysts (included in product sales), including the Platinum Plus® fuel-borne catalyst products and concentrate; hardware (included in product sales) including our U.S. Environmental Protection Agency verified Purifier System, our advanced reagent injection system (ARIS®) injectors and dosing systems; technology licensing and royalty fees from the ARIS System and other technologies; and consulting fees and other.

Revenue is recognized when earned.  For technology licensing fees paid by licensees that are fixed and determinable, accepted by the customer and nonrefundable, revenue is recognized upon execution of the license agreement unless it is subject to completion of any performance criteria specified within the agreement, in which case it is deferred until such performance criteria are met.  Royalties are frequently required pursuant to license agreements or may be the subject of separately executed royalty agreements.  Revenue from royalties is recognized over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements.  Revenue from product sales is recognized when title has passed and our products are shipped to our customer, unless the purchase order or contract specifically requires us to provide installation for hardware purchases.  For hardware projects in which we are responsible for installation (either directly or indirectly by third-party contractors), revenue is recognized when the hardware is installed and/or accepted, if the project requires inspection and/or acceptance.  Other revenue primarily consists of engineering and development consulting services.  Revenue from technical consulting services is generally recognized and billed as the services are performed.

Patent Expense:

Patents, which include all direct incremental costs associated with initial patent filings and costs to acquire rights to patents under licenses, are stated at cost and amortized using the straight-line method over the remaining useful lives, ranging from one to seventeen years.  During the six months ended June 30, 2007, we capitalized $68,000 of patent costs.  Indirect and other patent-related costs are expensed as incurred.  Patent amortization expense for the three and six months ended June 30, 2007 was $16,600 and $33,100, respectively, and for the three and six months ended June 30, 2006 was $11,000 and $28,100, respectively.  At June 30, 2007 and December 31, 2006, the Company’s patents, net of accumulated amortization, were $638,000 and $603,000, respectively.

Selling, General and Administrative Expense:

Selling, general and administrative expense is summarized as the following:

(in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Non-cash stock-based compensation	$91	$53	$642	$106
Severance	─	─	─	357
Compensation and benefits	653	582	1,254	1,174
Total compensation and benefits	$744	$635	$1,896	$1,637
Professional	365	231	588	432
Travel	158	135	296	259
Occupancy	123	95	235	196
Sales and marketing expenses	72	42	160	89
Depreciation and all other	33	48	123	102
Total selling, general and administrative expense	$1,495	$1,186	$3,298	$2,715

Compensation expense for the three and six months ended June 30, 2007 and 2006 includes stock-based compensation charges of $91,000, $642,000, $53,000 and $106,000, respectively (see Note 4).  During the six months ended June 30, 2006, the Company recorded severance compensation expense of $357,475 for the departure of its former president and chief operating officer, which amount was paid in twelve monthly installments.

Newly Adopted Accounting Standards:

Effective January 1, 2007, we adopted the provision of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 clarifies the accounting for uncertainties in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109 and prescribes a recognition threshold and measurement attributable for financial disclosure of tax positions taken or expected to be taken on a tax return.  In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The adoption of FIN 48 did not have a material impact on our financial position, results of operations or cash flows.

We file our tax returns as prescribed by the tax laws of the jurisdictions in which we operate.  Our tax years ranging from 2003 through 2006 remain open to examination by various taxing jurisdictions as the statute of limitations has not expired.

New Accounting Standards:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  Specifically, this Statement sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs.  The provisions of SFAS No. 157 are generally required to be applied on a prospective basis, except to certain financial instruments accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, for which the provisions of SFAS No. 157 should be applied retrospectively.  The Company will adopt SFAS No. 157 in the first quarter of 2008 and is still evaluating the effect, if any, on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115.”  SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities.  Entities electing the fair value option would be required to recognize changes in fair value in earnings.  Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute.  SFAS No. 159 is effective for the Company’s fiscal year 2008.  The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption.  We are currently evaluating the impact, if any, of SFAS No. 159 on the Company’s consolidated financial statements.

Note 2.  Inventories

Inventories are stated at the lower of cost or market with cost determined using the average cost method.  Inventories consist of the following:

(in thousands)
	June 30,	December 31,
	2007	2006
Finished Platinum Plus	$151	$144
Platinum concentrate/metal	312	103
Hardware	122	119
Other	39	26
	$624	$392
Less: inventory reserves	(15)	(27)
Inventories, net	$609	$365

Note 3.  Stockholders’ Equity

Authorized Capital Stock; Reverse Split

As of December 31, 2006, adjusted for the effect of the reverse split, the Company had 9.1 million shares authorized, 9 million shares of which are $0.01 par value common stock and 100,000 of which are $0.01 par value preferred stock.  At the Company’s annual meeting of stockholders held on June 7, 2007, the stockholders approved a five-for-one reverse split of the Company’s common stock, a reduction of the par value of the Company’s preferred and common stock from $0.05 per share to $0.01 per share and an increase in the number of shares of common stock the Company is authorized to issue from 9 million to 12 million.  Such actions became effective at the close of business on June 15, 2007 when the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of Delaware.  The historical share numbers and per share amounts in these financial statements have been adjusted to give effect to the reverse split.

In conjunction with the reverse split, we incurred costs aggregating approximately $21,000, primarily from our transfer agents and outside legal counsel which were charged to additional paid-in capital in the six months ended June 30, 2007.  We also charged an aggregate of $24,000 to additional paid-in capital for costs incurred to date in connection with our filing of a Registration Statement on Form S-1 with the SEC on June 29, 2007 and our submission of an application for listing on the NASDAQ Capital Market on June 29, 2007.

We acquired 86 shares of our common stock, held in treasury, from the fractional shares that will be paid in cash in lieu of fractional shares to stockholders as stockholders surrender old stock certificates for new stock certificates.  The cash value of the fractional shares was determined based upon the average of our high and low prices on June 15, 2007 on the OTCBB and AIM markets with the average AIM price translated at the foreign exchange rate then in effect.

At the Company’s annual meeting of stockholders held on June 15, 2006, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 6 million to 9 million.  Such amendment became effective on June 21, 2006 when the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of Delaware.

Issuance of Common Shares

In the first six months of 2007, the Company issued 667,993 shares of its common stock in consideration of approximately $4.5 million ($4.3 million, net of expenses) cash received from investors to settle stock subscriptions entered into pursuant to CDT’s December 2006 private placement.  In the December 2006 placement, the Company secured commitments for the purchase of 1,400,000 shares of its common stock, par value $0.01, and warrants for the purchase of an additional 1,400,000 shares of common stock for aggregate gross cash proceeds of $9.5 million (net proceeds of approximately $9.0 million).  The securities were sold in investment units consisting of one share of common stock, one Class A Warrant and one Class B Warrant, each warrant entitling the holder to purchase one additional share of common stock for every two shares of common stock acquired in the offering at a purchase price of $6.75 per unit.  Of the aggregate cash proceeds, $5.0 million ($4.7 million, net) had been received by December 31, 2006 and comprised 732,001 shares of our common stock.  Of the remaining balance, $2.4 million, net, was paid by subscribers by March 23, 2007 and was classified in current assets as subscriptions receivable on the December 31, 2006 Consolidated Balance Sheet and $1.9 million, net, was paid by June 7, 2007 and was classified as a reduction of additional paid-in capital on the December 31, 2006 Consolidated Balance Sheet.  The aggregate placement fee we incurred for the funds generated by the December 2006 private placement were approximately $410,000.

In the six months ended June 30, 2007, the Company received approximately $4.3 million, net of expenses, upon the exercise of Class A Warrants to acquire 447,134 shares of our common stock (see Note 4).

On January 12, 2007, the Company issued 17,142 shares of its common stock to three non-executive members of the CDT board of directors as payment (or partial payment in the case of one director) of $115,000 in lieu of cash for directors’ fees earned in 2006.  The number of shares of our common stock issued to the directors was determined based upon the average of our high and low prices during each quarter of 2006 on the OTCBB and AIM markets.

On June 19, 2007, the Company issued 2,457 shares of common stock, valued at $25,000, to two non-executive members of the Board of Directors in lieu of fees for services rendered during the first quarter of 2007.  The number of shares of our common stock issued to the directors was determined based upon the average of our high and low prices during the first quarter of 2007 on the OTCBB and AIM markets.

In the first six months of 2007, CDT issued 16,007 shares of its common stock upon exercise of stock options for aggregate proceeds to the Company of approximately $40,000.

During the first six months of 2006, Clean Diesel received $487,500 cash (net of $12,500 in expenses) for subscriptions for 141,000 shares of its common stock pursuant to an offshore private placement completed in November 2005.

Note 4.  Stock Options and Warrants

Stock Options

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share-Based Payment,” using the modified prospective transition method.  SFAS No. 123(R) requires the measurement and recognition of compensation cost for all share-based payment awards made to employees and directors, including grants of employee stock options, based on estimated fair values on the date of grant.

Share-based compensation cost recognized under SFAS 123(R) was approximately $91,000 and $642,000 for the three and six months ended June 30, 2007, respectively, and approximately $53,000 and $106,000, respectively, for the three and six months ended June 30, 2006.  Compensation costs for stock options which vest over time are recognized over the vesting period.  As of June 30, 2007, there was approximately $449,000 of unrecognized compensation cost related to stock options granted under the Plan.  The cost is expected to be recognized over a weighted-average period of 0.8 years.

The Company maintains a stock award plan approved by its stockholders, the 1994 Incentive Plan (the “Plan”).  Under the Plan, awards may be granted to participants in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards, bonuses or other forms of share-based awards or cash, or combinations of these as determined by the board of directors.  Awards are granted at fair market value on the date of grant and typically expire ten years after date of grant.  Participants in the Plan may include the Company’s directors, officers, employees, consultants and advisors (except consultants or advisors in capital-raising transactions) as the board of directors may determine.  The maximum number of awards allowed under the Plan is 17.5% of the Company’s outstanding common stock less the then outstanding awards, subject to sufficient authorized shares.

The following table summarizes information concerning options outstanding including the related transactions under the options plans for the six months ended June 30, 2007:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Options outstanding as of December 31, 2006	648,087	$10.082
Granted	125,000	$9.100
Exercised	(21,785)	$6.776
Forfeited/cancelled	(13,550)	$5.075
Expired	(20,333)	$23.018
Options outstanding as of June 30, 2007	717,419	$9.717	6.36	$3,250,407
Options exercisable as of June 30, 2007	610,620	$10.017	5.88	$2,599,366

The aggregate intrinsic value (market value of stock less option exercise price) in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price on June 30, 2007, which would have been received by the option holders had all option holders exercised their options as of that date.

Proceeds received from the exercise of stock options were approximately $40,000 in cash for the six months ended June 30, 2007 (included in financing activities on the Company’s Condensed Consolidated Statements of Cash Flows) along with 5,778 shares of common stock surrendered and 2,416 shares cancelled to finance cashless exercise of options.  The total intrinsic value of stock options exercised for the three and six months ended June 30, 2007 was $79,795 and $110,348, respectively, and $0 and $3,000, respectively, for the three and six months ended June 30, 2006.

On January 4, 2007, the board of directors granted 125,000 option shares to employees, directors and consultants at an exercise price of $9.10 per share.  The directors’ options are exercisable immediately.  The other options vest as to one-third, immediately upon grant and as to one-third, upon each of the first and second anniversaries of grant.  The weighted-average fair value at the date of grant for options granted in 2007 was $7.775 per share and was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

Expected term in years	8.64
Risk-free interest rate	4.67%
Expected volatility	104.7%
Dividend yield	0%
Forfeiture rate	5.0%

The Company estimates the fair value of stock options using a Black-Scholes option pricing model.  Key input assumptions used to estimate the fair value of stock options include the expected term, expected volatility of the Company’s stock, the risk free interest rate, option forfeiture rates, and dividends, if any.  The expected term of the options is based upon the historical term until exercise or expiration of all granted options.  The expected volatility is derived from the historical volatility of the Company’s stock on the U.S. Over the Counter market and the U.K. AIM of the London Stock Exchange for a period that matches the expected term of the option.  The risk-free interest rate is the constant maturity rate published by the U.S. Federal Reserve Board that corresponds to the expected term of the option.  SFAS No. 123R requires forfeitures to be estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest.  The estimate is based on the Company’s historical rates of forfeitures.  SFAS No. 123R also requires estimated forfeitures to be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The dividend yield is assumed as 0% because the Company has not paid dividends and does not expect to pay dividends in the future.

Warrants

Warrant activity for the six months ended June 30, 2007 is summarized in the following table:

	Number of Shares	Weighted Average Exercise Price
Warrants outstanding and to be issued as of December 31, 2006	1,557,424	$10.98
Issued	74,142	8.44
Exercised	(447,134)	10.00
Forfeited	(27)	11.49
Expired	─	─
Warrants outstanding and exercisable as of June 30, 2007	1,184,405	$11.20
Weighted-average remaining contractual term in years	1.17
Aggregate intrinsic value	$3,443,412

All of the outstanding warrants are exercisable.  In 2007, Clean Diesel Technologies issued the remaining amount of warrants due the placement agent for the December 2006 private placement.  In June 2007, the Company received $4.5 million ($4.3 million, net of expenses) upon the exercise of Class A Warrants to acquire 447,134 shares of common stock.  The Company received $2.6 million ($2.5 million, net of expenses) after June 30, 2007 upon the exercise of 252,749 Class A Warrants and 9,500 Class B Warrants.  The aggregate placement fee for the funds generated from the exercise of these warrants was $250,000 of which approximately $158,000 was allocated to the funds received during the Company’s second quarter and $92,000 was allocated to the funds received during the third quarter.  The Class A and B Warrants had been issued in conjunction with the December 2006 private placement (see Note 3).

The Class A Warrants entitled the holder until July 2, 2007 to purchase, at a price of $10.00 per share, one share of common stock for every two shares of common stock acquired in the December 2006 private placement.  The Class B Warrants entitle the holder until December 29, 2007 to purchase, at a price of $12.50 per share, one share of common stock for every two shares of common stock acquired in the December 2006 private placement.

Note 5.  Commitments

The Company is obligated under a five-year sublease agreement through March 2009 for its principal office (3,925 square feet) at an annual cost of approximately $125,000, including rent, utilities and parking.  The Company is obligated under a four-year lease through July 2008 for 2,750 square feet of warehouse space at an annual cost of approximately $21,000, including utilities.  In addition, the Company is obligated under a lease through September 2007 for 400 square feet of administrative space in the U.K. at an annual cost of approximately $33,000, including utilities and communication services.

Effective October 28, 1994, Fuel Tech, Inc., successor to Fuel-Tech N.V. (“Fuel Tech”), the company that spun CDT off in a rights offering in December 1995, granted two licenses to the Company for all patents and rights associated with its platinum fuel-based catalyst technology.  Effective November 24, 1997, the licenses were canceled and Fuel Tech assigned to CDT all such patents and rights on terms substantially similar to the licenses.  In exchange for the assignment commencing in 1998, the Company is obligated to pay Fuel Tech a royalty of 2.5% of its annual gross revenue attributable to sales of the platinum fuel-borne catalysts.  The royalty obligation expires in 2008.  CDT may terminate the royalty obligation to Fuel Tech by payment of $2.2 million in 2007 or $1.1 million in 2008.  CDT, as assignee and owner, maintains the technology at its expense.  Royalty expense incurred under this obligation for the three months ended June 30, 2007 and 2006 was $3,751 and $3,631, respectively, and for the six months ended June 30, 2007 and 2006 was $6,528 and $7,387, respectively.  Royalties payable to Fuel Tech at June 30, 2007 and December 31, 2006 were approximately $6,500 and $14,500, respectively.

Note 6.  Related Party Transactions

The Company has a Management and Services Agreement with Fuel Tech that requires the Company to reimburse Fuel Tech for management, services and administrative expenses incurred on its behalf at a rate equal to an additional 3 to 10% of the costs paid on the Company’s behalf, dependent upon the nature of the costs incurred.  Currently, and for the last three years, the Company has reimbursed Fuel Tech for the expenses associated with one Fuel Tech officer/director who also serves as an officer/director of CDT.  The Company’s Condensed Consolidated Statements of Operation include charges from Fuel Tech of certain management and administrative costs of approximately $18,000 in each of the three months ended June 30, 2007 and 2006 and $35,000 in each of the six months ended June 30, 2007 and 2006 (classified as compensation within our selling, general and administrative expenses).  The Company believes the charges under this Management and Services Agreement are reasonable and fair.  The Management and Services Agreement is for an indefinite term but may be cancelled by either party by notifying the other in writing of the cancellation on or before May 15 in any year.

Note 7.  Technology Licensing Agreements and Other Revenue

During the three months ended June 30, 2007, we executed license agreements with two licensees for our selective catalytic reduction (SCR) emission control (our patented ARIS technologies for control of oxides of nitrogen) and the combination of exhaust gas recirculation (EGR) with SCR technologies.  The licenses expire upon expiration of the licensed patented technologies.  The agreements provide for up-front fees and quarterly royalty payments.  The licenses are non-exclusive and cover specific geographic territories.  The three- and six-month periods ended June 30, 2007 include approximately $1.0 million in technology licensing fees attributable to the new agreements.

Also included in the three and six months ended June 30, 2007 are technology licensing fees from an existing licensee’s September 2004 nonexclusive ARIS stationary license for the U.S. market representing $50,000 of the total $150,000 fee (approximately $50,000 will be paid in each of the next two fiscal quarters).

Consulting and Other

The 2006 three- and six-month periods include consulting fees from services rendered on various projects, including provision of certain consulting and market analysis services pursuant to a consulting contract.

Note 8.  Significant Customers

For the three and six months ended June 30, 2007 and 2006, revenue derived from certain customers comprised 10% or more of our consolidated revenue (“significant customers”) as set forth in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Customer A	*	17.9%	*	*
Customer B	*	21.1%	*	21.4%
Customer C	*	16.5%	*	14.6%
Customer D	80.4%	*	68.5	*

*	Represents less than 10% revenue for that customer in the applicable period. There were no other customers that represented 10% or more of revenue for the periods indicated.

In addition, at June 30, 2007 Clean Diesel had one customer, Customer D in the table above, that represented approximately 91.4% of its gross accounts receivable balance.

Note 9.  Comprehensive Loss

Components of comprehensive loss follow:

(in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net loss	$(519)	$(1,190)	$(2,334)	$(2,774)
Other comprehensive income:
Foreign currency translation adjustment	1		1	
Comprehensive loss	$(518)	$(1,190)	$(2,333)	$(2,774)

Note 10.  Geographic Information

A geographic distribution of revenue consists of the following:

(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
U.S.	$710	$166	$869	$344
U.K./Europe	533	54	569	72
Asia	─	59	21	132
Total	$1,243	$279	$1,459	$548

The Company has patent coverage in North America, Europe, Asia and South America.  As of June 30, 2007, of our patents, net of accumulated amortization, approximately 30% are attributable to the U.S. patents and approximately 70% are attributable to corresponding foreign patents.

Note 11.  Subsequent Events

As outlined in Note 4 - Warrants, after June 30, 2007, we received approximately $2.6 million in cash ($2.5 million, net of expenses) upon the exercise of warrants to acquire 262,249 shares of our common stock.

During July 2007, we issued 5,434 shares of our common stock upon the cashless exercise of 10,000 options

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information or representations.  This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date.

2,800,000 Shares of Common Stock
690,500 Class B Warrants

CLEAN DIESEL TECHNOLOGIES INC.

__________

PROSPECTUS
__________________

Through and including November 13, 2007, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

OTHER INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than discounts and commissions, all of which will be paid by the registrant.  All amounts are estimates, other than the SEC registration fee.

Securities and Exchange Commission registration fee	$1,311
Printing fees and expenses	2,500
Legal fees and expenses	50,000
Accounting fees and expenses	42,000
Transfer Agent and Registrar fees and expenses	2,500
Miscellaneous expenses	1,689
Total	$100,000

Item 14.  Indemnification of Directors and Officers

We are incorporated under the laws of Delaware.  Our certificate of incorporation and bylaws provide for indemnification of our directors and officers to the fullest extent permitted under Delaware law.  Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by shareholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director’s fiduciary duty of care.  However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is deemed illegal or obtaining an improper personal benefit.  In accordance with Delaware law, our Certificate of Incorporation eliminates in certain circumstances the personal liability of our directors for monetary damages for breach of their fiduciary duty as directors.  This provision does not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

In addition, our Certificate of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith in the reasonable belief that their action was in our best interests or, with respect to matters relating to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

Insofar as limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act, and therefore, is unenforceable.

Our officers and directors are, or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses.  Thus, there exist potential conflicts of interest, including, among other things, time, effort and corporate opportunity, incident to involvement with such other business entities.  The officers and directors have a fiduciary duty of loyalty to us to disclose to us business opportunities which come to their attention that may be in our area of interest, functionally and geographically.

Our officers and directors are not precluded from contracting or dealing with us or affiliated entities, subject, however, to fully disclosing real or potential conflicts and documenting such disclosures in corporate minutes and obtaining approval from a majority of our disinterested directors.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.  We have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

Item 15.  Recent Sales of Unregistered Securities

During the three years preceding the filing of this Registration Statement, we have issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering thereunder.

On December 29, 2006, we entered into definitive agreements with 36 investors (32 non-U.S. investors and four U.S. investors) for the purchase in private placements by these investors of 1,400,000 shares of our common stock, par value $0.01, and warrants for the purchase of an additional 1,400,000 shares of our common stock (0.7 million Class A Warrants exercisable at $10.00 per share and 0.7 million Class B Warrants exercisable at $12.50 per share), all for the total gross sales price of $9.5 million.  The net proceeds will be used for general corporate purposes.  These private placements qualified for the exemptions from registration afforded by Regulation S for off-shore investors and Regulation D for U.S. accredited investors under the Securities Act of 1933, as amended.  The material terms of the agreements are that:

(i)  We sold and the investors bought units of one share of common stock and warrants (effectively, one-half of each of Class A and B Warrants) to buy one share of common stock for the consideration of $6.75 per unit;

(ii)  The investors represented that they were acquiring the shares, the warrants and the shares of common stock underlying the warrants for their own accounts as an investment, and undertook with respect to these securities to comply with the transfer restrictions of Regulation S or Regulation D, as the case may be;

(iii)  We undertook to apply for the listing of our outstanding shares on the American Stock Exchange or another recognized U.S. stock exchange at such time as the Company should satisfy the applicable listing requirements; and

(iv)  We undertook to file a registration statement under the Act covering the shares and the shares of common stock underlying the warrants following completion of the audit of our financial statements for the year 2006.  The agreements do not contain a penalty provision for the Company’s failure to file this registration statement.

Pursuant to a Regulation S exemption for offshore placements and Regulation D exemption for private placements to U.S. accredited investors, we sold, effective November 4, 2005, 1,634,800 shares of our common stock.  The price of the common stock was £2.00 sterling (GBP) per share (approximately $3.52 per share).  The proceeds of the common stock issuance, $5.5 million net of $232,000 in expenses, were used for the company’s general corporate purposes.

Pursuant to a Regulation S exemption with respect to an offshore placement, we sold, effective October 8, 2004, 85,300 shares of our common stock.  The price of the common stock was £5.13 (GBP) per share (approximately $9.15 per share).  The proceeds of the common stock issuance, $754,000, net of $25,000 in expenses and including $135,400 of exchanged deferred salary for a retired officer, was used for the general corporate purposes of Clean Diesel Technologies.

Pursuant to a Regulation S exemption with respect to an offshore placement, we sold, effective September 28, 2004, 200,000 shares of our common stock.  The price of the common stock was £5.125 sterling (GBP) per share (approximately $9.15 per share).  The proceeds of the common stock issuance, $1.789 million, net of $65,000 in expenses, were used for our general corporate purposes.

Item 16.  Exhibits and Financial Statement Schedules

(a)	(1) Financial Statements

See Index to Consolidated Financial Statements on Page F-1 for a descriptive response to this item.

(2)  Financial Statement Schedules

Schedules have been omitted because of the absence of the conditions under which they are required or because the required information where material is shown in the financial statements or the notes thereto.

(b)    Exhibits

Exhibit Number	Description

3(i)(a)	Restated Certificate of Incorporation dated as of March 21, 2007 (incorporated by reference to Exhibit 3(i)(a) to Annual Report on Form 10-K filed on March 30, 2007).

3(i)(b)	Certificate of Amendment to Restated Certificate of Incorporation dated as of June 15, 2007 (previously filed).

3(i)(c)	Certificate of Elimination of Series A Convertible Preferred Stock dated June 18, 2004 (incorporated by reference to Exhibit to Registration Statement on Form S-8 [No. 333-117057] dated July 1, 2004).

3(ii)(a)	By-Laws as amended through December 20, 2005 (incorporated by reference to Exhibit 3(ii) to Annual Report on Form 10-K filed on March 30, 2007).

3(ii)(b)	Amendment to By-Laws to add a new Section 5.8 dated August 9, 2007 (incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8-K dated August 9, 2007).

4	Specimen Stock Certificate, Common Stock (incorporated by reference to Exhibit to Registration Statement on Form S-1 (No. 33-95840) dated as of August 16, 1995).

#5	Opinion of Finn Dixon & Herling LLP.

10(a)	Assignment of Intellectual Property Rights Fuel-Tech N.V. to Platinum Plus, Inc. as of November 5, 1997 (incorporated by reference to Exhibit to Form 10-K for the year ended December 31, 1997).

10(b)
Assignment of Intellectual Property Rights by Fuel Tech, Inc. to Clean Diesel Technologies, Inc. as of November 5, 1997 (incorporated by reference to Exhibit to Form 10-K for the year ended December 31, 1997).

10(c)
Assignment Agreement as of November 5, 1997 among Platinum Plus, Inc., Fuel-Tech N.V. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit to Form 10-K for the year ended December 31, 1997).

10(d)	1994 Incentive Plan as amended through August 8, 1996 (incorporated by reference to Exhibit 10(d) to Annual Report on Form 10-K filed on March 30, 2007).

10(e)	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10(g) to Annual Report on Form 10-K filed on March 30, 2007).

10(f)	Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10(h) to Annual Report on Form 10-K filed on March 30, 2007).

10(g)	Form of Non-Executive Director Stock Option Agreement (incorporated by reference to Exhibit to Registration Statement on Form S-8 [No. 333-117057] dated July 1, 2004).

10(h)
Management Services Agreement between Clean Diesel Technologies, Inc., Fuel Tech, Inc. and Fuel-Tech N.V. as of June 1, 1996 (incorporated by reference to Exhibit to Form 10-Q for the quarter ended September 30, 1996).

10(i)	Office Lease dated as of January 29, 2004 (incorporated by reference to Exhibit to Form 10-Q for quarter ended June 30, 2004).

10(j)	Registration Rights Agreement between Clean Diesel Technologies, Inc. and Fuel-Tech N.V. of November 5, 1997 (incorporated by reference to Exhibit to Form 10-K for the year ended December 31, 1997).

10(k)
Registration Rights Agreement between Clean Diesel Technologies, Inc. and Fuel-Tech N.V. of March 24, 1997 (incorporated by reference to Exhibit to Registration Statement on Form S-1 dated as of August 7, 1998).

10(l)
Registration Rights Agreement between Clean Diesel Technologies, Inc. and the holders of Series A Convertible Preferred Stock as of November 11, 1998 (incorporated as reference to Exhibit to Form 10-Q for the period ended September 30, 1998).

10(m)
License Agreement of July 13, 2001 between Clean Diesel Technologies, Inc. and Mitsui Co., Ltd  as amended by Amendment No. 1 of December 18,  2002 (incorporated as reference to Exhibit to Form 10-Q for quarter ended June 30, 2004).

10(n)
License Agreement of March 31, 2003 between Clean Diesel Technologies, Inc. and Combustion Components Associates, Inc. (incorporated by reference to Exhibit to Exhibit to Form 10-Q for quarter ended June 30, 2004).

10(o)	Agreement by and between R. Glen Reid and Clean Diesel Technologies, Inc. dated as of April 1, 2002 (incorporated by reference to Exhibit to Form 10-Q for quarter ended June 30, 2004).

10(p)	Agreement by and between Bernhard Steiner and Clean Diesel Technologies, Inc., dated as of September 13, 2004 (incorporated by reference to Exhibit to Form 8-K dated as of July 30, 2004).

10(q)
Amendment No. 1 dated 1 March 2006 to agreement dated September 13, 2004 between Bernhard Steiner and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10(v) to Annual Report on Form 10-K for the year ended December 31, 2005).

10(r)	Employment Agreement dated September 23, 2003 between Tim Rogers and the Company (incorporated by reference to Exhibit 10(x) to Annual Report on Form 10-K filed on March 30, 2007).

10(s)	Employment Agreement dated June 14, 2005 between Walter Copan and the Company (incorporated by reference to Exhibit to Form 8-K dated as of August 3, 2005).

10(t)	Employment Agreement dated November 29, 2006 between Ann B. Ruple and the Company (incorporated by reference to Exhibit 10(z) to Annual Report on Form 10-K filed on March 30, 2007).

10(u)
Form of Commitment Letter by and between the Company and Non-U.S. Purchasers of Units consisting of shares of common stock and warrants (incorporated by reference to Exhibit 10.1 to Form 8-K dated as of December 29, 2006).

10(v)
Form of Commitment Letter by and between the Company and U.S. Purchasers of Units consisting of shares of common stock and warrants (incorporated by reference to Exhibit 10.2 to Form 8-K dated as of December 29, 2006).

14	Code of Ethics and Business Conduct (incorporated by reference to Exhibit to Annual Report on Form 10-K for the year ended December 31, 2004).

21	Subsidiaries (incorporated by reference to Exhibit 21 to Annual Report on Form 10-K filed on March 30, 2007).

#23(a)	Consent of Eisner LLP.

23(b)	Consent of Finn Dixon & Herling LLP is contained in Exhibit 5.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
     #                   Filed herewith.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Clean Diesel Technologies, Inc.
Index to Exhibits Item 16(b)

Exhibit Number	Description

3(i)(a)	Restated Certificate of Incorporation dated as of March 21, 2007 (incorporated by reference to Exhibit 3(i)(a) to Annual Report on Form 10-K filed on March 30, 2007).

3(i)(b)	Certificate of Amendment to Restated Certificate of Incorporation dated as of June 15, 2007 (previously filed).

3(i)(c)	Certificate of Elimination of Series A Convertible Preferred Stock dated June 18, 2004 (incorporated by reference to Exhibit to Registration Statement on Form S-8 [No. 333-117057] dated July 1, 2004).

3(ii)(a)	By-Laws as amended through December 20, 2005 (incorporated by reference to Exhibit 3(ii) to Annual Report on Form 10-K filed on March 30, 2007).

3(ii)(b)	Amendment to By-Laws to add a new Section 5.8 dated August 9, 2007 (incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8-K dated August 9, 2007).

4	Specimen Stock Certificate, Common Stock (incorporated by reference to Exhibit to Registration Statement on Form S-1 (No. 33-95840) dated as of August 16, 1995).

#5	Opinion of Finn Dixon & Herling LLP.

10(a)	Assignment of Intellectual Property Rights Fuel-Tech N.V. to Platinum Plus, Inc. as of November 5, 1997 (incorporated by reference to Exhibit to Form 10-K for the year ended December 31, 1997).

10(b)
Assignment of Intellectual Property Rights by Fuel Tech, Inc. to Clean Diesel Technologies, Inc. as of November 5, 1997 (incorporated by reference to Exhibit to Form 10-K for the year ended December 31, 1997).

10(c)
Assignment Agreement as of November 5, 1997 among Platinum Plus, Inc., Fuel-Tech N.V. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit to Form 10-K for the year ended December 31, 1997).

10(d)	1994 Incentive Plan as amended through August 8, 1996 (incorporated by reference to Exhibit 10(d) to Annual Report on Form 10-K filed on March 30, 2007).

10(e)	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10(g) to Annual Report on Form 10-K filed on March 30, 2007).

10(f)	Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10(h) to Annual Report on Form 10-K filed on March 30, 2007).

10(g)	Form of Non-Executive Director Stock Option Agreement (incorporated by reference to Exhibit to Registration Statement on Form S-8 [No. 333-117057] dated July 1, 2004).

10(h)
Management Services Agreement between Clean Diesel Technologies, Inc., Fuel Tech, Inc. and Fuel-Tech N.V. as of June 1, 1996 (incorporated by reference to Exhibit to Form 10-Q for the quarter ended September 30, 1996).

10(i)	Office Lease dated as of January 29, 2004 (incorporated by reference to Exhibit to Form 10-Q for quarter ended June 30, 2004).

10(j)	Registration Rights Agreement between Clean Diesel Technologies, Inc. and Fuel-Tech N.V. of November 5, 1997 (incorporated by reference to Exhibit to Form 10-K for the year ended December 31, 1997).

10(k)
Registration Rights Agreement between Clean Diesel Technologies, Inc. and Fuel-Tech N.V. of March 24, 1997 (incorporated by reference to Exhibit to Registration Statement on Form S-1 dated as of August 7, 1998).

10(l)
Registration Rights Agreement between Clean Diesel Technologies, Inc. and the holders of Series A Convertible Preferred Stock as of November 11, 1998 (incorporated as reference to Exhibit to Form 10-Q for the period ended September 30, 1998).

10(m)
License Agreement of July 13, 2001 between Clean Diesel Technologies, Inc. and Mitsui Co., Ltd  as amended by Amendment No. 1 of December 18,  2002 (incorporated as reference to Exhibit to Form 10-Q for quarter ended June 30, 2004).

10(n)
License Agreement of March 31, 2003 between Clean Diesel Technologies, Inc. and Combustion Components Associates, Inc. (incorporated by reference to Exhibit to Exhibit to Form 10-Q for quarter ended June 30, 2004).

10(o)	Agreement by and between R. Glen Reid and Clean Diesel Technologies, Inc. dated as of April 1, 2002 (incorporated by reference to Exhibit to Form 10-Q for quarter ended June 30, 2004).

10(p)	Agreement by and between Bernhard Steiner and Clean Diesel Technologies, Inc., dated as of September 13, 2004 (incorporated by reference to Exhibit to Form 8-K dated as of July 30, 2004).

10(q)
Amendment No. 1 dated 1 March 2006 to agreement dated September 13, 2004 between Bernhard Steiner and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10(v) to Annual Report on Form 10-K for the year ended December 31, 2005).

10(r)	Employment Agreement dated September 23, 2003 between Tim Rogers and the Company (incorporated by reference to Exhibit 10(x) to Annual Report on Form 10-K filed on March 30, 2007).

10(s)	Employment Agreement dated June 14, 2005 between Walter Copan and the Company (incorporated by reference to Exhibit to Form 8-K dated as of August 3, 2005).

10(t)	Employment Agreement dated November 29, 2006 between Ann B. Ruple and the Company (incorporated by reference to Exhibit 10(z) to Annual Report on Form 10-K filed on March 30, 2007).

10(u)
Form of Commitment Letter by and between the Company and Non-U.S. Purchasers of Units consisting of shares of common stock and warrants (incorporated by reference to Exhibit 10.1 to Form 8-K dated as of December 29, 2006).

10(v)
Form of Commitment Letter by and between the Company and U.S. Purchasers of Units consisting of shares of common stock and warrants (incorporated by reference to Exhibit 10.2 to Form 8-K dated as of December 29, 2006).

14	Code of Ethics and Business Conduct (incorporated by reference to Exhibit to Annual Report on Form 10-K for the year ended December 31, 2004).

21	Subsidiaries (incorporated by reference to Exhibit 21 to Annual Report on Form 10-K filed on March 30, 2007).

#23(a)	Consent of Eisner LLP.

23(b)	Consent of Finn Dixon & Herling LLP is contained in Exhibit 5.

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     #                   Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on this 4th day of October, 2007.

CLEAN DIESEL TECHNOLOGIES, INC

October 4, 2007	By: /s/ Bernhard Steiner
Date	Bernhard Steiner
Chief Executive Officer, President and Director

POWER OF ATTORNEY

Know all men by these present, that each individual whose signature appears below constitutes and appoints Ann B. Ruple and Charles W. Grinnell, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby rectifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates identified:

Signature	Capacity

/s/ Bernhard Steiner	Chief Executive Officer, President and Director
Bernhard Steiner	(principal executive officer)

/s/ Ann B. Ruple	Chief Financial Officer, Vice President and Treasurer
Ann B. Ruple	(principal financial and accounting officer)

/s/ John A. de Havilland	Director
John A. de Havilland

/s/ Derek R. Gray	Director, Non-Executive Chairman of the Board of Directors
Derek R. Gray

/s/ Charles W. Grinnell	Director, Vice President and Corporate Secretary
Charles W. Grinnell

/s/ John J. McCloy	Director
John J. McCloy

/s/ David F. Merrion	Director
David F. Merrion

Dated:  October 4, 2007